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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
ITT EDUCATIONAL SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ITT Educational Services, Inc.

2004 Annual Meeting Notice
Proxy Statement
and
2003 Annual Report to Shareholders

i

ITT EDUCATIONAL SERVICES, INC.
13000 North Meridian Street
Carmel, IN 46032-1404

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2004

        The 2004 Annual Meeting of Shareholders of ITT Educational Services, Inc. ("ITT/ESI") will be held at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036, on Tuesday, May 4, 2004, at 9:00 a.m., local time, for the following purposes:

  1.
  To consider and vote upon two proposals described in the accompanying Proxy Statement providing for:

Proposal One:	Election of four Directors to serve until the 2007 Annual Meeting of Shareholders and until their successors are elected and have qualified.
Proposal Two:
Approval of the amendment of ITT/ESI's Restated Certificate of Incorporation to increase the number of authorized shares of ITT/ESI common stock, $0.01 par value per share, from 150,000,000 to 350,000,000.
  2.
  To act upon such other matters that may properly come before the meeting.

        All shareholders of record at the close of business on March 5, 2004 will be entitled to vote at the meeting.

        It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,
Clark D. Elwood Senior Vice President, General Counsel and Secretary

ii

ITT Educational Services, Inc.
13000 North Meridian Street
Carmel, IN 46032-1404

PROXY STATEMENT
Annual Meeting of Shareholders
May 4, 2004

        This Proxy Statement and accompanying proxy are being sent to shareholders on or about March 19, 2004 in connection with the solicitation by the Board of Directors of ITT Educational Services, Inc. ("ITT/ESI," "we" or "us") of proxies to be voted at the 2004 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, Tuesday, May 4, 2004, at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036, for the purposes set forth in the accompanying Notice.

        The accompanying proxy represents all of the shares of ITT/ESI common stock, $0.01 par value per share (the "ITT/ESI Common Stock"), you are entitled to vote at the meeting. Each of the shares of ITT/ESI Common Stock outstanding at the close of business on March 5, 2004, the record date for the meeting, is entitled to one vote at the meeting. Shareholders holding a majority of such shares must be present at the meeting, whether in person or by proxy, in order to constitute a quorum for the transaction of business. As of March 5, 2004,                         shares of ITT/ESI Common Stock were issued and outstanding.

        If you execute and return the enclosed form of proxy, you may revoke it at any time before it is exercised. You can revoke your proxy by giving us written notice of revocation, executing a subsequently dated proxy and delivering it to us, or attending the meeting and voting in person. Unless revoked, your proxy will be voted at the meeting in accordance with your instructions specified on the proxy. If your proxy does not contain any instructions, your proxy will be voted at the meeting for the election as Directors of the nominees listed under Proposal One and for approval of the amendment of our Restated Certificate of Incorporation under Proposal Two. The election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. The approval of the amendment of our Restated Certificate of Incorporation is subject to the affirmative vote of a majority of the shares outstanding and entitled to vote on the matter. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, neither broker non-votes nor abstentions will affect the determination of whether a nominee will be elected under Proposal One. With respect to Proposal Two, broker non-votes and abstentions would have the same effect as a vote against such proposal.

        Our Board of Directors is not aware of any matters, other than those described below, which are to be voted on at the meeting. If any other matters are properly raised at the meeting, however, the persons named in the enclosed form of proxy intend to vote the proxy in accordance with their judgment on such matters. Our Board of Directors does not have a policy with respect to the Directors' attendance at our annual shareholder meetings, but all of our Directors are encouraged to attend those meetings. Our 2003 Annual Meeting of Shareholders was held on May 6, 2003, and all eight members of our Board of Directors at that time attended our 2003 Annual Meeting of Shareholders.

        Officers, Directors and other employees of ITT/ESI may solicit proxies by telephone, electronic mail, facsimile or mail, or by meetings with shareholders or their representatives. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. We will pay all expenses of solicitation of proxies. In addition, we have retained Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies for a fee of approximately $6,500, plus reimbursement for its out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. Georgeson Shareholder Communications, Inc. will perform a broker search, distribute proxy materials to beneficial owners and solicit voted proxies from banks, brokers, nominees and intermediaries.

PROPOSAL ONE: ELECTION OF DIRECTORS

        Our Board of Directors currently consists of ten Directors divided into three classes. Two classes contain three Directors each and one class contains four Directors. The term of one class expires each year. Generally, each Director serves until the annual meeting of shareholders held in the year that is three years after the Director's election and thereafter until the Director's successor is elected and has qualified.

        At the meeting, four Directors are to be elected to hold office for a three-year term to expire at the 2007 Annual Meeting of Shareholders and until their successors are elected and have qualified. The persons named in the accompanying proxy intend to vote such proxy for the election to the Board of Directors of Rene R. Champagne, John F. Cozzi, James D. Fowler, Jr. and Harris N. Miller, the current Directors whose terms expire this year, unless you direct them to vote otherwise.

        Each of the nominees has consented to serve as a Director. If for any reason a nominee should become unable or unwilling to accept nomination or election, the persons named in the accompanying proxy intend to vote the proxy for the election of such other person as our Board, upon recommendation of the Nominating and Corporate Governance Committee, may select. Alternatively, our Board may reduce the number of Directors to eliminate the vacancy.

        A brief summary of each Director's principal occupation, business affiliations and other information follows. Unless otherwise indicated, each Director's principal occupation has been the same for the past five years.

Nominees for Director

  Term Expiring at the 2007 Annual Meeting.

        Rene R. Champagne, age 62, has served as Chairman of ITT/ESI since October 1994 and Chief Executive Officer of ITT/ESI since September 1985. From September 1985 through December 2001, he also served as President of ITT/ESI. Mr. Champagne has been a Director of ITT/ESI since October 1985.

        John F. Cozzi, age 42, has served as a managing director of AEA Investors LLC, a private equity firm, since January 2004. Mr. Cozzi served as a managing director of Arena Capital Partners, LLC, a private equity firm, from May 1999 through December 2003. He also served as a managing director in the investment banking division of Credit Suisse First Boston Corporation, an investment banking and financial services firm, from January 1989 through April 1999. Mr. Cozzi has been a Director of ITT/ESI since October 2003.

        James D. Fowler, Jr., age 59, served as senior vice president and director, human resources of ITT Industries, Inc. ("Old ITT"), an industrial, commercial machinery and equipment company, from

November 2000 until his retirement in October 2002. Mr. Fowler served as president of Fowler & Associates, a consulting firm, from February 1996 through October 2000. He also served as president of the Executive Leadership Council and Foundation ("ELCF"), a non-profit, non-partisan charitable and educational organization, from February 2000 through October 2000 and executive director and administrator of the ELCF from October 1997 through January 2000. Mr. Fowler has been a Director of ITT/ESI since April 1994.

        Harris N. Miller, age 52, has served as president of the Information Technology Association of America, a trade association, since April 1995, and as president of the World Information Technology and Services Alliance, an association of trade associations, since April 1995. Mr. Miller has been a Director of ITT/ESI since July 1999.

        The Board of Directors recommends a vote FOR each of the nominees listed above.

Directors Continuing in Office

  Term Expiring at the 2005 Annual Meeting.

        John E. Dean, age 53, is a founding partner of the law firm Dean Blakey, established June 2002. From July 1995 through May 2002, Mr. Dean was a partner at the Dean, Blakey & Moskowitz law firm. Since June 2002, Mr. Dean has also served as a principal of Washington Partners, LLC, a public affairs firm. Mr. Dean has been a Director of ITT/ESI since December 1994.

        Omer E. Waddles, age 44, has served as President and Chief Operating Officer of ITT/ESI since January 2002. From April 1999 through December 2001, he served as Executive Vice President of ITT/ESI. Mr. Waddles served as president of the Career College Association, a trade association, from October 1996 through March 1999. Mr. Waddles has been a Director of ITT/ESI since January 2002.

        Vin Weber, age 51, has been a partner at Clark & Weinstock Inc., a management and public policy consulting firm, since 1994. He is vice chairman and co-founder of Empower America, a public interest group. Mr. Weber is also a senior fellow at the University of Minnesota's Humphrey Institute of Public Affairs and co-director of the Institute's Policy Forum. He is also a director of Department 56, Inc. Mr. Weber has been a Director of ITT/ESI since December 1994.

  Term Expiring at the 2006 Annual Meeting.

        Rand V. Araskog, age 72, served as chairman and chief executive officer of ITT Corporation ("ITT"), a diversified conglomerate, from 1980 until his retirement in February 1998. He is also a director of The Hartford Financial Services Group, Inc., Old ITT and Rayonier, Inc. Mr. Araskog has been a Director of ITT/ESI since April 1994.

        Joanna T. Lau, age 45, has served as chairperson and chief executive officer of Lau Acquisition Corporation (d/b/a LAU Technologies), a management consulting and investment firm, since March 1990. She is also a director of BostonFed Bancorp, Inc. Ms. Lau has been a Director of ITT/ESI since October 2003.

        Daniel P. Weadock, age 64, has served as president of The International, a golf resort and conference center in Bolton, MA, since January 1999. Mr. Weadock has been a Director of ITT/ESI since April 1999.

Meetings and Committees of the Board of Directors

        During 2003, there were five regular meetings and no special meetings of the Board of Directors. During the period in 2003 for which he or she served as a Director, each of the Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the standing Board committees on which he or she served. The standing committees of the Board of Directors are the

Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

  Audit Committee.

        Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 ("1934 Act"). Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is set forth in Appendix A or may be obtained from our website at www.ittesi.com. The functions of the Audit Committee are to assist the Board of Directors in its oversight of:

  •
  the integrity of our financial statements and other financial information provided by us to any governmental body or the public;

  •
  our compliance with legal and regulatory requirements;

  •
  our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and the Board of Directors establish;

  •
  our auditing, accounting and financial reporting processes generally;

  •
  the qualifications, independence and performance of our independent auditor; and

  •
  the performance of our internal audit function.

The Audit Committee also performs other functions as detailed in the Audit Committee's charter, including, without limitation, appointing, compensating, retaining and overseeing our independent auditor and pre-approving all services to be provided to us by our independent auditor.

        The Audit Committee held five meetings during 2003. The members of the Audit Committee are Rand V. Araskog, John F. Cozzi, John E. Dean, Harris N. Miller and Daniel P. Weadock. Our Board of Directors has determined that Daniel P. Weadock is an "audit committee financial expert," as that term is defined in Item 401(h)(2) of Regulation S-K under the 1934 Act, and is independent pursuant to Item 7(d)(3)(iv) of Schedule 14A under the 1934 Act. Each of the members of the Audit Committee is independent, as defined in Sections 303.01(B)(2)(a) and (3) and Sections 303A.02 and .06 of the New York Stock Exchange ("NYSE") Listed Company Manual and Rule 10A-3 of the 1934 Act.

  Compensation Committee.

        Our Board of Directors has a written charter for the Compensation Committee. A copy of the charter may be obtained from our website at www.ittesi.com. The functions of the Compensation Committee are to discharge the Board of Directors' responsibilities relating to compensation of our Directors and officers. The Compensation Committee has overall responsibility for approving and evaluating our Director and officer compensation plans, policies and programs. The Compensation Committee also performs other functions as detailed in the Compensation Committee's charter. In addition, the Compensation Committee is responsible for producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

        The Compensation Committee held five meetings during 2003. The members of the Compensation Committee are John E. Dean, James D. Fowler, Jr., Joanna T. Lau, Daniel P. Weadock and Vin Weber. Each of the members of the Compensation Committee is independent, as defined in Section 303A.02 of the NYSE Listed Company Manual.

  Nominating and Corporate Governance Committee.

        Our Board of Directors has a written charter for the Nominating and Corporate Governance Committee. A copy of the charter may be obtained from our website www.ittesi.com. The functions of the Nominating and Corporate Governance Committee, which are detailed in its charter, are to:

  •
  assist the Board of Directors by identifying individuals qualified to become Directors, and recommend to the Board of Directors the Director nominees for each annual meeting of shareholders;

  •
  develop and recommend to the Board the Corporate Governance Guidelines applicable to us;

  •
  lead the Board of Directors in its annual review of the Board of Directors' performance; and

  •
  recommend to the Board of Directors Board members for each standing Board committee.

        The Nominating and Corporate Governance Committee held four meetings during 2003. The members of the Nominating and Corporate Governance Committee are John F. Cozzi, James D. Fowler, Jr., Joanna T. Lau, Harris N. Miller and Vin Weber. Each of the members of the Nominating and Corporate Governance Committee is independent, as defined in Section 303A.02 of the NYSE Listed Company Manual. The Nominating and Corporate Governance Committee will consider Director candidates recommended by our shareholders. A shareholder who wishes to recommend a Director candidate for consideration by the Nominating and Corporate Governance Committee should send the recommendation to our Secretary, 13000 North Meridian Street, Carmel, Indiana 46032-1404, who will forward it to the Committee. Any such recommendation should include a description of the candidate's qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a Director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our By-Laws. See "Shareholder Proposals for 2005 Annual Meeting."

        The Nominating and Corporate Governance Committee selects nominees for Directors on the basis of each candidate's broad experience, judgment, integrity, ability to made independent inquiries, understanding of our business environment and willingness to devote adequate time to the duties of our Board of Directors. The Nominating and Corporate Governance Committee identifies possible nominees for a Director who meet specified objectives in terms of the composition of our Board of Directors that are established by law, the NYSE and/or our Board of Directors, taking into account such factors as geographic, occupational, gender, race and age diversity. The only minimum specified qualities and skills that the Nominating and Corporate Governance Committee believes are necessary for one or more of our Directors to possess and the only specific standards for the overall structure and composition of our Board of Directors are those imposed by law and the NYSE or are contained in our Corporate Governance Guidelines and the charters of the standing committees of our Board of Directors, such as independence, financial expertise and age.

        The Nominating and Corporate Governance Committee utilizes various resources for identifying nominees for Directors, including recommendations of our Directors, management and shareholders, the media, industry affiliations, government service and search firms to name a few. The Nominating and Corporate Governance Committee evaluates nominees for Directors by assessing the nominees' qualities, skills and potential contributions to our Board based on available information, against the qualities, skills and contributions sought and the current composition of our Board.

  Independent Directors.

        Our Board of Directors currently contains eight non-management Directors: Messrs. Araskog, Cozzi, Dean, Fowler, Miller, Weber and Weadock, and Ms. Lau. As permitted by the rules of the NYSE, our Board of Directors has adopted categorical standards to assist it in making determinations of independence. These standards are contained in our Corporate Governance Guidelines which are posted on our website at www.ittesi.com. Our Board of Directors has determined that each of our non-management Directors meets these standards and is independent, as defined in Section 303A.02 of the NYSE Listed Company Manual.

        The non-management Directors on our Board of Directors meet at regularly scheduled executive sessions without our management. Our Board of Directors has chosen Harris N. Miller to preside over the executive sessions of our non-management Directors in 2004 ("Presiding Director"). Interested parties may send communications to the non-management Directors or the entire Board of Directors by e-mail to PresidingDirector@ittesi.com or by regular mail addressed to:

    ITT Educational Services, Inc.
    13000 North Meridian Street
    Carmel, IN 46032-1404
    Attention: Presiding Director

Although such communications are available to any Director who wishes to review them, our General Counsel initially reviews all communications and forwards to the Presiding Director those communications that meet certain criteria set by the non-management Directors.

Federal Government Investigation and Class Action Lawsuit

        On February 25, 2004, federal agents executed search warrants at our corporate headquarters and at 10 of our 77 ITT Technical Institutes nationwide. On that same date, ITT/ESI, our Directors and executive officers and some of our other employees each received a federal grand jury subpoena that was issued, along with the search warrants, by the U.S. District Court, Southern District of Texas, located in Houston, Texas. The search warrants and subpoenas seek broad categories of documents, including documents containing information relating to our figures and rates for placement, retention, graduation and attendance, recruitment and admissions materials, student grades, graduate salaries, transferability of credits to other institutions, and personnel records. ITT/ESI, our Directors and our executive officers are cooperating with the government investigators.

        ITT/ESI, Mr. Champagne, Mr. Waddles and Mr. Modany have been named as defendants in a class action lawsuit filed on February 26, 2004 in the United States District Court for the Southern District of Indiana. The complaint alleges, among other things, that the defendants violated Sections 10(b) and 20(a) of the 1934 Act, and Rule 10b-5 promulgated thereunder, by employing devices, schemes and artifices to defraud, making untrue statements of material fact and/or omitting to state material facts necessary to make statements not misleading and engaging in acts, practices and a course of business which operated as a fraud and deceit on the purchasers of ITT/ESI's securities in an effort to maintain artificially high market prices for its stock. The putative class period in such action is from April 17, 2003 to February 24, 2004. The plaintiffs are seeking, among other things, an award of unspecified compensatory damages, interest, costs and attorney's fees. ITT/ESI and the individual defendants intend to defend vigorously against the allegations made in the complaint. However, there can be no assurance that the ultimate outcome of this or other actions (including other actions under federal or state securities laws) will not have a material adverse effect on ITT/ESI's financial position or results of operations.

PROPOSAL TWO: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

        Our Board of Directors unanimously has approved an amendment to Article IV, Section 1 of our Restated Certificate of Incorporation to increase the number of authorized shares of ITT/ESI Common Stock from 150,000,000 to 350,000,000 (the "Amendment"). Article IV, Section 1 of our Restated Certificate of Incorporation presently authorizes 150,000,000 shares of ITT/ESI Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share (the "ITT/ESI Preferred Stock"). The Amendment would not change the number of authorized shares of ITT/ESI Preferred Stock.

        As of March 5, 2004,                        shares of ITT/ESI Common Stock were issued and outstanding,                         shares of ITT/ESI Common Stock were reserved for issuance under the ITT Educational Services, Inc. 1994 Stock Option Plan,                        shares of ITT/ESI Common Stock were reserved for issuance under the 1997 ITT Educational Services, Inc. Incentive Stock Plan, 10,000,000 shares of ITT/ESI Common Stock were reserved for issuance under the ESI 401(k) Plan,                        shares of ITT/ESI Common Stock were held as treasury stock by us and                        shares of ITT/ESI Common Stock were authorized but unissued and unreserved.

        The Amendment will ensure that shares of ITT/ESI Common Stock will be available, if needed, for issuance in connection with stock splits, stock dividends, acquisitions and other corporate purposes. Our Board of Directors believes that the availability of the additional shares for such purposes without delay of the necessity for a shareholders' meeting would be beneficial to ITT/ESI.

        No further action by our shareholders would be necessary prior to our issuance of the additional shares of ITT/ESI Common Stock, except as may be required by applicable law, regulatory agencies or any stock exchange on which our securities may then be listed. Neither the shares of ITT/ESI Common Stock presently authorized nor the shares of ITT/ESI Common Stock to be authorized by the Amendment have preemptive rights.

        If someone attempted a hostile takeover of us, the use of the additional authorized shares to make a counteroffer for the shares of the bidder or to sell shares to dilute the voting power of the bidder could make the takeover attempt more difficult. The Amendment is not part of a plan by us to adopt a series of antitakeover amendments, and our Board of Directors presently is unaware of any effort to accumulate shares of ITT/ESI Common Stock or to obtain control of ITT/ESI by means of a merger, tender offer, solicitation in opposition to management or otherwise.

        Our Restated Certificate of Incorporation and By-Laws presently contain certain provisions which could be construed as antitakeover measures. Our Restated Certificate of Incorporation and By-Laws provide that our Board of Directors will be divided into three classes of directors, with each class to be as nearly equal in number as possible. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of shareholders for a full three-year term. Directors can be removed by shareholders only for "cause." The affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote is required to amend the classified board of directors provisions of our Restated Certificate of Incorporation or to remove a Director with cause prior to the expiration of his or her term. Under the classified board of directors provisions described above, it would take at least two elections of Directors for anyone to gain control of our Board of Directors. Accordingly, these provisions would tend to discourage unfriendly takeovers.

        Our Restated Certificate of Incorporation and By-Laws provide that any action taken by our shareholders may be effected only at an annual or special meeting of shareholders and not by written consent.

        Our By-Laws establish an advance notice procedure for shareholders to make nominations of candidates for election as Directors, or to bring other business before a meeting of our shareholders. Our By-Laws provide that only persons who are nominated by, or at the direction of, our Board of Directors, or by a shareholder who has given timely written notice to our Secretary prior to the meeting at which Directors are to be elected, will be eligible for election as Directors of ITT/ESI. Our By-Laws also provide that at a shareholder meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our Board of Directors or our President, or by a shareholder who has given timely written notice to our Secretary of such shareholder's intention to bring such business before such meeting. Under the By-Laws, a shareholder's notice must also contain certain information specified in the By-Laws.

        We are subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 provides that a corporation may not engage in a "business combination" with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder, unless (1) the transaction that results in the person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (2) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and officers, and shares owned by employee stock plans or (3) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiaries, that is (1) the owner of 15% or more of the outstanding voting stock of the corporation, (2) an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (3) an affiliate or associate of such person. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our Restated Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board, because the stockholder approval requirement would be avoided if a majority of our Directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Those provisions also may have the effect of preventing changes in our management. It is possible that those provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

        We also have 5,000,000 shares of authorized ITT/ESI Preferred Stock which have not been issued. Our Board of Directors (subject to applicable law or rules of regulatory agencies and requirements of stock exchanges) has the power to issue ITT/ESI Preferred Stock without shareholder approval, with such rights as our Board deems advisable, including voting rights, conversion rights, redemption rights and liquidation rights.

        The overall effect of the provisions of the statutes, our Restated Certificate of Incorporation and our By-Laws described above may be to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control of ITT/ESI by a holder of a large block of ITT/ESI Common Stock or other person, or the removal of incumbent management, even if such actions may be beneficial to our shareholders generally.

        If Proposal Two is approved, the Amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Committee Report

        The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for our financial statements and the reporting process, including the system of disclosure controls and procedures and internal controls. PricewaterhouseCoopers LLP ("PWC"), who is our independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. The Committee has reviewed and discussed with our management and PWC the audited financial statements for our 2003 fiscal year.

        In 2003, the Committee discussed with PWC the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees). This discussion involved certain information relating to PWC's judgments about the quality, not just the acceptability, of our accounting principles and included such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

        The Committee also received the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PWC its independence from us and our management. In addition, the Committee considered whether PWC's independence would be jeopardized by providing non-audit services to us.

        In reliance on the review and discussions referred to above, the Committee recommended to our Board of Directors, and the Board has approved, that the audited financial statements for our 2003 fiscal year be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission ("SEC").

                      Audit Committee
                      Rand V. Araskog
                      John F. Cozzi
                      John E. Dean
                      Harris N. Miller
                      Daniel P. Weadock

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Audit Committee Report shall not be incorporated by reference in any such filings.

Audit Fees

        In aggregate, PWC billed us $397,400 in fees for the following audit services rendered by PWC:

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  auditing our annual consolidated financial statements for our 2003 fiscal year;

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  reviewing our financial statements included in our quarterly reports on Form 10-Q which were filed with the SEC in our 2003 fiscal year;

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  conducting statutory audits (such as federal and state student financial aid compliance audits); and

  •
  other audit services in connection with statutory and regulatory filings or engagements for our 2003 fiscal year.

        In aggregate, PWC billed us $370,400 in fees for the following audit services rendered by PWC:

  •
  auditing our annual consolidated financial statements for our 2002 fiscal year;

  •
  reviewing our financial statements included in our quarterly reports on Form 10-Q which were filed with the SEC in our 2002 fiscal year;

  •
  conducting statutory audits (such as federal and state student financial aid compliance audits); and

  •
  other audit services in connection with statutory and regulatory filings or engagements for our 2002 fiscal year.

Audit-Related Fees

        In aggregate, PWC billed us $60,000 in fees for services rendered by PWC in 2003 that were related to the performance of the audit or review of our financial statements and are not reported above in "—Audit Fees." The nature of those services included, without limitation:

  •
  financial statement audits of our employee benefit plans;

  •
  internal control reviews and assistance with internal control reporting requirements;

  •
  consultations with our management concerning accounting, financial reporting or disclosure treatment of transactions or events;

  •
  assistance with respect to accounting, financial reporting and disclosure treatment of transactions or events, including:

  •
  consultations with us;

  •
  assistance with understanding and implementing related final and proposed rules, guidance, standards and interpretations from accounting rulemakers, the SEC and the NYSE; and

  •
  helping us assess the actual or potential impact of final or proposed rules, guidance, standards and interpretations from accounting rulemakers, the SEC and the NYSE.

        In aggregate, PWC billed us $52,750 in fees for services rendered by PWC in 2002 that were related to the performance of the audit or review of our financial statements and are not reported above in "—Audit Fees." The nature of those services included, without limitation:

  •
  financial statement audits of our employee benefit plans;

  •
  internal control reviews and assistance with internal control reporting requirements;

  •
  consultations with our management concerning accounting, financial reporting or disclosure treatment of transactions or events;

  •
  assistance with respect to accounting, financial reporting and disclosure treatment of transactions or events, including:

  •
  consultations with us;

  •
  assistance with understanding and implementing related final and proposed rules, guidance, standards and interpretations from accounting rulemakers, the SEC and the NYSE; and

  •
  helping us assess the actual or potential impact of final or proposed rules, guidance, standards and interpretations from accounting rulemakers, the SEC and the NYSE.

Tax Fees

        In aggregate, PWC billed us $122,000 for tax services rendered by PWC in 2003. The nature of those services included, without limitation:

  •
  the preparation and/or review of original and amended income, franchise and other tax returns, claims for refund and tax payment-planning services with respect to international, federal, state and local tax authorities;

  •
  assistance with tax audits and appeals before federal, state and local tax authorities;

  •
  tax advice and assistance related to employee benefit plans and statutory, regulatory or administrative developments, and tax credits and refund opportunities; and

  •
  requests for rulings or technical advice from tax authorities.

        In aggregate, PWC billed us $132,205 for tax services rendered by PWC in 2002. The nature of those services included, without limitation:

  •
  the preparation and/or review of original and amended income, franchise and other tax returns, claims for refund and tax payment-planning services with respect to international, federal, state and local tax authorities;

  •
  assistance with tax audits and appeals before federal, state and local tax authorities;

  •
  tax advice and assistance related to employee benefit plans and statutory, regulatory or administrative developments, and tax credits and refund opportunities; and

  •
  requests for rulings or technical advice from tax authorities.

All Other Fees

        In aggregate, PWC billed us $15,286 in fees for services rendered by PWC in 2003, other than the services reported above in "—Audit Fees," "—Audit-Related Fees" and "—Tax Fees." The nature of those services included, without limitation, actuarial services.

        In aggregate, PWC billed us $79,880 in fees for services rendered by PWC in 2002, other than the services reported above in "—Audit Fees," "—Audit-Related Fees" and "—Tax Fees." The nature of those services included, without limitation:

  •
  risk management advisory services;

  •
  treasury advisory services; and

  •
  actuarial services.

Reappointment

        The Audit Committee has reappointed PWC as our independent auditors for 2004. A PWC representative is not expected to attend the meeting. The Audit Committee reserves the right to replace the independent auditors at any time.

Audit and Non-Audit Services Pre-Approval Policy

        In October 2003, the Audit Committee adopted a policy that sets forth the procedures and conditions pursuant to which services proposed to be performed by our independent auditor may be pre-approved by the Audit Committee. Under the Audit Committee's policy, unless a type of service has received pre-approval by the Audit Committee without consideration of specific case-by-case services ("general pre-approval"), it requires specific pre-approval by the Audit Committee if it is to be provided by our independent auditor.

        For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one is necessarily determinative.

        The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any audit and non-audit services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as all other services.

        The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise and except that the pre-approvals related to an audit of our annual consolidated financial statements will last until that audit is completed. The Audit Committee annually reviews and pre-approves the services that may be provided by our independent auditor without obtaining specific pre-approval. The Audit Committee may add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations.

        The policy does not delegate the Audit Committee's responsibilities to pre-approve services performed by our independent auditor to our management. The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated both types of pre-approval authority to the Chairperson of the Audit Committee with respect to any requests for services to be performed by our independent auditor that cannot be delayed without inconvenience until the next scheduled Audit Committee meeting.

        Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor are established annually by the Audit Committee. Any proposed services exceeding those levels or amounts require specific pre-approval by the Audit Committee.

        All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee are submitted to our Chief Financial Officer and must include a detailed description of the services to be rendered. Our Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.

        Requests or applications to provide services that require specific approval by the Audit Committee are submitted to the Audit Committee by both our independent auditor and Chief Financial Officer.

        All of the fees reported above in "—Audit Fees," "—Audit-Related Fees" and "—Tax Fees" for services rendered by PWC in our 2003 fiscal year were pre-approved by the Audit Committee.

        The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Audit services include all services performed to comply with Generally Accepted Auditing Standards, including, without limitation, the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor to be able to form an opinion on our consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor's report on management's report on internal controls for financial reporting. The Audit Committee monitors the audit services engagement as necessary and also approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, our structure or other items.

        In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval of other audit services, which are those services that only the independent auditor reasonably can provide. Other audit services include: statutory audits (such as federal and state student financial aid compliance audits) or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings; and consultations with our management concerning accounting, financial reporting or treatment of transactions or events.

        Any audit services that the Audit Committee pre-approves are reflected in the minutes of the Audit Committee meeting at which the services were pre-approved. All other audit services not reflected in the Audit Committee's meeting minutes must be specifically pre-approved by the Audit Committee.

        Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Since the Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC's rules on auditor independence, the Audit Committee may grant general pre-approval to audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; consultations concerning accounting, financial reporting or disclosure treatment of transactions or events not classified as "audit services"; assistance with understanding and implementing new and proposed accounting and financial reporting guidance from rulemaking authorities; financial statement audits of employee benefit plans; assistance with assessing the actual or potential impact of final or proposed rules, standards or interpretations; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; internal control reviews and assistance with internal control reporting requirements; attest services not required by statute or regulation; information systems reviews not performed in connection with the financial statement audit; subsidiary or equity investee audits not required by statute or regulation that are incremental to the audit of the consolidated financial statements; review of the effectiveness of the internal audit function; general assistance with understanding and implementing requirements of SEC rules and stock exchange listing standards; and consultations and audits in connection with acquisitions.

        Any audit-related services that the Audit Committee pre-approves are reflected in the minutes of the Audit Committee meeting at which the services were pre-approved. All other audit-related services not reflected in the Audit Committee's meeting minutes must be specifically pre-approved by the Audit Committee.

        Tax services include: tax compliance, planning and advice; and tax only valuation services, including transfer pricing and cost segregation. Since the Audit Committee believes that the provision of tax services does not impair the independent auditor's independence, and the SEC has stated that the independent auditor may provide such services, the Audit Committee believes it may grant general pre-approval to tax services. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with our Chief Financial Officer or outside counsel to determine that the tax planning and reporting positions are consistent with the policy.

        Any tax services that the Audit Committee pre-approves are reflected in the minutes of the Audit Committee meeting at which the services were pre-approved. All tax services not reflected in the Audit Committee's meeting minutes must be specifically pre-approved by the Audit Committee.

        The Audit Committee believes, based on the SEC's rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general pre-approval to those permissible non-audit services classified as all other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC's rules on auditor independence.

        Any other services that the Audit Committee pre-approves are reflected in the minutes of the Audit Committee meeting at which the services were pre-approved. All other services not reflected in the Audit Committee's meeting minutes must be specifically pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the 1934 Act requires our executive officers and Directors, and persons who own more than 10% of ITT/ESI Common Stock, to file reports of ownership with the SEC. These persons also are required to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during 2003, all of our executive officers, Directors and greater than 10% shareholders complied with all applicable filing requirements.

EXECUTIVE OFFICERS

Name	Age	Position
Rene R. Champagne	62	Chairman and Chief Executive Officer
Omer E. Waddles	44	President and Chief Operating Officer
Clark D. Elwood	43	Senior Vice President, General Counsel and Secretary
Nina F. Esbin	47	Senior Vice President, Human Resources
Eugene W. Feichtner	48	Senior Vice President, Operations
Martin A. Grossman	57	Senior Vice President, Director of Marketing and Investor Relations
Thomas W. Lauer	57	Senior Vice President, Director of Operations
Kevin M. Modany	37	Senior Vice President and Chief Financial Officer

        Rene R. Champagne has served as Chairman of ITT/ESI since October 1994 and Chief Executive Officer of ITT/ESI since September 1985. From September 1985 through December 2001, he also served as President of ITT/ESI. Mr. Champagne has been a Director of ITT/ESI since October 1985.

        Omer E. Waddles has served as President and Chief Operating Officer of ITT/ESI since January 2002. From April 1999 through December 2001, he served as Executive Vice President of ITT/ESI. Mr. Waddles served as president of the Career College Association, a trade association, from October 1996 through March 1999. Mr. Waddles has been a Director of ITT/ESI since January 2002.

        Clark D. Elwood has served as Senior Vice President of ITT/ESI since December 1996, Secretary of ITT/ESI since October 1992 and General Counsel of ITT/ESI since May 1991.

        Nina F. Esbin has served as Senior Vice President, Human Resources of ITT/ESI since January 2004. From January 2003 through December 2003, she served as Vice President, Director Human Resources of ITT/ESI. Ms. Esbin was self-employed as a human resources consultant from December 2001 through December 2002. She served as Senior Vice President, Human Resources of RealMed Corporation, a healthcare technology company, from March 2000 through November 2001. Ms. Esbin served as Director, Human Resources of CIT Group Inc., a commercial and consumer finance company, from January 1999 through February 2000.

        Eugene W. Feichtner has served as Senior Vice President, Operations of ITT/ESI since March 2004. From March 2002 through February 2004, he served as Vice President, National Operations Director of ITT/ESI. Mr. Feichtner served as a District Manager of ITT/ESI from June 1989 through February 2002.

        Martin A. Grossman has served as Senior Vice President of ITT/ESI since July 2002 and Director of Marketing and Investor Relations of ITT/ESI since May 2002. He was self-employed as a consultant from October 2001 through April 2002. Mr. Grossman served as senior vice president of insurance products at Trilegiant Corp., a direct marketing company, from July 2001 through September 2001. He was self-employed as a consultant from August 2000 through June 2001. Mr. Grossman served as executive vice president for the U.S. Direct Marketing Group of Grolier Incorporated ("Grolier"), a publisher and direct marketing company, from August 1999 through July 2000. He also served as senior vice president of marketing for the U.S. Direct Marketing Group of Grolier from May 1997 through July 1999.

        Thomas W. Lauer served as Senior Vice President, Director of Operations of ITT/ESI from January 1993 until his retirement in February 2004.

        Kevin M. Modany has served as Chief Financial Officer of ITT/ESI since January 2003 and Senior Vice President of ITT/ESI since July 2002. From June 2002 through December 2002, he served as Director of Finance of ITT/ESI. Mr. Modany served as chief financial officer, chief operating officer and director of Cerebellum Software, Inc., a software development and professional services company, from October 2000 through May 2002. He also served as president and director of USA Clean, LLC, a distributor of products and chemicals for the textile care industry, from October 1998 through September 2000.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

        The following table sets forth certain information regarding compensation paid or accrued during each of the last three fiscal years to our Chief Executive Officer and each of our four other most highly compensated executive officers, based on salary and bonus earned during the 2003 fiscal year (the "Named Executive Officers").

Summary Compensation Table

Long-Term Compensation
Awards
Annual Compensation
Name and Principal Position				Securities Underlying Options(2)	All Other Compensation(3)
	Year	Salary	Bonus(1)
Rene R. Champagne Chairman and Chief Executive Officer	2003 2002 2001	$437,750 413,000 388,000	$1,100,000 680,000 615,090	135,000 110,000 135,000	$15,377 14,175 21,642
Omer E. Waddles President and Chief Operating Officer	2003 2002 2001	277,600 260,000 225,200	502,560 360,000 280,071	60,000 50,000 60,000	12,097 9,776 8,171
Thomas W. Lauer Senior Vice President, Director of Operations	2003 2002 2001	222,083 210,467 199,433	311,290 248,000 220,008	30,000 30,000 40,000	11,503 10,170 9,912
Kevin M. Modany(4) Senior Vice President and Chief Financial Officer	2003 2002 2001	191,142 96,354 0	268,380 95,000 0	20,000 30,000 0	5,734 61,156 0	(5)
Clark D. Elwood Senior Vice President, General Counsel and Secretary	2003 2002 2001	183,775 173,600 163,600	243,804 189,000 170,054	30,000 30,000 40,000	5,766 5,317 5,726

(1)
Amounts shown represent bonus compensation accrued in the stated year and paid in the subsequent year. The annual bonus for 2001 was paid in components of cash and shares of ITT/ESI Common Stock, and the percentage of the share component depended on both the value of the recipient's holdings of ITT/ESI Common Stock prior to the payment of the bonus award and the recipient's preferred form of payment.

(2)
Stock options relate solely to shares of ITT/ESI Common Stock and reflect adjustments made to such options in connection with the two-for-one stock split declared on May 10, 2002 that became effective on June 6, 2002 (the "2002 Stock Split"). None of the Named Executive Officers has received any SARs or restricted stock from ITT/ESI.

(3)
Except as otherwise specified, amounts shown represent: (a) employer contributions under the ESI 401(k) Plan, a defined contribution plan; and (b) employer contributions under the ESI Excess Savings Plan, a non-qualified retirement plan, and the interest accrued on those contributions. All contributions to the ESI 401(k) Plan are in the form of ITT/ESI Common Stock.

(4)
Mr. Modany began his employment with us in June 2002.

(5)
Relocation expenses represent $60,000 of this amount.

Compensation of Directors

        We do not compensate any Director who is an employee of ours for service as a member of our Board of Directors or any standing committee of our Board of Directors. Compensation for non-employee Directors consists of:

  •
  an annual retainer of $40,000;

  •
  a $1,000 fee for each Board meeting attended; and

  •
  a $1,000 fee for each standing committee meeting attended.

Each non-employee Director also automatically receives a stock option to purchase 10,000 shares of ITT/ESI Common Stock on the tenth business day following the annual meeting of shareholders, provided that such non-employee Director served in that capacity both before and after the annual meeting. See "—Equity Compensation Plans—1999 Outside Directors Stock Option Plan." We reimburse Directors for reasonable, out-of-pocket travel expenses incurred on our behalf.

Equity Compensation Plans

        1994 Stock Plan.    On December 16, 1994, our shareholders approved the ITT Educational Services, Inc. 1994 Stock Option Plan (the "1994 Stock Plan"), which became effective on December 27, 1994 and provides for awards of nonqualified stock options to our key employees. An aggregate of 810,000 shares of ITT/ESI Common Stock are reserved for issuance for option awards under the 1994 Stock Plan, subject to adjustment in certain events and as adjusted for the: (a) three-for-two stock split declared on March 22, 1996 that became effective on April 15, 1996 (the "April 1996 Stock Split"); (b) three-for-two stock split declared on October 8, 1996 that became effective on November 4, 1996 (the "November 1996 Stock Split"); and (c) 2002 Stock Split. The 1994 Stock Plan expires on December 29, 2004.

        The 1994 Stock Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 1994 Stock Plan, the Compensation Committee has the authority to select the persons to whom awards will be made, to designate the number of shares to be covered by each award, to establish vesting schedules and, subject to certain restrictions, to specify other terms of the awards, including the status of awards subsequent to the termination of a participant's employment with us. Awards of options are not transferable other than by will or pursuant to the laws of descent and distribution.

        The exercise price of a stock option awarded under the 1994 Stock Plan may not be less than 100% of the fair market value of the ITT/ESI Common Stock on the date of the award. No option may be exercised prior to one year after the award date. Subject to the discretion of the Compensation Committee, stock options granted under the 1994 Stock Plan will generally expire upon the termination of an employee's employment for reasons other than death, disability or retirement. Notwithstanding the foregoing, the Compensation Committee has the authority to establish different terms and conditions relating to the exercise of an option subsequent to the termination of a participant's employment. The maximum term of a stock option awarded under the 1994 Stock Plan will be ten years and two days from the date of the award. The shares of ITT/ESI Common Stock issued upon the exercise of a stock option under the 1994 Stock Plan may be made available from treasury shares or authorized but unissued shares.

        No individual may receive options for more than 135,000 shares of ITT/ESI Common Stock under the 1994 Stock Plan in any given calendar year, as adjusted for the (a) April 1996 Stock Split, (b) November 1996 Stock Split, and (c) 2002 Stock Split. The option price may be paid (a) by check, (b) in ITT/ESI Common Stock, (c) through a simultaneous sale through a broker of ITT/ESI Common Stock acquired upon the exercise of the stock option or (d) by any combination of the foregoing.

        During 2003, the Compensation Committee did not grant any stock options under the 1994 Stock Plan.

        1997 Stock Plan.    On May 13, 1997, our shareholders approved the 1997 ITT Educational Services, Inc. Incentive Stock Plan (the "1997 Stock Plan"), which became effective on the same date and provides for the grant of stock options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). It also provides for the grant of nonqualified stock options, stock appreciation rights ("SARs"), performance shares and restricted stock, or any combination of the foregoing, as the Compensation Committee may determine, as well as substitute stock options, SARs and restricted stock (collectively, including incentive stock options, "Awards"). The 1997 Stock Plan will expire on May 13, 2007.

        Recipients of Awards under the 1997 Stock Plan must be, or have been at the time of grant, key employees (including any officer or director who is also an employee) whose responsibilities and decisions directly affect our performance or the performance of any of our subsidiaries or other affiliates. We presently have approximately 150 employees who fall within the category of key employees and may be considered for Awards under the 1997 Stock Plan.

        The 1997 Stock Plan contains a formula for establishing an annual limit on the number of shares which may be awarded (or with respect to which non-stock Awards may be made) in any given calendar year (the "Annual Limit"). The Annual Limit formula is expressed as a percentage of the total issued and outstanding ITT/ESI Common Stock as of the year end immediately preceding the year of the Awards (the "Plan Year"). Under the Annual Limit formula, the maximum number of shares of ITT/ESI Common Stock for which Awards may be granted in each Plan Year is 1.5% of the total of the issued and outstanding shares of ITT/ESI Common Stock as reported in our Annual Report on Form 10-K for the fiscal year ending immediately prior to any Plan Year. Any unused portion of the Annual Limit for any Plan Year is carried forward and made available for Awards in succeeding Plan Years. In addition, in no event will more than 8,100,000 shares of ITT/ESI Common Stock be cumulatively available for Awards of incentive stock options under the 1997 Stock Plan (subject to adjustments in certain events and as adjusted for the 2002 Stock Split), and provided further, no more than 20% of the total number of shares available on a cumulative basis will be available for restricted stock and performance share Awards. For any Plan Year, no individual employee may receive stock options for more than 135,000 shares, as adjusted for the 2002 Stock Split. Subject to the above limitations, shares of ITT/ESI Common Stock issued under the 1997 Stock Plan may be made available from the authorized but unissued ITT/ESI Common Stock, from treasury stock or from shares purchased on the open market.

        The Compensation Committee administers the 1997 Stock Plan and makes determinations with respect to the designation of those employees who shall receive Awards, the number of shares to be covered by options, SARs and restricted stock awards, the exercise price of options (which may not be less than 100% of the fair market value of ITT/ESI Common Stock on the date of grant), other option terms and conditions and the number of performance shares to be granted and the applicable performance objectives. The Compensation Committee may impose such additional terms and conditions on an Award as it deems advisable.

        Incentive stock options and related SARs under the 1997 Stock Plan must expire within ten years after grant; nonqualified stock options and related SARs will expire not more than ten years and two days after grant. The aggregate fair market value (determined on the date of grant) of the shares subject to incentive stock options that become exercisable for the first time by an employee in any calendar year may not exceed $100,000. No SAR may be exercised until at least six months after it is granted. The exercise price for options and SARs must be at least equal to the fair market value of the ITT/ESI Common Stock on the date of grant. The exercise price for options must be paid to us at the time of exercise and, in the discretion of the Compensation Committee, may be paid in the form of cash or already-owned shares of ITT/ESI Common Stock or a combination thereof. An option may be exercised only by the employee who received the option (or his or her estate or designated beneficiary), no later than three months after his or her termination of employment (or for longer periods as determined by the Compensation Committee if termination is caused by retirement, total disability or death, but in no event later than the expiration of the original term of the option). If an optionee voluntarily resigns or is terminated for cause, the options and SARs are canceled immediately.

        Performance shares under the 1997 Stock Plan are contingent rights to receive future payments based on the achievement of individual or company performance objectives as prescribed by the Compensation Committee. The maximum number of performance shares that may be granted to any employee in any given year is 100,000. The amounts paid will be based on actual performance over a period from two to five years, as determined by the Compensation Committee, using one or more of the following objective criteria, as it deems appropriate: our earnings per share, return on equity, cash flow or total shareholder return. Payments may be made in the form of shares of ITT/ESI Common Stock, cash or a combination of ITT/ESI Common Stock and cash. The ultimate payments are determined by the number of shares earned and the price of ITT/ESI Common Stock at the end of the performance period. In the event an employee terminates employment during such a performance period, the employee will forfeit any right to payment. In the case of retirement, total disability, death or cases of special circumstances, however, the employee may, in the discretion of the Compensation Committee, be entitled to an Award prorated for the portion of the performance period during which he or she was employed by us.

        Restricted shares of ITT/ESI Common Stock awarded under the 1997 Stock Plan will be issued subject to a restriction period set by the Compensation Committee during which time the shares may not be sold, transferred, assigned or pledged. In the event an employee terminates employment during a restriction period, all such shares still subject to restrictions will be forfeited by the employee and reacquired by us. The Compensation Committee may provide for the lapse of restrictions in installments where deemed appropriate and it may also require the achievement of predetermined performance objectives in order for such shares to vest. The recipient, as owner of the awarded shares, shall have all other rights of a shareholder, including the right to vote the shares and receive dividends and other distributions during the restriction period. The restrictions may be waived, in the discretion of the Compensation Committee, in the event of the awardee's retirement, total disability, death or in cases of special circumstances.

        During 2003, the Compensation Committee granted nonqualified stock options under the 1997 Stock Plan to purchase an aggregate of 275,000 shares of ITT/ESI Common Stock to the Named Executive Officers at an exercise price of $23.70 per share. Nonqualified stock options were granted to other employees of ours in 2003 under the 1997 Stock Plan to purchase a total of:

  •
  551,000 shares of ITT/ESI Common Stock at an exercise price of $23.70 per share;

  •
  15,000 shares of ITT/ESI Common Stock at an exercise price of $28.21 per share;

  •
  1,000 shares of ITT/ESI Common Stock at an exercise price of $25.82 per share;

  •
  1,000 shares of ITT/ESI Common Stock at an exercise price of $28.80 per share;

  •
  1,000 shares of ITT/ESI Common Stock at an exercise price of $31.45 per share;

  •
  1,000 shares of ITT/ESI Common Stock at an exercise price of $43.10 per share;

  •
  1,000 shares of ITT/ESI Common Stock at an exercise price of $46.37 per share; and

  •
  1,000 shares of ITT/ESI Common Stock at an exercise price of $51.15 per share.

No other Awards were made in 2003 under the 1997 Stock Plan.

        Option Grants in Last Fiscal Year.    The following table sets forth information with respect to stock options granted by ITT/ESI under the 1997 Stock Plan to the Named Executive Officers during 2003. No stock options were granted under the 1994 Stock Plan during 2003.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
		% of Total Options Granted to Employees in Fiscal Year
	Number of Securities Underlying Options Granted(1)
Name			Exercise Price(2)	Expiration Date
					5%	10%
Rene R. Champagne	135,000	15.9%	$23.70	1/24/13	$2,012,175	$5,099,220
Omer E. Waddles	60,000	7.1%	$23.70	1/24/13	894,300	2,266,320
Thomas W. Lauer	30,000	3.5%	$23.70	1/24/13	447,150	1,133,160
Kevin M. Modany	20,000	2.4%	$23.70	1/24/13	298,100	755,440
Clark D. Elwood	30,000	3.5%	$23.70	1/24/13	447,150	1,133,160

(1)
Numbers shown represent nonqualified stock options to purchase ITT/ESI Common Stock.

(2)
Nonqualified stock options granted at 100% of the fair market value of ITT/ESI Common Stock on the date of grant. The options granted are exercisable in thirds on January 22 of each of the years 2004, 2005 and 2006.

(3)
The amounts shown are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of our stock price. We did not use an alternative formula for a grant date valuation, as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. At the end of the term of the options granted on January 22, 2003, the projected price per share of ITT/ESI Common Stock would be $38.605 at an assumed annual appreciation rate of 5% and $61.472 at an assumed annual appreciation rate of 10%.

        Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.    The following table sets forth information with respect to the exercise of options to purchase ITT/ESI Common Stock by the Named Executive Officers during 2003 and with respect to the value of options held by the Named Executive Officers at the end of 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End
					Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Rene R. Champagne	135,000	$5,076,101	673,166	253,334	$24,205,075	$6,997,231
Omer E. Waddles	100,000	3,229,390	106,666	113,334	3,427,604	3,131,906
Thomas W. Lauer	80,000	1,704,844	36,666	63,334	1,290,535	1,789,205
Kevin M. Modany	0	0	10,000	40,000	235,600	936,600
Clark D. Elwood	161,666	2,851,091	87,500	63,334	2,800,168	1,789,205

(1)
The closing price for ITT/ESI Common Stock on the New York Stock Exchange on December 31, 2003 was $46.97. Value is calculated on the basis of the difference between the option exercise price and $46.97, multiplied by the number of "In-the-Money" shares of ITT/ESI Common Stock underlying the option.

        1999 Outside Directors Stock Option Plan.    On July 28, 1999, we established the 1999 Outside Directors Stock Option Plan (the "1999 Directors Stock Plan"), which provides for awards of nonqualified stock options to non-employee Directors. An aggregate of 500,000 shares of ITT/ESI Common Stock are reserved for issuance for option awards under the 1999 Directors Stock Plan (subject to adjustment in certain events and as adjusted for the 2002 Stock Split). The 1999 Directors Stock Plan has not been approved by our shareholders.

        The 1999 Directors Stock Plan is administered by the Board. Under the plan as amended in May 2003, each non-employee Director automatically receives a stock option to purchase 10,000 shares of ITT/ESI Common Stock on the tenth business day following the annual meeting of shareholders, provided that such non-employee Director served in that capacity both before and after the annual meeting. In addition, the 1999 Directors Stock Plan permits the Board, at its discretion, to make special awards of stock options to non-employee Directors. During 2003, the Board made a special award of nonqualified stock options under the 1999 Directors Stock Plan to two non-employee Directors upon their election to the Board to purchase an aggregate of 20,000 shares of ITT/ESI Common Stock at an exercise price of $49.37. Each of the two non-employee Directors received a stock option to purchase 10,000 shares of ITT/ESI Common Stock, and each of those options become exercisable one year after the date of the award. The automatic stock option grant and any special awards are subject to the limitations set forth in the 1999 Directors Stock Plan.

        The number of shares of ITT/ESI Common Stock reserved for issuance and the number of shares subject to options under the 1999 Directors Stock Plan are subject to adjustment in certain events.

        The exercise price of a stock option awarded under the 1999 Directors Stock Plan may not be less than 100% of the fair market value of the ITT/ESI Common Stock on the date of the award. No option may be exercised prior to one year after the award date (except for special awards of stock options by the Board as permitted under the plan). Stock options granted under the 1999 Directors Stock Plan will expire three months following the end of the non-employee Director's service on the Board for reasons other than death, disability or retirement. Notwithstanding the foregoing, the Board has the authority to establish different terms and conditions relating to the exercise of an option after the end of a non-employee Director's service on the Board. Stock options awarded under the 1999 Directors Stock Plan are not transferable other than by will or pursuant to the laws of descent and distribution. The maximum term of a stock option awarded under the 1999 Directors Stock Plan is ten years from the date of the award. The shares of ITT/ESI Common Stock issued upon the exercise of a stock option under the 1999 Directors Stock Plan may be made available from treasury shares or authorized but unissued shares. The option price may be paid:

  •
  by check;

  •
  in ITT/ESI Common Stock;

  •
  through a simultaneous sale through a broker of ITT/ESI Common Stock acquired upon the exercise of the stock option; or

  •
  by any combination of the foregoing.

        During 2003, an automatic award of nonqualified stock options was made under the 1999 Directors Stock Plan to six non-employee Directors to purchase an aggregate of 60,000 shares of ITT/ESI Common Stock at an exercise price of $26.97. Each of the six non-employee Directors received a stock option to purchase 10,000 shares of ITT/ESI Common Stock, and each of those options become exercisable one year after the date of the award.

        ESI Non-Employee Directors Deferred Compensation Plan.    On October 1, 1999, we established the ESI Non-Employee Directors Deferred Compensation Plan (the "Directors Deferred Compensation Plan") covering all of our non-employee Directors. The Directors Deferred Compensation Plan provides that each non-employee Director may elect to receive payment of the annual retainer in cash or in shares of ITT/ESI Common Stock, in increments of 25% each. A non-employee Director who elects payment in shares of ITT/ESI Common Stock will receive that number of shares equal to the number obtained by dividing the dollar amount of the portion of the annual retainer to be paid in shares of ITT/ESI Common Stock by the fair market value of one share of ITT/ESI Common Stock determined as of the payment date. The value of any fractional share resulting from this calculation will be paid to the Director in cash.

        The Directors Deferred Compensation Plan also provides that each non-employee Director may elect to defer payment of all or a portion of the annual retainer. The deferral of payment of cash or shares of ITT/ESI Common Stock can only be made in increments of 25%. Any deferred cash amounts will accrue interest at the rate of 6% compounded annually. Any deferred shares of ITT/ESI Common Stock will be credited with any cash dividends on those shares and, on a semi-annual basis, those cash dividends will be converted to shares of ITT/ESI Common Stock based on its fair market value at the time of the conversion.

        No cash or shares of ITT/ESI Common Stock deferred by a non-employee Director under the Directors Deferred Compensation Plan will be paid to the non-employee Director until he or she is no longer a Director.

        ESI Executive Deferred Bonus Compensation Plan.    On March 15, 2000, we established the ESI Executive Deferred Bonus Compensation Plan (the "Deferred Bonus Plan"), an unfunded, non-qualified deferred compensation plan for a select group of our management and highly compensated employees. The Deferred Bonus Plan provides that each eligible employee may elect to defer payment of all or a portion of his or her annual bonus compensation in the form of cash and/or shares of ITT/ESI Common Stock. The deferral of payment of cash or shares of ITT/ESI Common Stock can only be made in increments of 25%. Any deferred cash amounts will accrue interest at the rate of 6% compounded annually. Any deferred shares of ITT/ESI Common Stock will be credited with any cash dividends on those shares and, on a semi-annual basis, those cash dividends will be converted to shares of ITT/ESI Common Stock, based on its fair market value at the time of the conversion.

        An eligible employee under the Deferred Bonus Plan may elect to receive payment of the deferred portion of his or her annual bonus compensation (a) upon termination of his or her employment with us or (b) in January of any calendar year that is no earlier than the second calendar year after the year in which the deferred bonus compensation was determined.

        Equity Compensation Plan Information.    The following table sets forth information, as of December 31, 2003, about shares of ITT/ESI Common Stock that may be issued under our equity compensation plans that (a) have been approved by our shareholders and (b) have not been approved by our shareholders.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	2,994,068	$16.09	2,902,356	(2)(3)(4)
Equity compensation plans not approved by security holders(5)	254,165	19.51	204,000	(6)

Total	3,248,233	$16.36	3,106,356

(1)
These equity compensation plans include the1994 Stock Plan and the 1997 Stock Plan. The material terms of each of these plans are described above in this Proxy Statement. See "—1994 Stock Plan" and "—1997 Stock Plan."

(2)
Under the Annual Limit formula of the 1997 Stock Plan, the maximum number of shares of ITT/ESI Common Stock for which Awards may be granted in each Plan Year is 1.5% of the total issued and outstanding shares of ITT/ESI Common Stock as reported in our Annual Report on Form 10-K for the fiscal year ending immediately prior to that Plan Year. Any unused portion of the Annual Limit for any Plan Year is carried forward and made available for Awards in succeeding Plan Years. In addition, in no event will more than 8,100,000 shares of ITT/ESI Common Stock be cumulatively available for Awards of incentive stock options (subject to adjustments in certain events) and, provided further, that no more than 20% of the total number of shares available on a cumulative basis will be available for restricted stock and performance share Awards.

(3)
The aggregate fair market value (determined on the date of grant) of the shares subject to incentive stock options awarded to employees under the 1997 Stock Plan that become exercisable for the first time by the employee in any calendar year may not exceed $100,000.

(4)
Securities remaining available for future issuance under the 1997 Stock Plan include stock options (both incentive and nonqualified), SARs, performance shares and restricted stock, or any combination of the foregoing, as the Compensation Committee may determine, as well as substitute stock options, SARs and restricted stock. The maximum number of performance shares under the 1997 Stock Plan that may be granted to any employee in any given year is 100,000.

(5)
These equity compensation plans include the: (a) 1999 Directors Stock Plan; (b) Director's Deferred Compensation Plan; and (c) Deferred Bonus Plan. The material terms of each of these plans are described above in this Proxy Statement. See "—1999 Outside Directors Stock Option Plan," "—ESI Non-Employee Directors Deferred Compensation Plan" and "—ESI Executive Deferred Bonus Compensation Plan."

(6)
This figure represents the number of securities remaining available for future issuance under the 1999 Directors Stock Plan. There is no limit on the number of shares of ITT/ESI Common Stock available for future issuance under either the Director's Deferred Compensation Plan or the Deferred Bonus Plan.

Employment Contracts

        We have not entered into an employment contract with any of the Named Executive Officers.

Severance Pay Plans

        Senior Executive Severance Pay Plan.    On February 16, 1999, we established the Senior Executive Severance Pay Plan (the "Severance Plan"), which provides severance benefits for Rene R. Champagne, the sole participant in the Severance Plan. Under the Severance Plan, Mr. Champagne will be entitled to severance benefits, unless his employment is terminated by us:

  •
  for cause;

  •
  on or after his normal retirement date; or

  •
  as a result of:

  •
  acceptance of employment, or refusal of comparable employment, with a purchaser of us;

  •
  voluntary resignation;

  •
  voluntary retirement;

  •
  failure to return from an approved leave of absence (including a medical leave of absence);

  •
  death; or

  •
  disability.

        The severance benefits include: (a) severance pay in an amount equal to the lower of 24 months' base salary, base salary for the number of months remaining between the termination of employment and his normal retirement date, or two times his total annual compensation during the year immediately preceding his termination; and (b) continued participation in our employee benefit plans (except for any short-term or long-term disability plans, the business travel accident plan or any new employee benefit plan adopted by us after his termination) during the period he receives severance pay.

        The Severance Plan includes offset provisions for other compensation from us and requirements on the part of Mr. Champagne with respect to non-competition and compliance with our Code of Business Conduct and Ethics. While severance payments would ordinarily be made monthly over the scheduled term of such payments, we have the option to make such payments in the form of a single lump-sum payment discounted to present value.

        ESI Special Senior Executive Severance Pay Plan.    On October 16, 2001 we established the ESI Special Senior Executive Severance Pay Plan (the "Special Severance Plan"), which provides severance benefits for a select group of our executives (including all of the Named Executive Officers) whose employment is terminated other than for cause or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an acceleration event, as described below. The Special Severance Plan provides two levels of benefits for covered executives, based on the covered executive's position with us. If an executive is terminated within two years of an acceleration event, he or she would be entitled to:

  •
  two or three times his or her highest annual base salary during the three years immediately preceding termination and two or three times his or her highest bonus paid or awarded in the three years preceding an acceleration event;

  •
  continuation of health and life insurance benefits at the same levels for two or three years;

  •
  continued use of any automobile provided by us at the same level for two or three years;

  •
  continuation of any tax or financial advisory services at the same level for two or three years;

  •
  a lump sum payment equal to the difference between the total lump sum value of his or her pension benefit under our pension plans and the total lump sum value of his or her pension benefit under our pension plans after crediting an additional two or three years of age and eligibility and benefit service using his or her highest annual base salary and bonus for purposes of determining his or her compensation under our pension plans;

  •
  credit for an additional two or three years of age and two or three years of eligibility service under the retiree life insurance benefits;

  •
  a lump sum payment equal to two or three times his or her highest annual base salary during the three years preceding termination times the highest percentage rate of our contributions to the ESI 401(k) Plan and/or the ESI Excess Savings Plan;

  •
  outplacement services for one year;

  •
  tax preparation services for the calendar year(s) in which he or she is paid any severance benefits under the Special Severance Plan; and

  •
  tax gross-up of certain of the payments.

        The Special Severance Plan includes offset provisions for other compensation from us (including, without limitation, in the case of Mr. Champagne, any compensation paid to Mr. Champagne under the Severance Plan). The Special Severance Plan provides that the severance pay will be paid in a non-discounted lump sum amount within five business days or 30 calendar days following the covered executive's termination, depending on the severance pay benefit.

        An acceleration event under the Special Severance Plan will occur if:

  •
  a report on Schedule 13D is filed with the Securities and Exchange Commission disclosing that any person, other than us or one of our subsidiaries or any employee benefit plan that we or one of our subsidiaries sponsors, is the beneficial owner of 20% or more of the outstanding ITT/ESI Common Stock;

  •
  a person, other than us or one of our subsidiaries or any employee benefit plan that we or one of our subsidiaries sponsors, purchases shares of ITT/ESI Common Stock in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 15% or more of the outstanding ITT/ESI Common Stock;

  •
  our shareholders approve:

  •
  any consolidation or merger of us in which we are not the continuing or surviving corporation or the ITT/ESI Common Stock is converted into cash, securities or other property, unless the transaction was a merger in which our shareholders immediately prior to the merger would have the same proportionate ownership of common stock of the surviving corporation that they held in us immediately prior to the merger; or

  •
  any sale, lease, exchange or other transfer of all or substantially all of our assets; or

  •
  a majority of the members of our Board of Directors changes within a 12-month period, unless the election or nomination for election of each of the new Directors by our shareholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period.

        The Special Severance Plan provides that Messrs. Champagne and Waddles would receive the higher level of benefits and that Messrs. Elwood, Lauer and Modany would receive the lower level of benefits.

Pension and Savings Plans

        ITT Pension Plan.    From December 15, 1995 to June 10, 1998, we participated in the Retirement Plan for Salaried Employees of ITT Corporation (the "ITT Pension Plan"), a non-contributory defined benefit pension plan that covered substantially all of our eligible salaried employees, including our executive officers. We paid the entire cost of the ITT Pension Plan with respect to our employees. Annual amounts of normal retirement pension commencing at age 65 based on average final compensation and benefit service, but before Social Security reductions and subject to the offset described below, are illustrated in the following table.

ITT Pension Plan Table

	Years of Service
Remuneration
	15	20	25	30	35	40
$ 50,000	$15,000	$20,000	$25,000	$28,750	$32,500	$36,250
100,000	30,000	40,000	50,000	57,500	65,000	72,500
200,000	60,000	80,000	100,000	115,000	130,000	145,000
300,000	90,000	120,000	150,000	172,500	195,000	217,500
400,000	120,000	160,000	200,000	230,000	260,000	290,000
500,000	150,000	200,000	250,000	287,500	325,000	362,500

        The annual pension amounts to 2% of a member's average final compensation (as defined below) for each of the first 25 years of benefit service prior to June 10, 1998, plus 1.5% of a member's average final compensation for each of the next 15 years of benefit service prior to June 10, 1998, reduced by 1.25% of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than 50% of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the ITT Pension Plan as the total of (a) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average, plus (b) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The amounts shown under "Salary" and "Bonus" in the Summary Compensation Table are the components of the compensation that are used for purposes of determining "average final compensation" under the ITT Pension Plan, but annual compensation in excess of $160,000 and compensation accrued after June 9, 1998 are not taken into account. The ITT Pension Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 and prior to normal retirement age following completion of 15 years of eligibility service. A member is vested in benefits accrued under the ITT Pension Plan upon completion of five years of eligibility service.

        Prior to December 19, 1995, we participated in the Retirement Plan for Salaried Employees of Old ITT (the "Old Pension Plan"). The terms of the Old Pension Plan were substantially identical to the terms of the ITT Pension Plan. Old ITT is responsible for administering the benefits under the Old Pension Plan with respect to its own employees as well as our retirees and Old ITT will be responsible for all benefits accrued thereunder. The ITT Pension Plan recognizes service with other companies that were part of Old ITT prior to December 19, 1995 for eligibility, vesting and benefit accrual purposes and further provides for an offset of any benefit payable from any retirement plan of such companies covering the same period of service.

        Respective years of benefit service for each of the Named Executive Officers under the ITT Pension Plan, through June 9, 1998, are as follows: Mr. Champagne—12.692; Mr. Elwood—14.014; Mr. Lauer—29.442; Mr. Modany—0.000; and Mr. Waddles—0.000.

        ESI Pension Plan.    On June 9, 1998, we established the ESI Pension Plan that, prior to June 2, 2003, covered most of our eligible salaried employees, including our executive officers. Effective June 2, 2003, the ESI Pension Plan was amended to only cover most of our eligible salaried employees, including our executive officers, who were employed by us prior to June 2, 2003. Prior to establishing the ESI Pension Plan, we participated in certain pension plans of ITT and Old ITT. See "—ITT Pension Plan." The ESI Pension Plan is a cash balance defined benefit plan, which provides a set benefit to participating employees at their retirement that is not affected by the amount of our contributions to the ESI Pension Plan trust or the investment gains or losses with respect to such contributions. At the end of each plan year (i.e., January 1 through December 31, except for the first plan year of June 9, 1998 through December 31, 1998), the ESI Pension Plan credits a bookkeeping account associated with each participating employee with (a) an amount based on the employee's compensation, age and years of benefit service (the "Pay Credit"), (b) interest on the balance in the bookkeeping account at the fixed rate of 8%, compounded annually, for Pay Credits credited to the bookkeeping account for plan years prior to the 2002 plan year and (c) interest on Pay Credits credited to the bookkeeping account at a variable rate ranging from 6% to 12%, compounded annually, for Pay Credits credited to the bookkeeping account for the 2002 and subsequent plan years. The variable rate for a plan year is the average of the 30-year U.S. Treasury Bond (or a comparable instrument) rates on each of March 31, June 30 and September 30 of the immediately preceding plan year. At retirement, the participating employee will receive a benefit equal to the value of the bookkeeping account associated with such employee. We pay the entire cost of the ESI Pension Plan. The Pay Credit equals a percentage of the participating employee's compensation (including base pay, overtime pay and bonuses) for the plan year and is determined under the following schedule according to points based on the participating employee's age and years of benefit service:

	Standard Schedule Allocation Percentage
Points	Prior to 2002	Beginning in 2002
1-29	2.0	2.5
30-34	2.5	2.5
35-39	3.0	3.0
40-44	3.5	3.5
45-49	4.0	4.0
50-54	4.5	4.5
55-59	5.5	5.5
60-64	6.5	6.5
65-69	7.5	7.5
70-74	9.0	9.0
75-79	10.5	10.5
80+	12.0	12.0

        Participating employees who meet certain age and service requirements receive Pay Credits under the following "Transition Schedule" which is more generous:

	Transition Schedule Allocation Percentage
Points	Prior to 2002	Beginning in 2002
1-29	2.0	8.0
30-34	2.5	8.0
35-39	3.0	8.0
40-44	3.5	8.0
45-49	4.0	8.0
50-54	4.5	8.0
55-59	5.5	8.0
60-64	7.0	8.0
65-69	8.5	8.5
70-74	10.5	10.5
75-79	13.0	13.0
80+	16.0	16.0

Messrs. Modany and Waddles receive Pay Credits under the "Standard Schedule," and Messrs. Champagne, Elwood and Lauer receive Pay Credits under the "Transition Schedule."

        The participating employee's points for a plan year equal the sum of the employee's age and years of benefit service as of the last day of the plan year. Any benefit service and vesting service with ITT or any of its affiliated companies that was credited to the participating employee under the ITT Pension Plan as of June 9, 1998 is treated as benefit service and vesting service, respectively, with us under the ESI Pension Plan. A participating employee who has completed five or more years of vesting service (or his or her beneficiary) is eligible to receive a distribution from the ESI Pension Plan upon the participating employee's retirement on or after age 55, disability, death or after the employee has both terminated employment and reached age 55. The form and timing of the distribution may vary. Respective years of benefit service under the ESI Pension Plan, through December 31, 2003, are as follows: Mr. Champagne—18; Mr. Elwood—20; Mr. Lauer—35; Mr. Modany—2; and Mr. Waddles—5. The estimated annual benefits payable upon retirement at age 65 (assuming an annual 4.5% increase in compensation, an interest accrual rate of 6% and that the form of distribution is an annuity) for each of the Named Executive Officers is as follows:

Executive Officer	Estimated Annual Benefit
Mr. Champagne	$22,154
Mr. Elwood	123,649
Mr. Lauer	51,212
Mr. Modany	82,538
Mr. Waddles	63,548

        ESI Excess Pension Plan.    On June 9, 1998, we established the ESI Excess Pension Plan, an unfunded, non-qualified retirement plan for a select group of our management and highly compensated employees. The purpose of the ESI Excess Pension Plan is to restore benefits earned, but not available, to eligible employees under the ESI Pension Plan due to federal limitations on the amount of benefits that can be paid and compensation that may be recognized under a tax-qualified retirement plan. The practical effect of the ESI Excess Pension Plan is to continue the calculation of retirement benefits to all employees on a uniform basis. The form and timing of an eligible employee's benefits under the ESI Excess Pension Plan are the same form and timing of that eligible employee's benefits under the ESI Pension Plan, except that those benefits will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the ESI Excess Pension Plan). An eligible employee's benefits under the ESI Excess Pension Plan will generally be paid directly by us.

        ESI 401(k) Plan.    On May 16, 1998, we established the ESI 401(k) Plan, a defined contribution plan. The ESI 401(k) Plan is designed to provide substantially all of our employees with a tax-deferred, long-term savings vehicle. For plan years beginning prior to 2002, we made a non-matching contribution equal to 1% of an employee's pay, and we made matching contributions in an amount equal to 50% of the employee's contribution, up to a maximum of 2.5% of the employee's salary. In 2002, we began making only matching contributions in an amount equal to (a) 100% of the first 1% of the employee's salary that the employee contributes to the plan and (b) 50% of the next 4% of the employee's salary that the employee contributes to the plan. All of our contributions are in the form of ITT/ESI Common Stock. Employees can elect to contribute from 1% to the maximum amount of their salaries that is permitted by federal law, and they have a choice of 12 investment funds in which to invest their contributions. For plan years beginning prior to 2002, our non-matching contribution vested immediately, while our matching contributions vested 20% upon completion of each full year that the employee was employed by us. Beginning in 2002, our matching contributions for (a) an employee whose employment with us began prior to January 1, 2002, vest 20% upon completion of each of the first two full years and 60% upon completion of the third full year that the employee is employed by us, and (b) an employee whose employment with us began on or after January 1, 2002, vest 0% upon completion of each of the first two full years and 100% upon completion of the third full year that the employee is employed by us.

        ESI Excess Savings Plan.    On June 9, 1998, we established the ESI Excess Savings Plan, an unfunded, non-qualified deferred compensation plan for a select group of our management and highly compensated employees. The ESI Excess Savings Plan offers eligible employees, who are precluded by federal limitations from fully participating in the ESI 401(k) Plan, a means for (a) restoring the eligible employees' contributions lost under the ESI 401(k) Plan due to the federal limitations, (b) restoring our matching and non-matching contributions lost under the ESI 401(k) Plan due to the federal limitations and (c) providing eligible employees an opportunity to defer a portion of their salaries equal to either 5% or the same deferral percentage that they elected under the ESI 401(k) Plan. Any deferral of an eligible employee's salary under the ESI Excess Savings Plan applies only with respect to the salary that exceeds the federal limitations.

        For plan years beginning prior to 2002, we made a non-matching contribution under the ESI Excess Savings Plan equal to the difference between 1% of the eligible employee's salary and our non-matching contribution made for that eligible employee under the ESI 401(k) Plan, and we made matching contributions under the ESI Excess Savings Plan equal to 50% of the eligible employee's salary deferred under the ESI Excess Savings Plan up to a maximum of 2.5% of the eligible employee's salary. For 2002 and subsequent plan years, we make matching contributions equal to 100% of the first 1% and 50% of the next 4% of the eligible employee's salary that the employee contributes under the ESI Excess Savings Plan. Any amounts credited to an eligible employee under the ESI Excess Savings Plan will accrue interest at the rate of 8% compounded monthly. For plan years beginning prior to 2002, our non-matching contribution vested immediately, while our matching contributions vested 20% upon completion of each full year that the employee was employed by us. Beginning in 2002, our matching contributions for (a) an employee whose employment with us began prior to January 1, 2002, vest 20% upon completion of each of the first two full years and 60% upon completion of the third full year that the employee is employed by us, and (b) an employee whose employment with us began on or after January 1, 2002, vest 0% upon completion of each of the first two full years and 100% upon completion of the third full year that the employee is employed by us. The payment of the eligible employee's salary deferrals, our non-matching contribution, our vested matching contributions and the attributable interest accrued thereon is made in a single lump sum cash payment as soon as practicable following the earlier of the eligible employee's termination of employment or death.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are John E. Dean, James D. Fowler, Jr., Joanna T. Lau, Daniel P. Weadock and Vin Weber. None of the Committee members during 2003 were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as an officer or employee of ours.

Compensation Committee Report on Executive Compensation

        This report sets forth the executive compensation policies of the Committee with respect to our executive officers in general and the rationale for the specific decisions affecting the 2003 compensation of Mr. Champagne, our Chief Executive Officer. This report also discusses the relationship between the compensation of our four other most highly compensated executive officers and our performance.

        The Committee reviewed the compensation policies adopted and followed by the Committee with respect to all of our executive officers and confirmed the guiding principles contained therein that executive officer compensation must be related to our performance and must emphasize increasing shareholder value. The Committee also determined that the general components of the compensation policies pertaining to our executive officers (i.e., salaries, bonuses, long-term incentives and employee benefits) are sufficiently tied to our performance.

        The Committee determined that our continued success is due in part to our skilled executives. In setting and administering our compensation policies and programs, the Committee attempts to target compensation to the median of the range of compensation provided to executives of corporations similar to us in terms of assets, sales, revenues and earnings. Our executive compensation programs are designed to attract, reward and retain skilled executives and to provide incentives which vary upon the attainment of short-term operating performance objectives and long-term performance goals. The main objective is to provide our executives with incentives directly linked to the creation of shareholder value.

        The Committee may retain consultants from independent compensation and benefits consulting firms to provide advice on aspects of our executive compensation program. The Committee may request written reports or hold private meetings with such consultants in order to obtain independent opinions on compensation proposals. The Committee has met, and will continue to meet, in executive sessions which are not attended by any of our employees. The Committee regularly reports its activities to our Board of Directors.

        The Compensation Program.    The compensation program for our executives presently consists of base salary, annual bonus, long-term incentives and employee benefits. It remains the intent of the Committee that incentives based on long-term performance should be a major component in the pay package for senior executives. The Committee believes that the use of ITT/ESI Common Stock in the payment of these incentives will enhance our executives' commitment to our long-term performance. Discussed below is each element of the compensation program.

        Base Salary.    Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit.

        Annual Bonus.    The amounts of annual bonus awards are based on corporate financial performance for the year compared to an annual performance goal established by the Committee and approved by the Board at the beginning of the year. For 2003, such performance goal was 2003 earnings per share compared to targeted 2003 earnings per share. The targeted earnings per share amounts were based on the estimates of our 2003 earnings per share made by the security analysts who covered ITT/ESI Common Stock that were in effect at the end of 2002. The annual bonus awards for 2003 were paid in cash.

        Long-Term Incentives.    Stock option awards provide long-term incentives which are directly related to the performance of ITT/ESI Common Stock. Options generally have ten-year terms and closely align the executive's interests with those of other shareholders. Stock option awards are used to create performance incentives and promote equity ownership in us by our executives.

        Employee Benefits.    Executives also participate in our broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage and other benefit plans.

        Discussion of the Committee's Policy Regarding Qualifying Compensation for Deductibility Under Section 162(m) of the Internal Revenue Code.    Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 ("OBRA") created a new Code subsection 162(m), under which the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four other most highly compensated executive officers of a publicly held corporation is limited to no more than $1 million per year for taxable years on or after January l, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: (a) the attainment of an objective performance goal or goals; (b) an outside director approval requirement; and (c) a shareholder approval requirement.

        In light of OBRA, it is the policy of the Committee to modify where necessary our executive compensation program so as to maximize the tax deductibility of compensation paid to our executive officers. Accordingly, the employee incentive plans include a fixed limit on the number of options that may be granted to any individual in any given year. Any future gains that may be realized upon the exercise of stock options granted under the 1997 Stock Plan will qualify as "performance-based compensation" and will be fully deductible by us.

        The Committee believes that the overall performance of our senior executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in our best interests and those of our shareholders. Under some circumstances (other than in the context of the employee incentive stock plans), the Committee's use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used by the Committee, compensation may not be fully deductible. The Committee does not believe that such loss of deductibility will have any material impact on our financial condition.

        CEO Performance Evaluation.    The Committee met in executive session in January 2004 to review the overall performance of our Chief Executive Officer during 2003, particularly with respect to our long range strategies and the achievement of both financial and non-financial goals and objectives. Consideration was given to our Chief Executive Officer's role in building shareholder value and improving the return on the shareholders' investment. The Committee authorized a salary increase for Mr. Champagne effective March 1, 2004 of $50,000, raising his annual salary from $440,000 to $490,000. This merit increase, which followed a 13-month interval since Mr. Champagne's last salary review, was equivalent to 10.5% on an annualized basis and was based on an evaluation of his performance during 2003 in light of our financial and non-financial goals and objectives and a comparison of the base salaries of the chief executive officers of companies similar in size to us in terms of assets, sales, revenues and earnings. The Committee compared our 2003 financial performance with the 2003 annual bonus performance goal established by the Committee and approved by the Board of Directors in January 2003 to determine the total 2003 annual bonus compensation amount available for allocation to our executives. The Committee determined that our financial performance in 2003 exceeded the parameters of the 2003 annual bonus performance goal. Based on those results, the

Committee approved the payment of a 2003 annual bonus award of $1,100,000 to Mr. Champagne, compared to a 2002 annual bonus award of $680,000 and constituting a 61.7% increase.

        The Committee also evaluated the use of long-term incentives to tie Mr. Champagne's compensation to our financial performance and increasing shareholder value. In this regard, the Committee granted Mr. Champagne in January 2004 a nonqualified stock option under the 1997 Stock Plan to purchase 125,000 shares of ITT/ESI Common Stock at an exercise price of $51.20 per share, compared to a similar stock option granted to Mr. Champagne in January 2003 to purchase 135,000 shares of ITT/ESI common stock at an exercise price of $23.70 per share.

Compensation Committee John E. Dean James D. Fowler, Jr. Joanna T. Lau Daniel P. Weadock Vin Weber

Performance Graph

        The performance graph set forth below compares the cumulative total shareholder return on ITT/ESI Common Stock with the S&P 500 Index and a Peer Issuer Group Index for the period from December 31, 1998 through December 31, 2003. The peer issuer group consists of the following companies selected on the basis of the similar nature of their business: Apollo Group, Inc., Career Education Corp., Corinthian Colleges, Inc., DeVry, Inc., Education Management Corp., Strayer Education, Inc. and Sylvan Learning Systems, Inc. (the "Peer Issuer Group"). We believe that, including us, the Peer Issuer Group represents a significant portion of the market value of publicly traded companies whose primary business is postsecondary classroom education. The Peer Issuer Group Index includes all of the peer issuers in the Peer Issuer Group Index used in our last fiscal year, except that Whitman Education Group, Inc. has been deleted because it is no longer a publicly traded company.

Cumulative Total Return
(Based on $100 invested on December 31, 1998 and assumes
the reinvestment of all dividends)

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
ITT Educational Services, Inc	100.00	45.40	64.71	108.44	138.53	276.29
Peer Issuer Group Index	100.00	58.15	120.56	145.29	171.41	277.56
S&P 500 Index	100.00	121.04	110.02	96.95	75.52	97.18

        Notwithstanding anything to the contrary set forth in any of our previous filings under the 1933 Act or the 1934 Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of February 15, 2004, the number of shares of ITT/ESI Common Stock beneficially owned by any person (including any group) known by management to beneficially own more than 5% of ITT/ESI Common Stock, by each Director, by each of the Named Executive Officers and by all of our current Directors and the executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to all shares indicated as beneficially owned.

	ITT/ESI Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class
Barclays Global Investors, NA
Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105
Barclays Global Investors, Ltd. and Murray House 1 Royal Mint Court London, EC3N 4HH
Barclays Bank PLC 54 Lombard Street London, England EC3P 3AH
Barclays Capital Securities Limited 5 The North Colonmade Canary Warf London, England E14 4BB	7,139,193	(2)	15.6%
Westport Asset Management, Inc. and Westport Advisers LLC 253 Riverside Avenue Westport, CT 06880	4,045,580	(3)	8.9%
Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,915,000	(4)	8.6%
Lazard Freres & Co. LLC 30 Rockefeller Plaza New York, NY 10020	3,805,300	(5)	8.3%
Warburg Pincus Asset Management, Inc. 466 Lexington Avenue New York, NY 10017	2,933,150	(6)	6.4%
Goldman Sacks Asset Management, L.P. 32 Old Slip New York, NY 10005	2,626,323	(7)	5.7%
Rene R. Champagne	911,690	(8)	2.0%
Omer E. Waddles	178,849	(9)	*
Clark D. Elwood	135,205	(10)	*

Thomas W. Lauer	49,573	(11)	*
Kevin M. Modany	16,882	(12)	*
Rand V. Araskog	213,790	(13)	*
John F. Cozzi	2,000	(14)	*
John E. Dean	48,181	(15)	*
James D. Fowler, Jr.	39,500	(16)	*
Joanna T. Lau	200	(17)	*
Harris N. Miller	19,110	(18)	*
Daniel P. Weadock	37,790	(19)	*
Vin Weber	42,290	(20)	*
All current Directors and executive officers as a group (16 individuals)	1,749,031	(21)	3.7%

*
Less than 1%.

(1)
All shares of ITT/ESI Common Stock are owned directly except as otherwise indicated. Pursuant to SEC regulations, shares (a) receivable by Directors and executive officers upon exercise of employee stock options exercisable within 60 days after February 15, 2004, (b) allocated to the accounts of certain Directors and executive officers under the ESI 401(k) Plan at February 15, 2004 or (c) credited to the accounts of certain Directors under the Directors Deferred Compensation Plan at February 15, 2004 are deemed to be beneficially owned by such Directors and executive officers.

(2)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner is a member of a group that possesses voting and investment power over a total of 7,139,193 shares. Barclays Global Investors, NA is a bank and has sole power to (a) vote or direct the vote of 5,351,526 shares and (b) dispose or direct the disposition of 5,351,526 shares. Barclays Global Fund Advisors is a registered investment advisor and has sole power to (a) vote or direct the vote of 428,170 shares and (b) dispose or direct the disposition of 428,170 shares. Barclays Global Investors Ltd. is a bank and has sole power to (a) vote or direct the vote of 524,263 shares and (b) dispose or direct the disposition of 524,263 shares. Barclays Bank PLC is a bank and has sole power to (a) vote or direct the vote of 203,700 shares and (b) dispose or direct the disposition of 203,700 shares. The reported affiliated companies of the beneficial owners include: Barclays Global Investors Japan Trust and Banking Company Limited; Barclays Life Assurance Company Limited; Barclays Capital Securities Limited; Barclays Capital Inc.; Barclays Private Bank & Trust (Isle of Man) Limited; Barclays Private Bank and Trust (Jersey) Limited; Barclays Bank Trust Company Limited; Barclays Bank (Sussie) SA; and Barclays Private Bank Limited. None of the reported affiliated companies have any sole or shared power to (a) vote or direct the vote of any shares or (b) dispose or direct the disposition of any shares.

(3)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner possesses voting and investment power over a total of 4,045,580 shares. Westport Advisers LLC ("Advisers") is a registered investment adviser and a subsidiary of Westport Asset Management, Inc. ("WAM"), which is also a registered investment adviser. Advisers and WAM have sole power to (a) vote or direct the vote of 760,700 shares and (b) dispose or direct the disposition of 760,700 shares. Advisers and WAM have shared power to (a) vote or direct the vote of 2,378,400 shares and (b) dispose or direct the disposition of 3,284,880 shares.

(4)
Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner is a member of a group that possesses voting and investment power over a total of 3,915,000 shares. Columbia Wanger Asset Management, L.P. ("Columbia") is a registered investment adviser. WAM Acquisition GP, Inc. ("GP") is the general partner of Columbia. Columbia and GP each possess voting and investment power over a total of 3,915,000 shares. Columbia and GP have shared power to (a) vote or direct the vote of 3,915,000 shares and (b) dispose or direct the disposition of 3,915,000 shares. Columbia Acorn Trust ("Acorn") is an investment company and possesses voting and investment power over a total of 2,498,000 shares. Acorn has shared power to (a) vote or direct the vote of 2,498,000 shares and (b) dispose or direct the disposition of 2,498,000 shares.

(5)
Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the 1934 Act. The beneficial owner is a registered investment adviser and broker-dealer and has sole power to (a) vote or direct the vote of 3,204,410 shares and (b) dispose or direct the disposition of 3,805,300 shares.

(6)
Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the 1934 Act. The beneficial owner is a registered investment adviser and has (a) sole power to vote or direct the vote of 2,396,100 shares, (b) shared power to vote or direct the vote of 513,450 shares and (c) sole power to dispose or direct the disposition of 2,933,150 shares.

(7)
Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the 1934 Act. The beneficial owner is a registered investment adviser and has sole power to (a) vote or direct the vote of 2,141,203 shares and (b) dispose or direct the disposition of 2,626,323 shares.

(8)
This number includes 101,188 shares owned directly, 10,669 shares owned under the ESI 401(k) Plan and 799,833 shares subject to presently exercisable options.

(9)
This number includes 14,584 shares owned directly, 932 shares owned under the ESI 401(k) Plan and 163,333 shares subject to presently exercisable options.

(10)
This number includes 8,304 shares owned directly, 6,067 shares owned under the ESI 401(k) Plan and 120,834 shares subject to presently exercisable options.

(11)
This number includes 17,806 shares owned directly, 1,767 shares owned under the ESI 401(k) Plan and 30,000 shares subject to presently exercisable options.

(12)
This number includes 0 shares owned directly, 216 shares owned under the ESI 401(k) Plan and 16,666 shares subject to presently exercisable options.

(13)
This number includes 203,177 shares owned directly, 2,613 shares deferred under the Directors Deferred Compensation Plan and 8,000 shares subject to presently exercisable options.

(14)
This number includes 1,000 shares owned directly and 1,000 shares owned by trusts for the benefit of Mr. Cozzi's children.

(15)
This number includes 11,028 shares owned directly, 900 shares owned by Mr. Dean's spouse, 4,250 shares deferred under the Directors Deferred Compensation Plan and 32,000 shares subject to presently exercisable options.

(16)
This number includes 7,500 shares owned directly and 32,000 shares subject to presently exercisable options.

(17)
This number includes 200 shares owned directly.

(18)
This number includes 5,110 shares owned directly and 14,000 shares subject to presently exercisable options.

(19)
This number includes 900 shares owned directly, 4,890 shares deferred under the Directors Deferred Compensation Plan and 32,000 shares subject to presently exercisable options.

(20)
This number includes 4,500 shares owned directly, 5,790 shares deferred under the Directors Deferred Compensation Plan and 32,000 shares subject to presently exercisable options.

(21)
This number includes 379,893 shares owned directly, 1,900 shares owned indirectly, 27,694 shares owned under the ESI 401(k) Plan, 1,321,998 shares subject to presently exercisable options and 17,546 shares deferred under the Directors Deferred Compensation Plan.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

        The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2005 Annual Meeting of Shareholders is November 19, 2004.

        In order to be considered at the 2005 Annual Meeting of Shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our By-Laws. Our By-Laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as Directors and of any business to be brought by a shareholder before a shareholders' meeting. With respect to annual meetings, our By-Laws provide that a shareholder of record entitled to vote at such meeting may nominate one or more persons for election as Director or Directors or may properly bring business before such meeting only if the shareholder gives written notice thereof to our Secretary not less than 70 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the event the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, (a) notice by the shareholder of a nomination must be delivered or received not earlier than the 90th day prior to such annual meeting and not later than the later of the 70th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made and (b) notice by a shareholder of any other business must be received not later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

        The advance notice provisions in our By-Laws also provide that in the case of a special meeting of shareholders called for the purpose of electing Directors, to be timely, a shareholder's notice must be delivered or received not earlier than the 90th day prior to such special meeting and not later than the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting and of nominees to be elected at such meeting is first made.

        The specific requirements of these advance notice and eligibility provisions are set forth in Article II, Section 8 and Article III, Section 2 of our By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to our Secretary at ITT Educational Services, Inc., 13000 North Meridian Street, Carmel, IN 46032-1404.

        The procedures described above apply to any matter that a shareholder wishes to raise at the 2005 Annual Meeting of Shareholders, including those matters raised other than pursuant to Rule 14a-8 of the 1934 Act. A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by us may confer discretionary authority to vote on such proposal.

ADDITIONAL INFORMATION

Code of Ethics

        We have adopted a written Code of Business Conduct and Ethics in accordance with Item 406 of the SEC's Regulation S-K (the "Code") that is applicable to our Directors and employees, including our principal executive officers, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The Code is posted on our website at www.ittesi.com.

        We also intend to promptly disclose on our website any amendments that we make to, or waivers for our Directors or executive officers that we grant from, the Code.

Transfer Agent Information

        The transfer agent and registrar for ITT/ESI Common Stock is:

    The Bank of New York
    101 Barclay Street—Floor 11E
    New York, NY 10286.
    E-mail address: Shareowner-svcs@Email.bankofny.com
    Internet address: http://stockbny.com

        Shareholders should send certificates for transfer and address changes to:

    The Bank of New York
    Receive and Deliver Department
    P.O. Box 11002
    Church Street Station
    New York, NY 10286

        Shareholder questions can be answered by contacting our transfer agent either by calling toll-free at 1-800-524-4458 (U.S.), 1-610-382-7833 (Outside the U.S.) or 1-888-269-5221 (Hearing Impaired-TDD Phone), or by mail addressed to:

    The Bank of New York
    Shareholder Relations Department
    P.O. Box 11258
    Church Street Station
    New York, NY 10286

Officer Certifications

        Our Chief Executive Officer, our President and Chief Operating Officer and our Chief Financial Officer each have made the certifications required to be filed with the SEC regarding the quality of our public disclosure. Those certifications have been filed with the SEC as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

APPENDIX A

CHARTER OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
ITT EDUCATIONAL SERVICES, INC.

SCOPE OF RESPONSIBILITY

  1.
  The Audit Committee ("Committee") of the ITT Educational Services, Inc. ("ITT/ESI") Board of Directors ("Board") will assist the Board in its oversight of:

  (a)
  the integrity of ITT/ESI's financial statements and other financial information provided by ITT/ESI to any governmental body or the public;

  (b)
  ITT/ESI's compliance with legal and regulatory requirements;

  (c)
  ITT/ESI's systems of internal controls regarding finance, accounting, legal compliance and ethics that ITT/ESI management ("management") and the Board establish;

  (d)
  ITT/ESI's auditing, accounting and financial reporting processes generally;

  (e)
  the qualifications, independence and performance of ITT/ESI's independent auditor; and

  (f)
  the performance of ITT/ESI's internal audit function.

  2.
  The Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of ITT/ESI's financial statements.

MEMBERSHIP

  1.
  The Committee must be composed of at least three directors.

  2.
  The Committee members and the Committee chairperson shall be appointed by the Board, and each member shall serve on the Committee at the pleasure of the Board.

  3.
  Each director on the Committee must be independent in accordance with both federal law and the rules of the New York Stock Exchange (the "NYSE"), and the Board will affirmatively determine that each director on the Committee has no material relationship with ITT/ESI.

  4.
  Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment.

  5.
  At least one member of the Committee must have accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment.

  6.
  No member of the Committee may simultaneously serve on more than two other public company audit committees.

  7.
  The only compensation that Committee members may receive from ITT/ESI is for their services on ITT/ESI's Board of Directors and its standing committees.

STRUCTURE AND PROCESSES

  1.
  General. The Committee will:

  (a)
  meet at least once each quarter and may invite members of management or others to attend Committee meetings and provide pertinent information;

  (b)
  meet regularly (at least quarterly) in separate executive sessions with (i) management, (ii) ITT/ESI's independent auditor and (iii) the Internal Audit Department ("IAD") to discuss any matters that the Committee, management, ITT/ESI's independent auditor or the IAD believes should be discussed privately with the Committee;

  (c)
  provide an open avenue of communication among ITT/ESI's independent auditor, the IAD and the Committee;

  (d)
  report regularly to the Board on significant matters within the Committee's scope of responsibility, including any issues that arise with respect to:

  (i)
  the quality or integrity of ITT/ESI's financial statements;

  (ii)
  ITT/ESI's compliance with legal and regulatory requirements;

  (iii)
  the performance and independence of ITT/ESI's independent auditor; and

  (iv)
  the performance of the IAD;

  (e)
  periodically review with ITT/ESI's general counsel legal, regulatory and related governmental policy matters that may have a material impact on ITT/ESI's financial statements, legal and regulatory compliance and programs;

  (f)
  when appropriate, conduct or authorize investigations into any matters within the Committee's scope of responsibility;

  (g)
  provide such disclosures and reports as may be required of the Committee by the SEC in ITT/ESI's proxy statement for its annual meeting of shareholders;

  (h)
  annually review this Charter and update it as necessary;

  (i)
  establish procedures for:

  (i)
  the receipt, retention and treatment of complaints received by ITT/ESI regarding accounting, internal accounting controls or auditing matters; and

  (ii)
  confidential, anonymous submissions by ITT/ESI employees of concerns regarding questionable accounting or auditing matters;

  (j)
  conduct an annual performance evaluation of the Committee;

  (k)
  review the results of the IAD's annual:

  (i)
  audit of director and ITT/ESI officer expense accounts, management perquisites and management's use of corporate assets; and

  (ii)
  monitoring of ITT/ESI's compliance with the ITT/ESI Code of Business Conduct and Ethics;

  (l)
  review management policies and programs relating to ITT/ESI's compliance with legal and regulatory requirements, business ethics, business integrity, conflicts of interest and environmental matters; and

  (m)
  perform such other functions as assigned by law, the NYSE, ITT/ESI's Certificate of Incorporation or By-Laws or the Board.

  2.
  Oversight of ITT/ESI's Relationship with the Independent Auditor. The Committee will:

  (a)
  be directly responsible for the appointment, compensation, retention, evaluation and termination of ITT/ESI's independent auditor;

  (b)
  be directly responsible for the oversight of the work of ITT/ESI's independent auditor, including the resolution of disagreements between management and the independent auditor regarding financial reporting;

  (c)
  have sole authority to approve all audit, audit-related, tax and permitted non-audit services, and related fees and terms, to be performed by the independent auditor for ITT/ESI, and provide any such approvals in advance of any such services;

  (d)
  evaluate the qualifications, performance and independence of ITT/ESI's independent auditor, taking into account the opinions of management and the IAD, including:

  (i)
  a review and evaluation of the lead partner of the independent auditor;

  (ii)
  reviewing the report described in (e)(iv) below;

  (iii)
  reviewing the independent auditor's work throughout the year;

  (iv)
  confirming that the lead audit partner or the audit partner responsible for reviewing the audit is rotated every five years;

  (v)
  considering whether there should be regular rotation of the independent auditor;

  (vi)
  actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditor;

  (vii)
  setting clear policies regarding ITT/ESI's hiring of employees or former employees of the independent auditor;

  (viii)
  obtaining confirmation and assurance from ITT/ESI's independent auditor of its independence;

  (ix)
  taking appropriate action to ensure the independence of the independent auditor; and

  (x)
  presenting the Committee's conclusion to the Board;

  (e)
  instruct ITT/ESI's independent auditor:

  (i)
  that the independent auditor reports directly to the Committee and is ultimately accountable to the Committee;

  (ii)
  to conduct an interim financial review of ITT/ESI's financial statements prior to ITT/ESI's quarterly filing of its Form 10-Q with the Securities and Exchange Commission (the "SEC");

  (iii)
  to report to the Committee:

  (A)
  all critical accounting policies and practices to be used by ITT/ESI;

  (B)
  all alternative disclosures and treatments of financial information within Generally Accepted Accounting Principles ("GAAP") that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the disclosures and treatment preferred by the independent auditor; and

        (C)
        any material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences; and

    (iv)
    to submit annually to the Committee a formal, written report describing:

      (A)
      the independent auditor's internal quality control procedures;

      (B)
      any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor;

      (C)
      any material issues raised by any inquiry or investigation of the independent auditor by governmental or professional authorities, within the preceding five years, with respect to any audit by the firm, and any steps taken to deal with any such issues; and

      (D)
      all relationships between the independent auditor and ITT/ESI.

  3.
  Oversight of IAD, Audit Matters and Financial Statements and Disclosures. The Committee will:

  (a)
  obtain confirmation and assurance from the IAD of its objectivity;

  (b)
  instruct management and ITT/ESI's independent auditor to provide the Committee with a timely analysis of significant current financial reporting issues and practices;

  (c)
  review and approve or disapprove any material transactions or courses of dealing between ITT/ESI and parties related to ITT/ESI that may involve a conflict of interest;

  (d)
  inquire about, consider and review with ITT/ESI's independent auditor, the IAD and management:

  (i)
  ITT/ESI's annual and quarterly financial statements, including the Management's Discussion and Analysis of Financial Condition and Results of Operations;

  (ii)
  any ITT/ESI transactions or arrangements that are important for understanding ITT/ESI's financial statements;

  (iii)
  any material financial or non-financial arrangements of ITT/ESI, or off-balance sheet structures, which do not appear on ITT/ESI's financial statements;

  (iv)
  management's and ITT/ESI's independent auditor's qualitative judgments regarding the appropriateness of the:

  (A)
  critical accounting principles and financial disclosure practices used, or proposed to be adopted, by ITT/ESI;

  (B)
  degree of aggressiveness or conservatism of ITT/ESI's accounting principles and underlying estimates, including ITT/ESI's independent auditor's views on whether management's choices of accounting principles are conservative, moderate or aggressive from the perspective of income, asset and liability recognition, and whether those principles are common practices or are minority practices;

  (C)
  consistency of application of ITT/ESI's accounting policies; and

  (D)
  clarity, consistency and completeness of the accounting information contained in ITT/ESI's financial statements and related disclosures;

      (v)
      any proposed or actual significant changes in ITT/ESI's selection or application of accounting principles;

      (vi)
      any analyses prepared by management, the independent auditor or the IAD regarding significant financial reporting issues and judgments made in connection with the preparation of ITT/ESI's financial statements, including the effects of alternative GAAP methods on the financial statements;

      (vii)
      the effect of regulatory and accounting initiatives on ITT/ESI's financial statements;

      (viii)
      the type and presentation of information to be included in earnings press releases, including the use of pro forma or adjusted non-GAAP information;

      (ix)
      financial information and earnings guidance provided to security analysts and rating agencies;

      (x)
      ITT/ESI's risk assessment and risk management, including:

      (A)
      the guidelines and policies governing the process by which management assesses and manages ITT/ESI's exposure to risk; and

      (B)
      ITT/ESI's major financial risk exposures and the steps taken by management to monitor and control those exposures;

      (xi)
      any significant adjustments, management judgments, accounting estimates, new or changed accounting policies, uncertainties, timing of transactions or timing of the recording of transactions;

      (xii)
      ITT/ESI's independent auditor's:

      (A)
      views of the appropriateness of the accounting principles and disclosure practices adopted and/or changed by management from time to time; and

      (B)
      rationale for accepting or questioning any significant estimates by management; and

      (xiii)
      any items that have a significant impact on the representational faithfulness, verifiability, neutrality and consistency of the accounting information included in ITT/ESI's financial statements;

    (e)
    recommend to the Board whether ITT/ESI's audited financial statements should be included in ITT/ESI's Annual Report on Form 10-K filed with the SEC;

    (f)
    inquire about, consider and review with ITT/ESI's independent auditor, the IAD and management:

    (i)
    the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources;

    (ii)
    the adequacy of ITT/ESI's internal accounting and financial controls, including;

    (A)
    any significant deficiencies in the design or operation of the internal controls;

    (B)
    any material weaknesses in the internal controls;

    (C)
    any special steps adopted in light of any material control deficiencies;

    (D)
    any fraud (whether or not material) that involves management or ITT/ESI employees who have a significant role in the internal controls; and

    (E)
    the responsibilities, budget and staffing of the IAD;

      (iii)
      the audit scope, plan and timing of ITT/ESI's independent auditor and the IAD, and any changes thereto;

      (iv)
      any other matters related to the conduct of the audit or reviews which are to be communicated by ITT/ESI's independent auditor to the Committee under Generally Accepted Auditing Standards;

      (v)
      any audit problems, difficulties or disputes encountered by ITT/ESI's independent auditor or the IAD in the course of their audit work, and management's response thereto, including:

      (A)
      any restrictions on the scope of the independent auditor's or IAD's activities or on their access to requested information;

      (B)
      any significant disagreements between the independent auditor or IAD and management;

      (C)
      any accounting adjustments that were noted or proposed by the independent auditor but were not made by management;

      (D)
      any communications between the independent audit team and the audit firm's national office regarding audit or accounting issues presented by the ITT/ESI engagement;

      (E)
      any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditor to ITT/ESI; and

      (vi)
      any significant audit findings and recommendations of ITT/ESI's independent auditor and the IAD, together with management's responses thereto.

  4.
  Independent Advisors. The Committee is empowered to:

  (a)
  engage independent legal, accounting and other advisors for advice and assistance, as it determines necessary to carry out its responsibilities; and

  (b)
  compensate, with ITT/ESI funds, the independent auditor and any independent legal, accounting and/or other advisors engaged by the Committee in the amounts that the Committee deems appropriate.

APPENDIX B

ITT EDUCATIONAL SERVICES, INC.'S
2003 ANNUAL REPORT TO SHAREHOLDERS

2003 FINANCIAL STATEMENTS AND OTHER INFORMATION

Message to our Shareholders:    This 2003 Annual Report to Shareholders appendix to our Proxy Statement contains our audited consolidated financial statements and all of the information that the regulations of the Securities and Exchange Commission (the "SEC") require be presented in an Annual Report to Shareholders. For legal purposes, this is ITT Educational Services, Inc.'s 2003 Annual Report to Shareholders. This appendix does not contain all of the information included in our 2003 Annual Report on Form 10-K. Our 2003 Annual Report on Form 10-K as filed with the SEC (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein), however, will be provided to any shareholder, without charge, upon written request to our Investor Relations Department at ITT Educational Services, Inc., 13000 North Meridian Street, Carmel, IN 46032-1404.

BUSINESS

  You should keep in mind the following points as you read this report:

  •
  References in this document to "we," "us," "our" and "ITT/ESI" refer to ITT Educational Services, Inc. and its subsidiaries.

  •
  The terms "ITT Technical Institutes," "technical institutes" or "institutes" (in singular or plural form) refer to the individual schools owned and operated by ITT/ESI. The terms "institution" or "campus group" (in singular or plural form) mean a main campus and its additional locations or branch campuses, if any.

Background

        We are a Delaware corporation incorporated in 1946. Our principal executive offices are located at 13000 North Meridian Street, Carmel, Indiana 46032-1404, and our telephone number is (317) 706-9200. From 1966 until our initial public offering on December 27, 1994, we were wholly owned by ITT Corporation, formerly a Delaware corporation and now known as ITT Industries, Inc., an Indiana corporation ("Old ITT"). On September 29, 1995, ITT Corporation, a Nevada corporation ("ITT"), succeeded to the interests of Old ITT in the beneficial ownership of 83.3% of our common stock. On February 23, 1998, Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation, acquired ITT. Public offerings of our common stock by ITT in June 1998 and February 1999 and our repurchase of 1,500,000 shares of our common stock from ITT in February 1999 completely eliminated ITT's beneficial ownership of any of our common stock.

Overview

        We are a leading provider of technology-oriented postsecondary degree programs in the United States based on revenues and student enrollment. We offer associate, bachelor and master degree programs and non-degree diploma programs to more than 37,000 students. We currently have 77 institutes located in 30 states. Each of our institutes is (a) authorized by the applicable education authorities of the states in which they operate and recruit and (b) accredited by an accrediting commission recognized by the U.S. Department of Education ("ED"). We design our education programs, after consultation with employers, to help graduates prepare for careers in various fields involving their areas of study. As of December 31, 2003, more than 99% of our program offerings were degree programs, and we were seeking authorization to award a degree in the remaining programs. We have provided career-oriented education programs since 1969 under the "ITT Technical Institute" name, and our institutes have graduated over 175,000 students since 1976.

        We opened one new institute in 2001, four new institutes in 2002 and three new institutes in 2003. We plan to open three or four new institutes in the remainder of 2004. All of our associate degree programs and most of our resident bachelor degree programs were being taught on a three-day-per-week class schedule at the end of 2003. We expect to complete the conversion of our five-day-per-week class schedule in all of our resident bachelor degree programs to a three-day-per-week class schedule in 2004, except for a few isolated program offerings. In 2003, we developed three new resident bachelor degree programs, three new resident associate degree programs and one new online master degree program. In 2003, we expanded the use of our hybrid education delivery model to several additional institutes, pursuant to which certain program courses are taught in residence on campus and others are taught online over the Internet (the "Hybrid Delivery Model"). Most of our remaining institutes will begin using the Hybrid Delivery Model in 2004. In 2003, we expanded our alliances with international educators pursuant to which more of our curricula are offered to students in foreign countries either by us through online programs offered over the Internet or by the international educators through residence programs under a license to use our curricula. We intend to continue expanding by opening new institutes, offering a broader range of both resident and online programs at our existing institutes (including new business and criminal justice programs) and pursuing new and expanded alliances with both domestic and international educators. We also intend to further expand our Hybrid Delivery Model by teaching more of the courses in each of our programs online over the Internet and fewer courses in residence on campus.

Business Strategy

        Our strategy is to pursue multiple opportunities for growth. We are implementing a growth strategy designed to increase revenues and operating efficiencies by increasing the number and types of program offerings and student enrollment at existing institutes, opening new institutes across the United States, licensing the use of our curricula to third parties and offering our curricula in international markets. The principal elements of this strategy include the following:

  Enhance Results at the Institute Level.

        Increase Enrollments at Existing Institutes.    We intend to increase recruiting efforts aimed at enrolling more working adults at our existing institutes. In addition, we believe that current demographic and employment trends will allow us to enroll a greater number of recent high school graduates.

        Broaden Availability of Current Program Offerings.    We intend to continue expanding the number of program offerings at our existing institutes. Our objective is to offer multiple programs at each institute. Our 77 institutes provide significant potential for the introduction of existing programs to a broader number of institutes. We believe that introducing new programs at existing institutes will attract more students. In 2003, we added a total of 181 program offerings among 47 existing institutes, and in 2004 we intend to add a total of approximately 230 program offerings among 66 existing institutes.

        Develop or Acquire Additional Programs.    We plan to introduce both resident and online programs in additional fields of study and at different levels. We developed three new resident bachelor degree programs, three new resident associate degree programs and one new online master degree program in 2003. In 2004, we intend to begin offering our new resident bachelor and associate degree programs at many of our institutions. We also intend to develop and begin offering at one or more of our institutes additional degree programs of study in 2004. The new degree programs are expected to involve disciplines in information technology ("IT"), design, business and/or criminal justice, and be at the associate, bachelor and master degree levels. We are also considering developing one or more short-term, non-degree programs of study in 2004. We intend to develop both a resident and online version of many of the new programs planned for 2004, and we expect that most, if not all, of the resident versions of these programs will be taught under our Hybrid Delivery Model. We believe that introducing new programs and making our programs more convenient for students can attract a broader base of students, motivate current students to extend their studies and help us improve the utilization of our facilities.

        Extend Total Program Duration.    In 2003, we increased the number of our institutes that offer bachelor degree programs from 41 to 51. In 2004, we intend to increase the number of our institutes that offer bachelor degree programs to 57. The average combined total program time that graduates of one or more of our programs were enrolled has increased from 18 months in 1986 to 27 months in 2003, as a result of approximately 30% of the graduates of our associate degree programs enrolling in bachelor degree programs at our institutes, a decrease in the average number of credit hours taken each academic quarter by full-time students in our residence degree programs of study as a consequence of our conversion to a three-day-per-week class schedule (from a five-day-per-week class schedule) in those programs, the elimination of shorter, non-degree programs and the increased duration of some of our associate degree programs from 18 months to 24 months. We expect that the average combined total program time of our students will increase further as the number of our institutes offering bachelor degree programs increases, additional bachelor degree programs are added at our institutes and we expand our online curricula offerings to include additional master degree programs.

        Improve Student Outcomes.    We strive to improve the graduation and graduate employment rates of our undergraduate students by providing academic and career services and dedicating administrative resources to those services.

        Geographic Expansion of Our Institutes and Program Offerings.    We plan to add new institutes at sites throughout the United States. Using our proprietary methodology, we determine locations for new institutes based on a number of factors, including demographics and population and employment growth. We opened one new institute in 2001, four new institutes in 2002 and three new institutes in 2003. We plan to open three or four new institutes in the remainder of 2004. In addition to new institutes, we also plan to begin adding learning sites in 2004. A learning site is an institute location where educational activities are conducted and student services are provided away from the institute's campus. We plan to open two or three learning sites in the remainder of 2004. We will also continue to consider acquiring schools. In 2003, we expanded the number of states in which we offer at least one of our online bachelor degree programs from 36 to 47. We intend to continue expanding our online program offerings into more states in 2004. We also expanded alliances with international educators in 2003, pursuant to which more of our curricula are offered to students in foreign countries either by us through online programs offered over the Internet or by the international educators through residence programs under a license to use our curricula.

        Increase Margins By Leveraging Fixed Costs at Institute and Headquarters Levels.    Our efforts to optimize school capacity and class size have allowed us to increase student enrollment without incurring a proportionate increase in fixed costs at our institutes. We believe that our online programs and Hybrid Delivery Model will help us to improve the utilization of our facilities by eliminating student usage of our facilities with respect to our online program offerings and reducing student usage of our facilities with respect to our Hybrid Delivery Model. In addition, we have realized substantial operating efficiencies by centralizing management functions and implementing operational uniformity among our institutes. We will continue to seek to improve margins by increasing enrollments and revenues without incurring a proportionate increase in fixed costs.

Programs of Study

        As of December 31, 2003, we were offering 20 degree programs and several diploma programs in various fields of study. All of our institutes were offering programs involving IT, electronics technology and drafting and design. Six institutes were offering a program involving business, and five institutes were offering a program involving criminal justice. The table below sets forth information regarding the programs of study we were offering as of December 31, 2003.

	Number of Institutes Offering the Programs at December 31, 2003
	Master Degree		Bachelor Degree	Associate Degree	Diploma(1)
School of Business
Business Administration	1	(2)	5	—	—
Business Accounting Technology	—		5	—	—
Technical Project Management(3)(4)	—		51	—	—
School of Criminal Justice
Criminal Justice	—		5	—	—
School of Drafting and Design
Computer Drafting and Design	—		—	70	2
Computer Visualization Technology	—		2	—	—
Digital Entertainment and Game Design	—		30	—	—
Industrial Design	—		3	—	—
Multimedia(5)	—		—	76	1
School of Electronics Technology
Automated Manufacturing Technology	—		4	—	—
Computer and Electronics Engineering Technology	—		—	77	—
Electronics and Communications Engineering Technology	—		47	—	—
Electronics Engineering Technology	—		10	—	—
Industrial Automation Engineering Technology	—		5	—	—
School of Information Technology
Computer Network Systems(5)	—		—	77	—
Data Communication Systems Technology	—		45	—	—
Information Systems Security(3)	—		49	—	—
Software Applications and Programming(5)	—		—	75	2
Software Engineering Technology	—		30	—	—
Web Development(5)	—		—	75	2

(1)
We have submitted, or are in the process of submitting, the requisite applications to the applicable state education authorities for approval to offer the diploma programs identified in this column as associate degree programs at each of the affected ITT Technical Institutes.

(2)
Online program. Our institute in Indianapolis is the only institute that presently offers online programs.

(3)
Resident and online program. Our institute in Indianapolis is the only institute that presently offers online programs.

(4)
The name of this program at some of our institutes is Technical Project Management for Electronic Commerce.

(5)
Depending on the location of the ITT Technical Institute, this program of study may have been approved by the applicable state education authority(ies) either as a separate program or one of as many as four disciplines of one program of study. For purposes of this table, this program is considered to be a separate program of study at every ITT Technical Institute where it was taught.

        As of December 31, 2003, approximately 39% of our students were enrolled in IT programs, approximately 35% were enrolled in electronics technology programs, approximately 25% were enrolled in drafting and design programs and approximately 1% were enrolled in business programs. We design our programs to help graduates prepare for careers in various fields involving their education by offering students a broad-based foundation in a variety of skills used in those fields. Graduates of our IT programs have obtained a variety of entry-level positions in various fields involving IT, such as network administrator, technical support, network technician and systems technician. Graduates of our electronics technology programs have obtained a variety of entry-level positions in various fields involving electronics, such as electronics product design and fabrication, communications, computer technology, industrial electronics, instrumentation, telecommunications and consumer electronics. Graduates of our drafting and design programs have obtained a variety of entry-level positions in various fields involving drafting and design, such as computer-aided drafting, electrical and electronics drafting, mechanical drafting, architectural and construction drafting, civil drafting, interior design, landscape architecture and multimedia communications. Graduates of our business programs are expected to obtain a variety of positions in various types of businesses involving the subject matter of their programs of study.

        We generally organize the academic schedule for programs of study offered at our institutes on the basis of four 12-week academic quarters in a calendar year, with new students beginning at the start of each academic quarter. Students can complete our associate degree programs in eight academic quarters, bachelor degree programs in at least 12 academic quarters and master degree program in seven academic quarters. We typically offer classes in most resident programs in 3.5 to 5 hour sessions three or five days a week (or two days a week under the Hybrid Delivery Model with one course taught online over the Internet each academic quarter), Monday through Saturday. Depending on student enrollment, class sessions are generally available in the morning, afternoon and evening. Each of our courses that is taught online over the Internet is delivered through an asynchronous learning network and has a prescribed schedule for completion of the coursework. The class schedule for our resident courses and the coursework completion schedule for our online courses generally provide students with the flexibility to pursue employment opportunities concurrently with their studies. Based on student surveys, we believe that a substantial majority of our students work at least part-time during their programs of study.

        Most of our programs of study blend traditional academic content with applied learning concepts and have the objective of helping graduates begin to prepare for a changing economic and technological environment. A significant portion of most programs offered at our institutes involves practical study in a lab environment.

        The content of most courses in each program of study is substantially standardized among our institutes to provide greater uniformity and to better enable students to transfer, if necessary, to other institutes offering the same programs with less disruption to their education. We regularly review each curriculum to respond to changes in technology and industry needs. Each of our institutes has established an advisory committee for each field of study, which is comprised of representatives of local employers. These advisory committees assist our institutes in assessing and updating curricula, equipment and laboratory design. In addition to courses directly related to a student's program of study, our programs also include general education courses, such as economics, mathematics, communications and sociology.

        Tuition for a student entering an undergraduate residence program in December 2003 for 36 quarter credit hours (the minimum course load of a full-time student for an academic year at traditional two- and four-year colleges) is $12,996 for all of our undergraduate residence programs, except as adjusted in some states to reflect applicable taxes and fees. We typically adjust the tuition for our programs of study at least annually. The majority of students attending resident programs at our institutes lived in that institute's metropolitan area prior to enrollment. We do not provide any student housing.

Student Recruitment

        We strive to attract students with the motivation and ability to complete the career-oriented educational programs offered by our institutes. To generate interest among potential students, we engage in a broad range of activities to inform potential students and their parents about our institutes and the programs they offer. These activities include television, Internet and other media advertising, direct mailings and high school visits.

        We centrally coordinate and develop our television advertising. We direct our television advertising at a combination of both the national market and the local markets in which our institutes are located. Our television commercials generally include a toll free telephone number and a website address for direct responses and information about the location of our institutes in the area. We centrally receive, track and forward responses to our television advertising to the appropriate institute representatives to contact prospective students and schedule interviews. We target our direct mail campaigns at different groups of potential postsecondary students, including, among others, high school students and working adults. We centrally receive, track and forward responses to direct mail campaigns to the appropriate institute representatives.

        We employ a director of recruitment at each of our institutes, who reports to the director of that institute. We centrally establish, but implement at the local level, recruiting policies and procedures, as well as standards for hiring and training sales representatives. We employ approximately 800 sales representatives to assist in local recruiting efforts. These representatives perform most of their services in student recruitment offices located at each of our institutes. Our sales representatives, along with other employees, also make presentations to students at high schools. These presentations promote our institutes and obtain information about high school juniors and seniors who may be interested in attending our institutes.

        Local sales representatives of an institute pursue expressions of interest from potential students for our resident programs of study by contacting prospective students and arranging for interviews either at such institute or at prospective students' homes. We have designed these interviews to establish a prospective student's qualifications, academic background, interests, motivation and goals for the future. Occasionally, we also pursue expressions of interest from graduate students for our resident programs of study by contacting them and arranging for their attendance at an informational seminar providing information about the institute and its programs. We pursue expressions of interest from potential students for our online programs of study by providing program and resource information on our website and through telecommunications and the mail.

        Student recruitment activities are subject to substantial regulation at both the state and federal level. Most states have bonding and licensing requirements that apply to many of our representatives and other employees involved in student recruitment. Our Vice President, Recruitment and the directors of field recruitment and training oversee the implementation of recruitment policies and procedures. In addition, our internal audit department generally reviews student recruiting practices relating to student presentations and the execution and completion of enrollment agreements at each of our institutes on an annual basis.

Student Admission and Retention

        We strive to admit incoming students that have the ability to complete their chosen programs of study. We require all applicants for admission to any of our institutes' undergraduate programs to have a high school diploma or a recognized equivalent and: (a) for resident programs, either pass an admission examination administered by the school, demonstrate achievement of a desired score on one of the two more widely recognized college entrance examinations, or possess at least 36 quarter credit hours (or the equivalent) with an overall cumulative grade point average of 2.0 on a 4.0 scale from an accredited postsecondary educational institution; or (b) for online programs, possess at least 60 quarter credit hours (or the equivalent) with an overall cumulative grade point average of 2.0 on a 4.0 scale from an accredited postsecondary educational institution. Students interested in our graduate program must first earn a bachelor degree. Students of varying ages and backgrounds attend our institutes. At December 31, 2003, approximately 19% of the students were 19 years of age or younger, 40% were between 20 and 24 years of age, 23% were between 25 and 30 years of age and 18% were age 31 or over. Male students accounted for approximately 82% of total enrollment as of December 31, 2003, while total minority enrollment at our institutes (based on applicable federal classifications) was approximately 46%.

        The faculty and staff at each of our institutes strive to help students overcome obstacles to the completion of their programs of study. As is the case in other postsecondary institutions, however, students often fail to complete their programs for a variety of personal, financial or academic reasons. Student withdrawals prior to program completion not only affect the students, they also have a negative regulatory, financial and marketing effect on the institute. To minimize student withdrawals, each of our institutes devotes staff resources to assist and advise students regarding academic and financial matters. We encourage academic advising and tutoring in the case of students experiencing academic difficulties. We also offer assistance and advice to students in our resident programs who are looking for part-time employment and housing. In addition, we consider factors relating to student retention in the performance evaluation of all of our instructors.

        In December 2002, we discontinued admitting new students at two of our ITT Technical Institutes: one in Hayward, California and the other in Santa Clara, California. Since then, we have been gradually ceasing all operations at each of those two institutes and expect all operations to finally cease by approximately the end of 2004 as the institute fulfills its obligations to the students enrolled in programs of study at the institute. The cessation of operations at those two institutes has not had, and we do not believe that it will have, a material adverse effect on our financial condition, results of operations or cash flows.

Graduate Employment

        We believe that the success of our graduates who begin their careers in fields involving their programs of study is critical to the ability of our institutes to continue to recruit students. We try to obtain data on the number of students employed following graduation. The reliability of such data depends largely on information that students and employers report to us. Based on this information, we believe that approximately 73% of the Employable Graduates (as defined below) from our institutes' programs during 2002 obtained employment or were already employed by April 30, 2003 in positions that required the direct or indirect use of skills taught in their programs of study. Employable Graduates include all of the graduates from our institutes, except for those graduates who: (a) have been admitted into other programs of study at postsecondary educational institutions that are scheduled to begin within one academic year following their graduation; (b) possessed visas that did not permit them to work in the United States following their graduation; (c) were personally suffering from a health condition that prevented them from working; (d) were actively engaged in U.S. military service;

or (e) moved out of the Continental United States with a spouse or parent who was actively engaged in U.S. military service.

        Each of our institutes employs personnel to offer its students and graduates career services. These persons assist in job searches and solicit employment opportunities from employers. In addition, certain courses in our undergraduate programs of study include instruction on job search techniques, the use of relevant reference materials, the composition of resumes and letters of introduction and the appropriate preparation, appearance and conduct for interviews.

        Based on information from students and employers who responded to our inquiries, we estimate that the reported annual starting salaries averaged approximately $27,300 for the Employable Graduates of our institutes' programs who graduated in 2002 and obtained employment or were already employed in fields involving skills taught in their programs of study. The average annual salary upon graduation for our Employable Graduates may vary significantly among our institutes depending on local employment conditions and each Employable Graduate's background and prior work experience. Initial employers of Employable Graduates from our institutes' programs include small, medium and large companies.

Faculty

        We hire faculty members in accordance with criteria established by us, the accrediting commission that accredits our institutes and the state education authorities that regulate our institutes. We hire faculty with related work experience and/or academic credentials to teach most technical subjects. Faculty members typically include program chairs and various categories of instructors. Our institutes currently employ a total of approximately 1,100 full-time and 950 part-time or adjunct faculty members.

Administration and Employees

        Each of our institutes is administered by a director who has overall responsibility for the management of the institute. The administrative staff of each institute also includes a director of recruitment, a director of career services, a director of finance, a dean and a registrar. We employ approximately 150 people at our corporate headquarters in Carmel, Indiana. We currently have approximately 3,300 full-time and 1,300 part-time employees. In addition, we currently employ approximately 160 students as laboratory assistants and in other part-time positions. None of our employees are represented by labor unions.

        Our headquarters provides centralized services to all of our institutes in the following areas:

  •
  accounting

  •
  marketing

  •
  public relations

  •
  curricula development

  •
  management information systems

  •
  purchasing

  •
  legal

  •
  regulatory

  •
  legislative affairs

  •
  real estate

  •
  human resources

        In addition, national managers of each of the following major institute functions reside at our headquarters and develop policies and procedures to guide these functions at our institutes:

  •
  recruiting

  •
  finance

  •
  academic affairs

  •
  career services

  •
  library

        Managers located at our headquarters closely monitor the operating results of each of our institutes and periodically conduct on-site reviews.

Competition

        The postsecondary education market in the United States is highly fragmented and competitive with no private or public institution enjoying a significant market share. Our institutes compete for students with graduate, bachelor and associate degree-granting institutions, which include nonprofit public and private colleges and for-profit institutions, as well as with alternatives to higher education such as military service or immediate employment. We believe competition among educational institutions is based on the quality of the educational program, perceived reputation of the institution, cost of the program and employability of graduates. Certain public and private colleges may offer programs similar to those offered by our institutes at a lower tuition cost due in part to government subsidies, foundation grants, tax deductible contributions or other financial resources not available to for-profit institutions. Other for-profit institutions offer programs that compete with those of our institutes. Certain of our competitors in both the public and private sector have greater financial and other resources than we do.

Federal and Other Financial Aid Programs

        In 2003, we indirectly derived approximately 71% of our revenues determined on an accrual accounting basis (or 68% determined on a cash accounting basis as defined by the ED's regulations) from the federal student financial aid programs under Title IV (the "Title IV Programs") of the Higher Education Act of 1965, as amended (the "HEA"). Our institutes' students also rely on unaffiliated private loan programs, family contributions, personal savings, employment, state financial aid programs, scholarships and other resources to pay their educational expenses. Students at our institutes receive grants, loans and other aid to fund the cost of their education under the following Title IV Programs:

  •
  the Federal Family Education Loan (the "FFEL") program, which accounted in aggregate for approximately 58% of our revenues in 2003;

  •
  the Federal Pell Grant (the "Pell") program, which accounted in aggregate for approximately 13% of our revenues in 2003;

  •
  the William D. Ford Federal Direct Loan (the "FDL") program, which accounted in aggregate for less than 1% of our revenues in 2003;

  •
  the Federal Work-Study (the "Work-Study") program, which makes federal funds available to provide part-time employment to students and under which our institutes employed approximately 750 students and paid $2,397,000 in student wages in 2003;

  •
  the Federal Perkins Loan (the "Perkins") program, which accounted in aggregate for a negligible portion of our revenues in 2003; and

  •
  the Federal Supplemental Educational Opportunity Grant (the "SEOG") program, which accounted in aggregate for a negligible portion of our revenues in 2003.

        The Work-Study, Perkins and SEOG programs each require our institutions to make a 25% matching contribution for all of the federal funds the institution receives from the ED under those programs. In 2003, our 25% matching contribution amounted to $599,000 for the Work-Study program, $0 for the Perkins program and $87,000 for the SEOG program. We are in the process of ending our participation in the Perkins program.

        In 2003, we indirectly derived approximately 4% of our revenues from state student financial aid programs. In 2003, we also indirectly derived approximately 20% of our revenues from unaffiliated, private loan programs that were made available to eligible students (and, under some programs, their parents) at various ITT Technical Institutes to help fund a portion of the students' cost of education.

We have no financial responsibility with respect to any loans made to students or their parents under those programs, except for approximately $1.3 million of loans made in the mid-1990's for which we have guaranteed repayment to the lender if the borrowers fail to pay. Based on our experience with the repayment of Title IV Program loans by students, we do not believe that such guarantee will result in a material adverse effect on our financial condition, results of operations or cash flows.

Regulation of Federal Financial Aid Programs

        In order to participate in Title IV Programs, our institutions must each comply with the standards set forth in the HEA and the regulations promulgated thereunder by the ED. The purpose of these standards is to limit institutional dependence on Title IV Program funds, prevent institutions with unacceptable student loan default rates from participating in Title IV Programs and, in general, require institutions to satisfy certain criteria related to educational value, administrative capability and financial responsibility. These standards are applied primarily on an institutional basis, with an institution defined as a main campus and its additional locations or branch campuses, if any. Twenty-nine of our 77 institutes are main campuses and 48 are additional locations. The HEA standards require an institution to obtain and periodically renew its certification by the ED as an "eligible institution" that has been authorized by the relevant state education authority or authorities and accredited by an accrediting commission recognized by the ED. All 77 of our institutes currently participate in Title IV Programs.

        The ED and other regulatory authorities subject for-profit providers of postsecondary education to increased scrutiny and regulation. We believe that all of our institutes substantially comply with the HEA and its implementing regulations. We cannot, however, predict with certainty how all of the HEA provisions and the implementing regulations will be applied. As described below, the violation of Title IV Program requirements by us or any of our institutes could have a material adverse effect on our financial condition, results of operations or cash flows. In addition, it is possible that the HEA and its implementing regulations may be applied in a way that could hinder our operations or expansion plans.

        Significant factors relating to Title IV Programs that could adversely affect us include the following:

        Legislative Action.    Political and budgetary concerns significantly affect Title IV Programs. The U.S. Congress must reauthorize the HEA approximately every six years, and the last reauthorization occurred in October 1998. The U.S. Congress began the process of reviewing and reauthorizing the HEA in 2003, a process that is expected to be concluded in late 2004 or in 2005. There has been extensive discussion about various changes to the HEA, but we cannot predict what changes Congress will ultimately make. In addition, the U.S. Congress determines federal appropriations for Title IV Programs on an annual basis. The U.S. Congress can also make changes in the laws affecting Title IV Programs in those annual appropriations bills and in other laws it enacts between the HEA reauthorizations. Since a significant percentage of our revenues is indirectly derived from Title IV Programs, any action by the U.S. Congress that significantly reduces Title IV Program funding or the ability of our institutes or students to participate in Title IV Programs could have a material adverse effect on our financial condition or results of operations.

        If one of our institutes lost its eligibility to participate in Title IV Programs, or if Congress significantly reduced the amount of available Title IV Program funding, we would try to arrange or provide alternative sources of financial aid for that institute's students. There are a number of private organizations that provide loans to students. Although we believe that one or more private organizations would be willing to provide loans to students attending one of our institutes, we cannot assure you that this would occur or that the interest rate and other terms of such loans would be as favorable as for Title IV Program loans. In addition, the private organizations could require us to guarantee all or part of this assistance and we might incur other additional costs. If we provided more direct financial assistance to our students, we would incur additional costs and assume increased credit risks.

        Legislative action may also increase our administrative costs and burden and require us to adjust our practices in order for our institutes to comply fully with the legislative requirements, which could have a material adverse effect on our financial condition or results of operations.

        Student Loan Defaults.    Under the HEA, an institution may lose its eligibility to participate in some or all Title IV Programs, if the rates at which the institution's students default on their federal student loans exceed specified percentages. The ED calculates these rates on an institutional basis, based on the number of students who have defaulted, not the dollar amount of such defaults. The ED calculates an institution's cohort default rate on an annual basis as the rate at which borrowers scheduled to begin repayment on their loans in one year default on those loans by the end of the next year. Each institution participating in the FFEL and/or FDL programs receives a FFEL/FDL cohort default rate for each federal fiscal year (i.e., October 1st through September 30th) based on defaulted FFEL and FDL program loans. An institution whose FFEL/FDL cohort default rate is 25% or greater for three consecutive federal fiscal years loses eligibility to participate in the FFEL, FDL and Pell programs for the remainder of the federal fiscal year in which the ED determines that the institution has lost its eligibility and for the two subsequent federal fiscal years. An institution can appeal this loss of eligibility. During the pendency of any such appeal, the institution remains eligible to participate in the FFEL, FDL and Pell programs. If an institution continues its participation in the FFEL and/or FDL programs during the pendency of any such appeal and the appeal is unsuccessful, the institution must pay the ED the amount of interest, special allowance, reinsurance and any related payments paid by the ED (or which the ED is obligated to pay) with respect to the FFEL and FDL program loans made to the institution's students or their parents that would not have been made if the institution had not continued its participation (the "Direct Costs"). If a substantial number of our campus groups were subject to losing their eligibility to participate because of their FFEL/FDL cohort default rates, the potential amount of the Direct Costs for which we would be liable if our appeals were unsuccessful would prevent us from continuing some or all of the affected campus groups' participation in the FFEL and/or FDL programs during the pendency of those appeals. In addition to the consequences resulting from an institution having three consecutive years of FFEL/FDL cohort default rates of 25% or greater, the ED will terminate the eligibility to participate in all Title IV Programs of an institution whose FFEL/FDL cohort default rate for any single federal fiscal year exceeds 40%.

        None of our campus groups had a FFEL/FDL cohort default rate equal to or greater than 25% for the 1999, 2000 or 2001 federal fiscal years, the most recent years for which the ED has published FFEL/FDL official cohort default rates. None of our campus groups had a FFEL/FDL preliminary cohort default rate equal to or greater than 25% for the 2002 federal fiscal year, which preliminary rates were issued by the ED in February 2004.

        If an institution's FFEL/FDL cohort default rate is 25% or greater in any of the three most recent federal fiscal years, or if its cohort default rate for loans under the Perkins program exceeds 15% for any federal award year, the ED may place that institution on provisional certification status. A federal award year is July 1 through June 30. Nineteen of our campus groups (consisting of 43 institutes) had a Perkins cohort default rate in excess of 15% for students who were scheduled to begin repayment in the 2000/2001 federal award year (the most recent year for which the ED has published Perkins cohort default rates) and went into default by June 30, 2002. When all of the ITT Technical Institute campus groups were recertified by the ED to participate in Title IV Programs during 2003, the reason given by the ED for placing two of our campus groups (consisting of three institutes) on provisional certification was their Perkins cohort default rate. We recently submitted to the ED our institution's Perkins cohort default rates for students scheduled to begin repayment in the 2001/2002 federal award year, but those rates have not yet been accepted or published by the ED. Our reported data for that year show that 19 of our campus groups (consisting of 50 institutes) had a Perkins cohort default rate in excess of 15%

for that year. See "—Administrative Capability" and "—Eligibility and Certification Procedures." We are in the process of ending our participation in the Perkins program.

        The servicing and collection efforts of student loan lenders and guaranty agencies help to control our FFEL/FDL cohort default rates. We are not affiliated with any student loan lenders or guaranty agencies. We supplement their efforts by attempting to contact students to advise them of their responsibilities and any deferment or forbearance for which they may qualify. We have also contracted with third-party servicers who provide additional assistance in reducing defaults under the FFEL, FDL and Perkins programs by students who attended some of our institutes.

        Financial Responsibility Standards.    The HEA and its implementing regulations prescribe specific financial responsibility standards that an institution must satisfy to participate in Title IV Programs. The ED evaluates institutions for compliance with these standards each year, based on the institution's annual audited financial statements, as well as following any change of control of the institution and when the institution is reviewed for recertification by the ED. The most significant financial responsibility measurement is the institution's composite score, which is calculated by the ED based on three ratios:

  •
  the equity ratio, which measures the institution's capital resources, ability to borrow and financial viability;

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  the primary reserve ratio, which measures the institution's ability to support current operations from expendable resources; and

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  the net income ratio, which measures the institution's ability to operate at a profit.

The ED assigns a strength factor to the results of each of these ratios on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and 3.0 reflecting financial strength. The ED then assigns a weighting percentage to each ratio and adds the weighted scores for the three ratios together to produce a composite score for the institution. The composite score must be at least 1.5 for the institution to be deemed financially responsible by the ED without the need for further oversight. In evaluating an institution's compliance with the financial responsibility standards, the ED may examine the financial statements of the individual institution, the institution's parent company, or any party related to the institution. If the ED determines that an institution does not satisfy the ED's financial responsibility standards, the institution may establish its financial responsibility on one of several alternative bases, including posting a letter of credit in an amount equal to a specified percentage of the total Title IV Program funds received by the institution during the institution's most recently completed fiscal year and, in some cases, agreeing to receive Title IV Program funds under an arrangement other than the ED's standard advance funding arrangement while being provisionally certified.

        Historically, the ED has evaluated the financial condition of our institutes on a consolidated basis based on our financial statements at the parent company level. When the ED reviewed the applications of our campus groups for continued certification to participate in Title IV Programs in 2003 based on our 2002 fiscal year financial statements at the parent company level, the ED determined that each of our campus groups satisfied the ED's financial responsibility standards without the need for further oversight. We have calculated that our campus groups' composite score, based on our fiscal year consolidated financial statements at the parent company level, was 2.8 in 2003 and 2.2 in 2002.

        Another significant financial responsibility standard of the ED requires an institution to post a letter of credit with the ED in an amount equal to 25% of the total dollar amount of unearned Title IV Program funds that the institution was required to return during its most recently completed fiscal year, if the institution was found to have untimely returned unearned Title IV Program funds with respect to 5% or more of its withdrawn students in either of its two most recently completed fiscal years. No review by the ED, a state or a guaranty agency has found that any of our institutes was violating the ED's standard on the timely return of unearned Title IV Program funds. Based on our current understanding of how the ED applies the current financial responsibility standards, we do not believe that these standards will have a material adverse effect on our financial condition, results of operations or expansion plans.

        Return of Funds for Withdrawn Students.    The HEA and its implementing regulations impose limits on the amount of Title IV Program funds withdrawing students can use to pay their education costs (the "Return Policy"). The Return Policy permits a student to use only a pro rata portion of the Title IV Program funds that the student would otherwise be eligible to use, if the student withdraws during the first 60% of any period of enrollment. For our institutes, a period of enrollment is generally an academic quarter. The institution must return to the appropriate lenders or the ED any Title IV Program funds that the institution receives on behalf of a withdrawing student in excess of the amount the student can use for such period of enrollment.

        The standards of most state education authorities that regulate our institutes (the "SEAs") and the Accrediting Council for Independent Colleges and Schools (the "ACICS") that accredits our institutes limit a student's obligation for tuition and fees to an institution, if a student withdraws from the institution (the "Refund Policy"). Depending on when a student withdraws during an academic quarter and the applicable Refund Policy, in many instances the student remains obligated to the ITT Technical Institute for some or all of the student's education costs that were paid by the Title IV Program funds returned under the Return Policy. In these instances, many withdrawing students are unable to pay all of their education costs, unless the students have access to other sources of financial aid. We have arranged for unaffiliated private funding sources to offer eligible students loans that can help replace any Title IV Program funds that are returned if any of those students withdraw. We believe that other unaffiliated private funding sources would also be willing to make these types of loans available to our students, but we cannot assure you of this. If these types of loans were unavailable, we could be unable to collect a significant portion of many withdrawing students' education costs that would have been paid by the Title IV Program funds that were returned.

        The "90/10" Rule.    Under a provision of the HEA commonly referred to as the "90/10" Rule, a for-profit institution becomes ineligible to participate in Title IV Programs if, on a cash accounting basis, the institution derives more than 90% of its applicable revenues for a fiscal year from Title IV Programs. If any of our campus groups violated the 90/10 Rule for any fiscal year, it would be ineligible to participate in Title IV Programs as of the first day of the following fiscal year and would be unable to apply to regain its eligibility until the next fiscal year. Furthermore, if one of our campus groups violated the 90/10 Rule and became ineligible to participate in Title IV Programs but continued to disburse Title IV Program funds, the ED would require the institution to repay, with limited exceptions, all Title IV Program funds disbursed by the institution after the effective date of the loss of eligibility. For our 2003 fiscal year, none of our campus groups derived more than 74% of its revenues on a cash accounting basis from Title IV Programs, with a range from approximately 60% to approximately 74%. We regularly monitor compliance with this requirement to minimize the risk that any of our campus groups' would derive more than the maximum allowable percentage of its applicable revenues from Title IV Programs for any fiscal year. If a campus group appeared likely to approach the maximum percentage threshold, we would consider making changes in student financing to comply with the 90/10 Rule.

        Administrative Capability.    The HEA directs the ED to assess the administrative capability of each institution to participate in Title IV Programs. ED regulations require each institution to satisfy a series of separate standards that demonstrate administrative capability. Failure to satisfy any of the standards may lead the ED to find the institution ineligible to participate in Title IV Programs or to place the institution on provisional certification as a condition of its participation. A violation of these requirements could also subject the institution to other penalties. See "—Compliance with Regulatory Standards and Effect of Regulatory Violations."

        One standard that applies to programs with the stated objective of preparing students for employment requires the institution to show a reasonable relationship between the length of the program and the entry-level job requirements of the relevant field of employment. Other standards provide that an institution lacks administrative capability if its FFEL/FDL cohort default rate equals or exceeds 25% for any of the three most recent federal fiscal years for which such rates have been published, or if its Perkins cohort default rate exceeds 15% for any federal award year.

        Nineteen of our campus groups (consisting of 43 institutes) had a Perkins cohort default rate in excess of 15% for the most recent federal award year for which such rates have been published. When all of the ITT Technical Institute campus groups were recertified by the ED to participate in Title IV Programs during 2003, the reason given by the ED for placing two of our campus groups (consisting of three institutes) on provisional certification was their Perkins cohort default rate. See "—Student Loan Defaults" and "—Eligibility and Certification Procedures." We are in the process of ending our participation in the Perkins program.

        Compensation of Recruitment, Admission and Financial Aid Employees.    The HEA prohibits an institution that participates in Title IV Programs from providing any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment or admission activity or in making decisions regarding the awarding of Title IV Program funds. Prior to November 2002, the ED's regulations implementing this provision of the HEA repeated almost verbatim the language of the HEA, and the ED's interpretations of this provision were inconsistent and generally not publicly disseminated. In November 2002, after re-examining Congress' original intent and purposes in enacting this HEA provision, the ED revised its regulations to clarify its interpretation of this provision and set forth 12 types of activities and payment arrangements that an institution may carry out without violating this provision (the "Safe Harbors"). One of the Safe Harbors permits the payment of fixed compensation, such as a fixed annual salary or hourly wage, so long as the fixed compensation is not adjusted up or down more than twice during any 12-month period, and any adjustment to the fixed compensation is not based solely on the number of students recruited, admitted, enrolled or awarded financial aid. Prior to November 2002, we believe that we compensated our employees involved in student recruitment, admissions or financial aid in accordance with this Safe Harbor. Subsequent to November 2002, we believe that we have compensated the applicable employees in accordance with this Safe Harbor and other Safe Harbors, but the ED has stated that it will no longer review and approve individual schools' compensation plans. If the ED determined that an institution's method of compensating its employees involved in student recruitment, admissions or financial aid violated the HEA, the ED could subject the institution to monetary fines or penalties (including repaying a substantial portion of the Title IV Program funds that the institution disbursed during the period it was in violation) or other sanctions (including a limitation, suspension or termination of the institution's ability to participate in Title IV Programs). Any substantial restrictions on our ITT Technical Institutes' ability to participate in Title IV Programs would adversely affect our ability to enroll students, expand the number of our institutes and increase the number of the programs of study offered at our institutes.

        Additional Locations and Programs.    Our expansion plans assume we will be able to continue to obtain the necessary ED, ACICS and SEA approvals to establish new institutes as additional locations of existing main campuses and to expand the program offerings at our existing institutes. From 2001 through 2003, we established eight new additional locations, all of which are participating in Title IV Programs, and added 474 programs at our existing institutes.

        The HEA requires a for-profit institution to operate for two years before it can qualify to participate in Title IV Programs. If an institution that is certified to participate in Title IV Programs establishes an additional location that offers at least 50% of an entire educational program and obtains the necessary SEA and accrediting commission approvals, that additional location can participate in Title IV Programs immediately upon being reported to the ED, unless one of the following restrictions applies, in which case the ED must approve the additional location before it can participate in Title IV Programs:

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  the institution is provisionally certified to participate in Title IV Programs (See "—Eligibility and Certification Procedures");

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  the institution receives Title IV Program funds under the ED's reimbursement or cash monitoring payment method;

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  the institution acquired the assets of another institution that provided educational programs at that location during the preceding year and participated in Title IV Programs during that year;

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  the institution would be subject to loss of eligibility to participate in Title IV Programs, because the additional location lost its eligibility to participate in Title IV Programs as a result of high FFEL/FDL cohort default rates; or

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  the ED previously notified the institution that it must apply for approval to establish an additional location.

        The HEA and applicable regulations permit students to use Title IV Program funds only to pay the cost associated with enrollment in an eligible program offered by an institution participating in Title IV Programs. Generally, an institution that is eligible to participate in Title IV Programs may add a new educational program without the ED's approval, if that new program: (a) leads to an associate level or higher degree and the institution already offers programs at that level; or (b) prepares students for gainful employment in the same or a related occupation as an educational program that has previously been designated as an eligible program at the institution and meets minimum length requirements. Otherwise, the institution must obtain the ED's approval before it may disburse Title IV Programs funds to students enrolled in the new program. If an institution erroneously determines that a new educational program is eligible for Title IV Program funding, the institution would likely be liable for repayment of the Title IV Program funds provided to students in that educational program.

        The ACICS accreditation criteria generally permit an institution's main campus to establish additional locations. Although the ACICS criteria may limit our ability to establish additional locations and expand the programs offered at an institute in certain circumstances, we do not believe, based on our current understanding of how the accreditation criteria will be applied, that these limitations will have a material adverse effect on our expansion plans. See "—State Authorization and Accreditation."

        State laws and regulations generally treat each of our institutes as a separate, unaffiliated institution and do not distinguish between main campuses and additional locations or branch campuses. State laws and regulations generally do not limit the number of institutes that we can establish within the state or the number of programs that our institutes can offer, so long as each institute satisfies all requirements to obtain any required state authorizations. In some states, the requirements to obtain state authorization limit our ability to establish new institutes and offer new programs. The process of obtaining any required state authorizations can also delay the opening of new institutes or the offering of new programs. Based on our current understanding of how the state laws and regulations in effect in the states where we are located or anticipate establishing a new location will be applied, we do not believe that these limitations will have a material adverse effect on our expansion plans. See "—State Authorization and Accreditation."

        Eligibility and Certification Procedures.    The HEA and its implementing regulations require each institution to periodically reapply to the ED for continued certification to participate in Title IV Programs. The ED recertifies each institution deemed to be in compliance with the HEA and the ED's regulations for a period of six years or less. Before that period ends, the institution must apply again for recertification. The length of the current ED certifications of our ITT Technical Institute campus groups range from three years to six years and extend from March 31, 2006 to September 30, 2009.

        The ED may place an institution on provisional certification for a period of three years or less, if it finds that the institution does not fully satisfy all the eligibility and certification standards. If an institution successfully participates in Title IV Programs during its period of provisional certification but fails to satisfy the full certification criteria, the ED may renew the institution's provisional certification. The ED may withdraw an institution's provisional certification without advance notice, if the ED determines that the institution is not fulfilling all material requirements. The ED may also more closely review an institution that is provisionally certified, if it applies for approval to open a new location or makes some other significant change affecting its eligibility. Provisional certification does not otherwise limit an institution's access to Title IV Program funds.

        During 2003, two of our campus groups (consisting of three institutes) were provisionally certified to participate in Title IV Programs, because their Perkins cohort default rate exceeded 30%. We are in the process of ending our participation in the Perkins program.

        Title IV Program Funds Management.    ED regulations govern how an institution participating in Title IV Programs requests, maintains, disburses and otherwise manages Title IV Program funds. These regulations require institutions to disburse all Title IV Program funds by payment period. For our institutes, the payment period is an academic quarter. These regulations affect the timing of our receipt and disbursement of Title IV Program funds and prescribe time frames within which our campus groups must notify Title IV Program fund recipients of certain information and return any undisbursed Title IV Program funds.

        Availability of Lenders and Guarantors.    Our students have traditionally received their FFEL program loans from a limited number of lending institutions. For example, in our 2003 fiscal year, one lender provided approximately 95% of the FFEL program loans that our students received. In addition, in our 2003 fiscal year, one student loan guaranty agency guaranteed almost 100% of the FFEL program loans made to our students. We do not believe that either our primary lender or primary guaranty agency intends to withdraw from the student loan field or reduce the volume of loans it makes or guarantees in the near future. If FFEL program loans by our primary lender or guarantees of those loans by our primary guaranty agency were significantly reduced or no longer available, we believe that we would be able to identify other lenders and guaranty agencies to make and guarantee those loans for our students, because the student loan industry is highly competitive and we are frequently approached by other lenders and guaranty agencies seeking our business. If we were unable to timely identify other lenders and guaranty agencies to make and guarantee FFEL program loans for our students, that could delay our students' receipt of their loans, increase our receivables, cause our student population to decrease and have a material adverse effect on our financial condition, results of operations and cash flows.

        Compliance with Regulatory Standards and Effect of Regulatory Violations.    Our internal audit department reviews our institutes' compliance with Title IV Program requirements and conducts an annual compliance review of each of our institutes. The review addresses numerous compliance areas, including student tuition refunds and return of Title IV Program funds, student academic progress, student admission, graduate employment, student attendance, student financial aid applications, implementation of prior audit recommendations and a general review of student recruiting practices relating to student presentations and the execution and completion of enrollment agreements.

        Our institutes are subject to audits and program compliance reviews by various external agencies, including the ED, state agencies, guaranty agencies and the ACICS. Each of our institutes' administration of Title IV Program funds must also be audited annually by an independent accounting firm, and the resulting audit report must be submitted to the ED for review. If the ED or another regulatory agency determined that one of our institutes improperly disbursed Title IV Program funds or violated a provision of the HEA or the ED's regulations, that institute could be required to repay such funds to the ED or the appropriate state agency or lender and could be assessed an administrative fine. The ED could also subject the institute to heightened cash monitoring, or could transfer the institute from the advance system of receiving Title IV Program funds to the reimbursement system, under which a school must disburse its own funds to students and document the students' eligibility for Title IV Program funds before receiving such funds from the ED. Violations of Title IV Program requirements could also subject us or our institutes to other civil and criminal penalties.

        Significant violations of Title IV Program requirements by us or any of our institutes could be the basis for a proceeding by the ED to limit, suspend or terminate the participation of the affected institutes in Title IV Programs. If the ED terminates an institution's participation in Title IV Programs, the institution in most circumstances must wait 18 months before requesting a reinstatement of its participation. An institution that loses its eligibility to participate in the FFEL, FDL, Pell or Perkins programs due to high cohort default rates for three consecutive years normally may not apply to resume participation in those programs for at least two federal fiscal years. An institution that loses its eligibility to participate in Title IV Programs due to a violation of the 90/10 Rule may not apply to resume participation in Title IV Programs for at least one year.

        There is no proceeding pending to fine any of our institutes or to limit, suspend or terminate any of our institutes' participation in Title IV Programs. If any proceeding substantially limited our institutes' participation in Title IV Programs or required the repayment of a substantial sum of Title IV Program funds that our institutes disbursed in prior years, we would be materially adversely affected, even if we could arrange or provide alternative financing sources or repay those funds. If an institute lost its eligibility to participate in Title IV Programs and we could not arrange for alternative financing sources for our students, we would probably have to close that institute.

State Authorization and Accreditation

        We are subject to extensive and varying regulation in each of the 30 states in which we currently operate an institute and in 17 other states in which our institutes recruit students. Each of our institutes must be authorized by the applicable SEAs to operate and grant degrees or diplomas to their students. In addition, some states require an institute to be in operation for a period of up to two years before such institute can be authorized to grant degrees. Currently, each of our institutes has received authorization from one or more SEAs.

        Institutes that confer bachelor or master degrees must, in most cases, meet additional regulatory standards. Raising the curricula of our existing institutes to the bachelor and/or master degree level requires the approval of the SEAs and the ACICS. State education laws and regulations affect our operations and may limit our ability to introduce degree programs or to obtain authorization to operate in some states. If any one of our institutes lost its state authorization, the institute would be unable to offer postsecondary education and we would be forced to close the institute. Closing one of our institutes for any reason could have a material adverse effect on our financial condition or results of operations.

        The HEA specifies a series of criteria that each recognized accrediting commission must use in reviewing institutions. For example, accrediting commissions must assess the length of each academic program offered by an institution in relation to the objectives of the degrees or diplomas offered. Further, accrediting commissions must evaluate each institution's success with respect to student achievement, as measured by rates of program completion, passing of state licensing examinations and job placement. In 2003, the ACICS reviewed 28 of our institutes and granted initial accreditation to three of these institutes and reaccredited 25 institutes.

        State authorization and accreditation by an accrediting commission recognized by the ED are required for an institution to become and remain eligible to participate in Title IV Programs. In addition, some states require institutions operating in the state to be accredited as a condition of state authorization. All of our institutes are accredited by the ACICS, which is an accrediting commission recognized by the ED. None of our institutes is on probation with the ACICS, but 24 institutes are subject to graduate placement reporting by the ACICS. Under the ACICS criteria, an institute that is subject to a financial or outcomes review (including graduate placement reporting) must periodically report its results in such areas to the ACICS and obtain permission from the ACICS prior to applying to add a new program of study or establish an additional location. We do not believe that these limitations will have a material adverse effect on our expansion plans.

        The loss of accreditation by one of our existing institutes or the failure of a new institute to obtain full accreditation:

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  would make only the affected institute ineligible to participate in Title IV Programs, if the affected institute was an additional location;

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  would make the entire campus group ineligible to participate in Title IV Programs, if the affected institute was a main campus; and

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  could have a material adverse effect on our financial condition, results of operations and cash flows.

Change in Control

        The ED, the ACICS and most of the SEAs have laws, regulations and/or criteria (collectively "Regulations") pertaining to the change in ownership and/or control (collectively "change in control") of institutions, but these Regulations do not uniformly define what constitutes a change in control. The ED's Regulations describe some transactions that constitute a change in control, including the transfer of a controlling interest in the voting stock of an institution or the consolidated corporation of which the institution is a part. Under the ED's Regulations, a change in control of a publicly traded corporation, such as us, occurs when: (a) there is an event that obligates the corporation to file a Current Report on Form 8-K with the Securities and Exchange Commission ("SEC") disclosing a change in control; or (b) the corporation has a shareholder that owns or controls at least 25% of the total outstanding voting stock of the corporation and is the largest shareholder of the corporation, and that shareholder ceases to own or control at least 25% of such stock or ceases to be the largest shareholder, but this measure does not include a shareholder whose sole ownership of the corporation's voting stock is held as a U.S. institutional investor, in mutual funds, through a profit- sharing plan or in an Employee Stock Ownership Plan. Most of the SEAs include the sale of a controlling interest of common stock in the definition of a change in control. The ACICS defines a change in control of a publicly traded corporation to include, among other things:

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  a change in 50% or more of the voting members of the corporation's board of directors in any rolling, 12-month period;

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  a change in the number of voting members of the corporation's board of directors in any rolling, 12-month period that allows a group of directors to exercise control who could not exercise control before the change;

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  the acquisition of 50% or more of the total outstanding voting shares of the corporation by any entity; or

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  any transaction that is deemed by an appropriate governmental agency to constitute a change in control.

The change in control Regulations adopted by the ED, the ACICS and the SEAs are subject to varying interpretations as to whether a particular transaction constitutes a change in control.

        When a change in control occurs under the ED's Regulations, an institution's eligibility to continue to participate in Title IV Programs is subject to review and the institution could lose its eligibility, with the result that the institution would no longer be able to authorize or, with limited exceptions, disburse Title IV Program funds to its students. If an institution timely submits a materially complete application following a change in control, the ED may provisionally certify the institution for a temporary period following a change in control, pending a review by the ED to determine whether to reinstate the institution's participation in Title IV Programs. The ED's determination depends on whether the institution, under its new ownership and control, complies with specified ED requirements for institutional eligibility.

        The ACICS will not reaccredit an institution following a change in control until the institution submits an application for reaccreditation, which requires documentation that the institution has been reauthorized or continues to be authorized by the appropriate SEA or SEAs. The ACICS criteria and procedures provide that, generally within five business days after an institution documents that it has been reauthorized or continues to be authorized by the appropriate SEA or SEAs following a change in control, the ACICS will determine whether to temporarily reinstate the institution's accreditation for an undefined period to allow for the completion and review of the application.

        Many SEAs require that a change in control of an institution be approved before it occurs in order for the institution to maintain its SEA authorization. Other SEAs will only review a change in control of an institution after it occurs.

        A change in control could occur as a result of future transactions in which we or our institutes are involved, such as some corporate reorganizations and some changes in our board of directors. If a future transaction results in a change in control of us or our institutes, we believe that we will be able to obtain all necessary approvals from the ED, the SEAs and the ACICS. We cannot assure you, however, that all such approvals can be obtained in a timely manner that would not delay the availability of Title IV Program funds or prevent some students from receiving Title IV Program funds.

        A material adverse effect on our financial condition, results of operations and cash flows would result if we had a change in control and a material number of our institutes failed to timely:

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  obtain the approvals of the SEAs required prior to or following a change in control;

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  regain accreditation by the ACICS or have their accreditation temporarily continued or reinstated by the ACICS; or

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  regain eligibility to participate in Title IV Programs from the ED or receive temporary certification to continue to participate in Title IV Programs pending further review by the ED.

Shareholder Information

        We make the following materials available free of charge through our website at www.ittesi.com as soon as reasonably practicable after such materials are electronically filed with or furnished to the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

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  our annual reports on Form 10-K and all amendments thereto;

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  our quarterly reports on Form 10-Q and all amendments thereto;

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  our current reports on Form 8-K and all amendments thereto; and

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  various other filings that we make with the SEC.

        We also make the following materials available free of charge through our website at www.ittesi.com:

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  our Corporate Governance Guidelines;

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  the charter for each of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors; and

  •
  our Code of Business Conduct and Ethics ("Code").

        We will provide a copy of the following materials without charge to anyone who makes a written request to our Investor Relations Department at ITT Educational Services, Inc., 13000 North Meridian Street, Carmel, Indiana 46032-1404 or by e-mail through our website at www.ittesi.com:

  •
  our annual report on Form 10-K for the year ended December 31, 2003, excluding certain of its exhibits;

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  our Corporate Governance Guidelines;

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  the charter for each of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors; and

  •
  the Code.

        We also intend to promptly disclose on our website any amendments that we make to, or waivers for our Directors or executive officers that we grant from, the Code.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

        Our common stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "ESI." The prices set forth below are the high and low sale prices of our common stock during the periods indicated, as reported in the NYSE's consolidated transaction reporting system. These prices have been restated to reflect the adjustment to the market price of our common stock as a result of the two-for-one split of our common stock declared on May 10, 2002 and effected on June 6, 2002 by payment of a stock dividend to all shareholders of record at the close of business on May 28, 2002 of one share on each one share of our common stock issued and outstanding or held as treasury stock on May 28, 2002 (the "2002 Stock Split").

	High	Low
2002
First Quarter	$23.34	$16.76
Second Quarter	26.65	21.25
Third Quarter	22.00	14.28
Fourth Quarter	24.35	14.14
2003
First Quarter	$30.00	$23.19
Second Quarter	31.55	26.34
Third Quarter	49.45	28.97
Fourth Quarter	56.50	44.19

        There were approximately 135 holders of record of our common stock on February 15, 2004.

        We did not pay a cash dividend in 2002 or 2003. We do not anticipate paying any cash dividends on our common stock in the foreseeable future and we plan to retain our earnings to finance future growth. The declaration and payment of dividends on our common stock are subject to the discretion of our Board of Directors and compliance with applicable law. Our decision to pay dividends in the future will depend on general business conditions, the effect of such payment on our financial condition and other factors our Board of Directors may in the future consider to be relevant.

        The information required by this Item concerning securities authorized for issuance under equity compensation plans is set forth in or incorporated herein by reference into Part III, Item 12 of this Annual Report.

SELECTED FINANCIAL DATA

        The following selected financial data are qualified by reference to and should be read with our Consolidated Financial Statements and Notes to Consolidated Financial Statements and other financial data included elsewhere in this report.

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except per share and operating data)
Statement of Income Data:
Revenues(a)	$522,856	$454,118	$400,063	$336,331	$306,786
Cost of educational services(a)	280,006	256,675	237,641	200,460	182,176
Student services and administrative expenses	148,329	129,134	110,816	94,156	86,953
Offering, change in control and other one-time expenses	—	—	—	—	900

Total costs and expenses	428,335	385,809	348,457	294,616	270,029
Operating income	94,521	68,309	51,606	41,715	36,757
Interest income, net	1,995	2,684	2,708	2,707	2,396

Income before income taxes and cumulative effect of change in accounting principle	96,516	70,993	54,314	44,422	39,153
Income taxes	37,658	27,139	20,600	16,937	14,802

Income before cumulative effect of change in accounting principle	58,858	43,854	33,714	27,485	24,351
Cumulative effect of change in accounting principle, net of tax(b)	—	—	—	(2,776)	(823)

Net income	$58,858	$43,854	$33,714	$24,709	$23,528

Earnings per share(c):
Basic(d)	$1.31	$0.96	$0.71	$0.51	$0.47
Diluted(e)	$1.27	$0.94	$0.70	$0.51	$0.46

Other Operating Data:
Capital expenditures, net	$14,391	$14,265	$21,560	$29,393	$17,005
Facility purchases	$25,718	$19,843	—	—	—
Number of students at end of period	37,076	32,631	30,778	27,640	26,428
Number of technical institutes at end of period	77	74	70	69	67
	At December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents, restricted cash and investments	$254,174	$156,708	$110,232	$70,618	$67,961
Total current assets	256,646	173,266	133,026	92,570	89,082
Property and equipment, less accumulated depreciation	81,503	62,584	49,593	46,560	31,686
Total assets	363,270	247,707	194,215	150,896	131,002
Total current liabilities	202,337	142,495	105,372	79,926	68,622
Shareholders' equity	146,124	89,024	78,188	64,686	57,771

(a)
The reclassification of tuition revenue with respect to students who withdraw reduced revenues and cost of educational services by $12,418 in the year ended December 31, 2003, $10,828 in the year ended December 31, 2002, $10,488 in the year ended December 31, 2001, $11,193 in the year ended December 31, 2000 and $9,584 in the year ended December 31, 1999. The reclassifications had no impact on our total consolidated results reported in any period presented. See Note 1 to our Notes to Consolidated Financial Statements.

(b)
Cumulative effect of change in accounting principle, net of tax represents institute start-up costs in 1999 and revenue recognition in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" in 2000. We have not presented proforma results for the prior fiscal years due to immateriality.

(c)
Earnings per share in all prior periods have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective June 6, 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read with the Selected Financial Data and the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this report.

General

        We operate 77 institutes in 30 states which provide technology-oriented postsecondary education to approximately 37,000 students. We derive our revenues almost entirely from tuition, course materials, fees and charges paid by, or on behalf of, our students. Most students at our institutes pay a substantial portion of their tuition and other education-related expenses with funds received under various government-sponsored student financial aid programs, especially the federal student financial aid programs under Title IV ("Title IV Programs") of the Higher Education Act of 1965, as amended (the "HEA"). In 2003, we indirectly derived approximately 68% of our revenues, determined on a cash accounting basis as defined by the ED's regulations, from Title IV Programs.

        Our revenues vary based on the aggregate student population, which is influenced by the following factors:

  •
  the number of students attending our institutes at the beginning of a fiscal period;

  •
  the number of new first-time students entering and former students re-entering our institutes during a fiscal period;

  •
  student retention rates; and

  •
  general economic conditions.

        New students generally enter our institutes at the beginning of an academic quarter that begins for most programs of study in March, June, September or December. Our establishment of new institutes and the introduction of additional program offerings at our existing institutes have been significant factors in increasing the aggregate student population in recent years.

        In order to participate in Title IV Programs, a new institute must be authorized by the state in which it will operate, accredited by an accrediting commission that the U.S. Department of Education ("ED") recognizes, and certified by the ED to participate in Title IV Programs. The accrediting commission that accredits our institutes grants accreditation to a new institute prior to its first class start date. The ED's certification process cannot commence until the institute receives its state authorization and accreditation. In the past, ED certification for a new location generally took approximately nine months from the first class start date. In the future, however, we do not believe that we will experience much, if any, delay in obtaining ED certification for new locations of the vast majority of our institutes.

        We earn tuition revenues on a weekly basis, pro rata over the length of each of four, 12-week academic quarters in each fiscal year. State regulations, accrediting commission criteria and our policies generally require us to refund a portion of the tuition and fee payments received from a student who withdraws from one of our institutes during an academic quarter. Our statement of income recognizes immediately the amount of tuition and fees, if any, that we may retain after payment of any refund.

        Previously, if a student withdrew, the tuition revenue related to the remainder of that academic quarter and the fee revenue related to the remainder of the student's program were recorded and the amount of any refund resulting from the application of federal, state or accreditation requirements or our refund policy was recorded as an expense. For the periods presented, we have reclassified tuition and fee revenue by netting the corresponding revenue and expense related to the remaining tuition and fees with any related refund recorded for students who withdrew. As a result, revenues and cost of educational services have each been reduced by $12,418 for the year ended December 31, 2003, $10,828 for the year ended December 31, 2002 and $10,488 for the year ended December 31, 2001. The reclassifications had no impact on our total consolidated results reported in any period presented.

        We incur expenses throughout a fiscal period in connection with the operation of our institutes. The cost of educational services includes faculty and administrative salaries, cost of course materials, occupancy costs, depreciation and amortization of equipment costs, facilities and leasehold improvements, and certain other administrative costs incurred by our institutes.

        Student services and administrative expenses include direct marketing costs (which are marketing expenses directly related to new student recruitment), indirect marketing expenses, an allowance for doubtful accounts and administrative expenses incurred at our corporate headquarters. Direct marketing costs include salaries and employee benefits for recruiting representatives and direct solicitation expenses. We capitalize our direct marketing costs (excluding advertising expenses) using the successful efforts method and amortize them on a cost-pool-by-cost-pool basis over the period that we expect to receive revenue streams associated with those assets. We expense as incurred our marketing costs that do not relate to the direct solicitation of potential students.

        In 2002, we developed five new resident bachelor degree programs and one new online bachelor degree program. We began offering one or more of these new bachelor degree programs at 39 of our institutes in 2002. In addition, a total of 41 of our institutes were approved to offer bachelor degree programs as of December 31, 2002 compared to 29 as of December 31, 2001.

        In 2003, we developed three new resident bachelor programs, three new resident associate degree programs and one new online master degree program. In addition, a total of 51 of our institutes were approved to offer bachelor degree programs as of December 31, 2003 compared to 41 as of December 31, 2002. We also expanded the use of the Hybrid Delivery Model to several additional institutes in 2003.

        We opened one new institute in 2001, four new institutes in 2002 and three new institutes in 2003. We plan to open three or four new institutes and two or three learning sites in 2004. Our new institutes have historically incurred a loss during the 24-month period after the first class start date.

Critical Accounting Policies and Estimates

        This management's discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and contingent assets and liabilities. Actual results may differ from those estimates and judgments under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant estimates and judgments used in the preparation of our consolidated financial statements. These policies should be read in conjunction with Note 1 of the Notes to Consolidated Financial Statements.

Property and Equipment.    We include all property and equipment in the financial statements at cost and make provisions for depreciation of property and equipment using the straight-line method. Estimated useful lives generally range from three to ten years for our furniture and equipment, three to 14 years for leasehold improvements, 20 to 40 years for the buildings and three to eight years for capitalized software. Changes in circumstances, such as changes in our curricula and technological advances, may result in the actual useful lives of our property, equipment and capitalized software differing from our estimates. We regularly review and evaluate the estimated useful lives of our property and equipment and capitalized software. Although we believe our assumptions and estimates are reasonable, deviations from our assumptions and estimates could produce a materially different result.

Recognition of Revenues.    Tuition revenues are recorded on a straight-line basis over the length of the applicable course. If a student withdraws from an institute, the standards of most state education authorities that regulate our institutes, the accrediting commission that accredits our institutes and our own internal policy limit a student's obligation for tuition and fees to the institute depending on when a student withdraws during an academic quarter ("Refund Policies"). The terms of the Refund Policies vary by state, and the limitations imposed by the Refund Policies are generally based on the portion of the academic quarter that has elapsed at the time the student withdraws. The greater the portion of the academic quarter that has elapsed at the time the student withdraws, the greater the student's obligation is to the institute for the tuition and fees related to that academic quarter. We record revenues net of any refunds paid as a result of any applicable Refund Policy. On an individual student basis, tuition earned in excess of cash received is recorded as accounts receivable, and cash received in excess of tuition earned is recorded as deferred revenue.

        Textbook sales and the related cost of the textbooks are recognized at the beginning of each academic quarter with respect to students who are attending courses in which textbooks are charged separately from tuition. For those students who are attending courses in which the cost of textbooks is included in the tuition, the cost of the textbooks is amortized on a straight-line basis over the applicable course length and the deferral of textbook costs is recorded in prepaids and other current assets. Academic fees (which are charged only one time to students on their first day of class attendance) and admission processing fees (which are charged only one time to students upon being evaluated for admission to their programs of study) are recognized as revenue on a straight-line basis over the average course length of 24 months. If a student withdraws from an institute, all unrecognized revenue relating to his or her fees, net of any refunds paid as a result of any applicable Refund Policy, is recognized upon the student's departure.

        More than 95% of our revenues represent tuition charges and less than 5% of our revenues represent bookstore sales and student fees. The amount of tuition earned depends on the cost per credit hour of the courses in the program, the number of courses in the program, how long a student remains enrolled in the program, how many program courses a student takes during each period of enrollment in the program, and the total number of students enrolled in each program. Each of these factors is known at the time our tuition revenues are calculated and is not subject to estimation.

Direct Marketing Costs.    Direct costs incurred relating to the enrollment of new students are capitalized using the successful efforts method. Direct marketing costs include salaries and employee benefits of recruiting representatives and other direct costs less admission processing fees. Successful efforts is the ratio of students enrolled to prospective students interviewed. The higher the rate of interviewed students who enroll, the greater the percentage of our direct marketing costs that are capitalized. We amortize our direct marketing costs on a cost-pool-by-cost-pool basis over the period that we expect to receive revenue streams associated with those assets. The direct costs subject to capitalization are readily quantifiable and are not subject to estimation. The amortization method is based on historical trends of student enrollment and retention activity and is not subject to significant assumptions. We regularly evaluate the future recoverability of these deferred costs.

New Accounting Pronouncements

        In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 addresses interim and annual financial statement disclosures to be made by a guarantor about its obligations under guarantees. FIN 45 also clarifies requirements related to a guarantor's recognition of liability at the inception of a guarantee in the amount of the fair value of the obligation that the guarantor has undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements are effective for guarantees existing as of December 31, 2002. We do not have any material guarantees that require recognition of a liability or disclosures in accordance with FIN 45.

        In November 2002, the Emerging Issues Task Force ("EITF"), issued a final consensus on EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. EITF Issue No. 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. We do not believe that this EITF will have a material effect on our financial condition or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to certain entities in which the equity investors do not have either a controlling financial interest or sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for variable interest entities in which we hold a variable interest. We do not hold variable interests in variable interest entities and, therefore, FIN 46 will not have an impact on our financial condition or results of operations.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies the financial accounting and reporting for derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is applied prospectively to contracts entered into or modified after June 30, 2003. We do not utilize derivative instruments and, therefore, SFAS No. 149 will not have an impact on the accounting or reporting of our financial condition or results of operations.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards for how an issuer must classify and measure certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. Since we do not have any financial instruments with characteristics of both liabilities and equity, SFAS No. 150 does not have an effect on our financial statements.

        In December 2003, the FASB issued SFAS No. 132 revised ("SFAS No. 132R"), "Employers' Disclosures about Pensions and Other Postretirement Benefits." The provisions of SFAS No. 132R do not change the measurement and recognition provisions of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for

Postretirement Benefits Other Than Pensions." SFAS No. 132R adds interim period and annual financial statement disclosures. See Note 6 of the Notes to Consolidated Financial Statements, which incorporates the additional disclosures required by SFAS No. 132R.

Variations in Quarterly Results of Operations

        Our quarterly results of operations have tended to fluctuate within a fiscal year due to the timing of student matriculations. Each of our four fiscal quarters have 12 weeks of earned tuition revenue. Revenues in our third and fourth fiscal quarters generally benefit from increased student matriculations. The number of new students entering our institutes tends to be substantially higher in June (24% of all new students in 2003) and September (35% of all new students in 2003) because of the significant number of recent high school graduates entering our institutes for the academic quarters beginning in those two months. The academic schedule generally does not affect our incurrence of costs, however, and costs do not fluctuate significantly on a quarterly basis.

        The following table sets forth our revenues in each fiscal quarter of 2003, 2002 and 2001.

Quarterly Revenue
(Dollars in thousands)

	2003		2002		2001
Three Months Ended
	Amount	Percent	Amount	Percent	Amount	Percent
March 31	$119,000	23%	$105,112	23%	$90,997	23%
June 30	124,831	24%	108,325	24%	95,919	24%
September 30	134,382	26%	117,746	26%	103,910	26%
December 31	144,643	27%	122,935	27%	109,237	27%

Total for Year	$522,856	100%	$454,118	100%	$400,063	100%

Results of Operations

        The following table sets forth the percentage relationship of certain statement of income data to revenues for the periods indicated.

	Year Ended December 31,
	2003	2002	2001
Revenues	100.0%	100.0%	100.0%
Cost of educational services	53.5%	56.5%	59.4%
Student services and administrative expenses	28.4%	28.5%	27.7%

Operating income	18.1%	15.0%	12.9%
Interest income, net	0.4%	0.6%	0.7%

Income before income taxes	18.5%	15.6%	13.6%

        The following table sets forth our total student enrollment as of December 31, 2003, 2002 and 2001:

As of December 31,	Total Student Enrollment	Increase Over Prior Year
2003	37,076	13.6%
2002	32,631	6.0%
2001	30,778	11.4%

        The following table sets forth total new student enrollment during the years ended December 31, 2003, 2002 and 2001:

For the Year Ended December 31,	Total New Student Enrollment	Increase Over Prior Year
2003	35,880	16.6%
2002	30,761	4.4%
2001	29,460	7.2%

        We generally organize the academic schedule for programs of study offered at our institutes on the basis of four 12-week academic quarters in a calendar year that typically begin in March, June, September and December. To measure the persistence of our students, the number of continuing students in any academic quarter is divided by the total student enrollment as of the end of the immediate preceding academic quarter. A continuing student is any student who, in any academic quarter, is enrolled in a program of study at an ITT Technical Institute and was enrolled in the same program at any ITT Technical Institute at the end of the immediate preceding academic quarter. Total student enrollment includes all new and continuing students enrolled at our ITT Technical Institutes at the end of an academic quarter.

        The following table sets forth the rates of our students' persistence for each quarter in 2003, 2002 and 2001:

	For the Three Months Ended,
	March 31	June 30	Sept 30	Dec 31
2003	77%	77%	73%	80%
2002	79%	77%	73%	80%
2001	78%	78%	74%	81%

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

        Revenues.    Revenues increased $68.8 million, or 15.1%, to $522.9 million for the year ended December 31, 2003 from $454.1 million for the year ended December 31, 2002, primarily due to:

  •
  a 5.0% increase in tuition rates in March 2003;

  •
  a 6.0% increase in the total student enrollment at December 31, 2002 compared to December 31, 2001; and

  •
  a 16.6% increase in total new student enrollment at our institutes in 2003 compared to 2002, which is primarily a result of opening new institutes, an increased number of responses to our marketing and advertising, and operational changes that increased the percentage of new student enrollments arising from those responses.

        Cost of Educational Services.    Cost of educational services increased $23.3 million, or 9.1%, to $280.0 million in 2003 from $256.7 million in 2002. The principal causes of this increase included:

  •
  the costs required to service the increased enrollment;

  •
  normal inflationary cost increases for wages, rent and other costs of services; and

  •
  increased costs due to opening new institutes (one opened in June 2002, three opened in September 2002, one opened in March 2003, one opened in June 2003 and one opened in December 2003).

        Cost of educational services as a percentage of revenues decreased to 53.5% in 2003 from 56.5% in 2002. The primary causes of this decrease include:

  •
  continued facility and faculty utilization efficiencies;

  •
  certain fixed costs at our institutes did not increase proportionately with increases in our revenues resulting from increased student enrollment;

  •
  new and renegotiated vendor contracts;

  •
  a net reduction of occupancy costs resulting from our purchase of 12 facilities that we had previously leased (six were purchased during the three months ended September 30, 2002 and six were purchased during the year ended December 31, 2003); and

  •
  changes in Indiana tax law that caused the classification of certain Indiana taxes to be changed from cost of educational services to income taxes.

        Student Services and Administrative Expenses.    Student services and administrative expenses increased $19.2 million, or 14.9%, to $148.3 million in 2003 from $129.1 million in 2002. Student services and administrative expenses decreased to 28.4% of revenues in 2003 compared to 28.5% of revenues in 2002, primarily due to a 17.1% increase in media advertising expenses offset by a reduction in bad debt expense from 1.5% of revenues for 2002 to 1.2% of revenues for 2003.

        Operating income increased $26.2 million, or 38.4%, to $94.5 million in 2003 from $68.3 million in 2002. The operating margin increased to 18.1% of revenues in 2003 from 15.0% in 2002, primarily due to:

  •
  continued facility and faculty utilization efficiencies;

  •
  new and renegotiated vendor contracts;

  •
  a net reduction of occupancy costs resulting from our purchase of 12 facilities over the last eighteen months;

  •
  a reduction in bad debt expense; and

  •
  a change in the classification of certain Indiana taxes based on changes in Indiana tax law.

        Income Taxes.    Our combined effective federal and state income tax rate in 2003 was 39.0% compared to 38.2% in 2002, primarily due to changes in Indiana and other state tax laws.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

        Revenues.    Revenues increased $54.0 million, or 13.5%, to $454.1 million for the year ended December 31, 2002 from $400.1 million for the year ended December 31, 2001, primarily due to:

  •
  a 7% increase in tuition rates in March 2002;

  •
  an 11.4% increase in the total student enrollment at December 31, 2001 compared to December 31, 2000; and

  •
  a 4.4% increase in new student enrollment at our institutes in 2002 compared to 2001.

        Cost of Educational Services.    Cost of educational services increased $19.1 million, or 8.0%, to $256.7 million in 2002 from $237.6 million in 2001. The principal causes of this increase included:

  •
  the costs required to service the increased student enrollment;

  •
  normal inflationary cost increases for wages, rent and other costs of services; and

  •
  increased costs due to opening new institutes (one opened in March 2001, one opened in June 2002 and three opened in September 2002).

        Cost of educational services as a percentage of revenues decreased to 56.5% in 2002 from 59.4% in 2001. This decrease was primarily due to the greater facility and faculty utilization efficiencies associated with the three-day per week class schedule of our information technology, computer and electronics engineering technology and computer drafting and design programs, and because certain fixed costs at our institutes did not increase proportionately with increases in our revenues resulting from increased student enrollment.

        Student Services and Administrative Expenses.    Student services and administrative expenses increased $18.3 million, or 16.5%, to $129.1 million in 2002 from $110.8 million in 2001. Student services and administrative expenses increased to 28.5% of revenues in 2002 compared to 27.7% of revenues in 2001, primarily due to a 30% increase in media advertising expenses offset by a reduction in bad debt expense from 2.1% of revenues for 2001 to 1.5% of revenues for 2002.

        Income Taxes.    Our combined effective federal and state income tax rate in 2002 was 38.2% compared to 37.9% in 2001.

Liquidity and Capital Resources

        In 2003, we indirectly derived approximately 68% of our revenues, determined on a cash accounting basis as defined by the ED's regulations, from Title IV Programs. Federal regulations dictate the timing of disbursements of funds under Title IV Programs. Students must apply for a new loan for each academic year, which consists of three academic quarters. Loan funds are generally provided by lenders in three disbursements for each academic year. The first disbursement is usually received either 30 days after (in the case of students commencing a program of study) or ten days before the start of the first academic quarter of a student's academic year, and the second and third disbursements are typically received ten days before the start of each subsequent quarter of a student's academic year. While the timing of loan disbursements to us is subject to a student's directions to the lender and to existing regulatory requirements regarding such disbursements, we have typically received student loan funds upon the lender's disbursement of the student loan funds.

        On May 10, 2002, we declared a two-for-one split of our common stock, effected on June 6, 2002 by payment of a stock dividend to all shareholders of record at the close of business on May 28, 2002 of one share on each one share of our common stock issued and outstanding or held as treasury stock on May 28, 2002 ("Stock Split"). Our earnings per share amounts and the number of shares in all prior periods have been restated to reflect the Stock Split.

        On January 20, 2004, our Board of Directors approved an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of ITT/ESI common stock from 150,000,000 to 350,000,000 ("Amendment"). If the Amendment is approved by our shareholders at our 2004 annual meeting of shareholders, it will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State.

        Our Board of Directors has authorized us to repurchase outstanding shares of our common stock in the open market or through privately negotiated transactions in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

        The following table sets forth the repurchase of outstanding shares of our common stock during 2003, 2002 and 2001:

	Year Ended December 31,
	2003	2002	2001
Number of shares repurchased	1,078,000	2,174,300	1,405,000
Total cost of shares repurchased (in millions)	$28.7	$44.5	$27.3
Average cost per share	$26.65	$20.44	$19.42

        All of the repurchased shares of our common stock became treasury shares upon repurchase and most of the repurchased shares continue to be held as treasury shares. As of December 31, 2003, our existing repurchase authorization permits us to repurchase an additional 4,216,300 shares of our common stock. We may elect to repurchase additional shares of our common stock from time to time in the future, depending on market conditions and other considerations. The purpose of the stock repurchase program is to help us achieve our long-term goal of enhancing shareholder value.

        Our principal uses of cash are to pay salaries, occupancy and equipment costs, recruiting and marketing expenses, administrative expenses and taxes, including institute start-up costs for new institutes. Our net cash items (consisting of cash and cash equivalents, restricted cash and investments (short-term and non-current)) increased from $156.7 million at December 31, 2002 to $254.2 million at December 31, 2003. Cash and cash equivalents, restricted cash, and investments ranged from a low of $73.8 million in February 2003 to a high of $254.2 million in December 2003.

        We have generated positive cash flows from operations for the past five years. Cash flows from operations in 2003 were $152.2 million, an increase of $25.4 million from $126.8 million in 2002. This increase was primarily due to higher cash flows from operations caused by implementation of effective cash management strategies and an increase in income and accelerated cash collections from students associated with their use of supplemental private loan programs. These private loan programs offer eligible students and their parents loans to help pay the students' cost of education that federal and state student financial aid sources do not fully cover. The private loan programs are non-recourse to us and are disbursed once during each academic year at the start of the first academic quarter of the student's academic year. During the six months ended December 31, 2003, we purchased $63.9 million of investments that we plan to hold until maturity. The maturity dates extend beyond one year, but not more than three years for $13.5 million of those investments.

        At December 31, 2003, we had positive working capital of $54.3 million. Deferred revenue, which represents the cash received from students in excess of tuition earned, increased $27.4 million to $130.4 million at December 31, 2003 from $103.0 million at December 31, 2002. This increase was primarily due to the students' use of supplemental private loans and increased tuition revenue resulting from higher tuition rates and increased enrollment.

        During 2002, we recorded a $5.0 million minimum pension liability adjustment with respect to our obligations under the ESI Pension Plan and a corresponding $3.1 million reduction in shareholders' equity, which is net of a $1.9 million deferred tax asset. During 2003, we reduced our minimum pension liability by $1.0 million as a result of obtaining an investment return on plan assets in excess of our original estimates, and we recorded a corresponding $0.6 million increase in shareholders' equity, which is net of a $0.4 million deferred tax asset.

        An institution may lose its eligibility to participate in some or all of the Title IV Programs, if the rates at which the institution's students default on federal student loans exceed specific percentages. An institution whose cohort default rate on loans under the Federal Family Education Loan ("FFEL") program and the William D. Ford Federal Direct Loan ("FDL") program is 25% or greater for three consecutive federal fiscal years loses eligibility to participate in the FFEL, FDL and Pell Grant programs for the remainder of the federal fiscal year in which the ED determines that the institution has lost its eligibility and for the two subsequent federal fiscal years.

        None of our campus groups had a FFEL/FDL cohort default rate equal to or greater than 25% for the 1999, 2000 or 2001 federal fiscal years, the most recent years for which the ED has published FFEL/FDL official cohort default rates. None of our campus groups had a FFEL/FDL preliminary cohort default rate equal to or greater than 25% for the 2002 federal fiscal year, which preliminary rates were issued by the ED in February 2004.

        The standards of most of the state education authorities that regulate our institutes (the "SEAs") and the Accrediting Council for Independent Colleges and Schools ("ACICS") that accredits our institutes limit how much of a student's tuition and fees an institution can retain for a student who withdraws from the institution ("Refund Policy"). The HEA and its implementing regulations impose a limit on the amount of Title IV Program funds withdrawing students can use to pay their education costs ("Return Policy"). The Return Policy permits a student to use only a pro rata portion of the Title IV Program funds that the student would otherwise be eligible to use, if the student withdraws during the first 60% of any period of enrollment. The institution must return to the appropriate lenders or the ED any Title IV Program funds that the institution receives on behalf of a withdrawing student in excess of the amount the student can use for such period of enrollment. Depending on when a student withdraws during an academic quarter, the HEA's Return Policy can reduce the amount of Title IV Program funds that the withdrawing student can use to pay his or her education costs owed to the ITT Technical Institute. In these instances, withdrawing students may be unable to pay all of their education costs that would have been paid by the Title IV Program funds that were returned and we may be unable to collect a significant portion of those costs. Our students' use of supplemental private loans has improved our collection of the students' education costs.

        Under a provision of the HEA commonly referred to as the "90/10" Rule, a for-profit institution, such as each of our campus groups, becomes ineligible to participate in Title IV Programs if, on a cash accounting basis, the institution derives more than 90% of its applicable revenues for a fiscal year from Title IV Programs. For our 2003 fiscal year, the range of our campus groups was from approximately 60% to approximately 74%.

        During 2003, we purchased the facilities of six of our institutes for a total of $25.7 million. We previously leased these facilities under operating lease agreements. We may purchase additional facilities of our institutes in 2004.

        Our capital assets, other than our facilities discussed above, consist primarily of classroom and laboratory equipment (such as computers, electronic equipment and robotic systems), classroom and office furniture, software and leasehold improvements. Capital expenditures, excluding facility purchases, totaled $14.4 million during 2003 and primarily included expenditures of $1.7 million for new ITT Technical Institutes and $12.7 million to replace or add furniture, equipment or computers, or leasehold improvements. Leasehold improvements represent part of our continuing effort to maintain our existing facilities in good condition. Excluding facility purchases, the amount of capital expenditures in 2003 were comparable to 2002. To date, cash generated from operations has been sufficient to meet our capital expenditures.

        We plan to continue to upgrade and expand current facilities and equipment. We expect that 2004 capital expenditures will be approximately $20 to $25 million. The capital additions for a new institute are approximately $0.6 million. We anticipate that our planned capital additions can be funded from cash flows from operations. Cash flows on a long-term basis are highly dependent upon the receipt of Title IV Program funds and the amount of funds spent on new institutes, curricula additions at existing institutes and possible acquisitions.

        We do not believe that any reduction in cash and cash equivalents or investments that may result from their use to effect any future stock repurchases or facility purchases will have a material adverse effect on our expansion plans, planned capital expenditures, ability to meet any applicable regulatory financial responsibility standards, or ability to conduct normal operations.

Contractual Obligations

        The following table sets forth the specified contractual obligations as of December 31, 2003.

	Payment due by period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating Lease Obligations	$144,209	$26,254	$45,907	$36,844	$35,204
Purchase Obligations	$5,800	$1,100	$4,700	—	—

Total	$150,009	$27,354	$50,607	$36,844	$35,204

Off-Balance Sheet Arrangements

        As of December 31, 2003, we leased our non-owned facilities under operating lease agreements. A majority of the operating leases contain renewal options that can be exercised after the initial lease term. Renewal options are generally for periods of one to five years. All operating leases will expire over the next 13 years and management expects that those leases will be renewed or replaced by other leases in the normal course of business, or that we will purchase the facilities represented by those leases or other facilities where we can operate our institutes. There are no material restrictions imposed by the lease agreements, and we have not entered into any significant guarantees related to the leases. We are required to make additional payments under the operating lease terms for taxes, insurance and other operating expenses incurred during the operating lease period.

        We do not have any off-balance sheet arrangements, except for the operating lease agreements disclosed above, or any other significant long-term obligations, lines of credit, standby letters of credit, guarantees, standby repurchase obligations or other commercial commitments. There are no commitments or guarantees that provide for the potential issuance of shares of our common stock, other than pursuant to the terms of the stock option plans for our employees and non-employee directors. See Notes 1 and 7 to our Notes to Consolidated Financial Statements.

Forward-Looking Statements

        All statements, trend analyses and other information contained in this report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon our management's current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those anticipated by our management.

        These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following:

  •
  business conditions and growth in the postsecondary education industry and in the general economy;

  •
  changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and our eligibility to participate in, student financial aid programs utilized by our students;

  •
  the results of the Qui Tam Action which, if adversely determined, could result in a demand for repayment of federal student financial aid funds, trebled under the False Claims Act, and penalties;

  •
  effects of any change in our ownership resulting in a change in control, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of the institutes;

  •
  our ability to implement our growth strategies;

  •
  receptivity of students and employers to our existing program offerings and new curricula; and

  •
  loss of lender access to our students for student loans.

Readers are also directed to other risks and uncertainties discussed in other documents we file with the SEC. We undertake no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
of ITT Educational Services, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders' equity present fairly, in all material respects, the consolidated financial position of ITT Educational Services, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule on the valuation and qualifying accounts of ITT Educational Services, Inc. for the years ended December 31, 2003, 2002, and 2001 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Indianapolis, Indiana
January 16, 2004

CONSOLIDATED FINANCIAL STATEMENTS

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year Ended December 31,
	2003	2002	2001
Revenues(a)	$522,856	$454,118	$400,063
Costs and Expenses
Cost of educational services(a)	280,006	256,675	237,641
Student services and administrative expenses	148,329	129,134	110,816

Total costs and expenses	428,335	385,809	348,457

Operating income	94,521	68,309	51,606
Interest income, net	1,995	2,684	2,708

Income before income taxes	96,516	70,993	54,314
Income taxes	37,658	27,139	20,600

Net income	$58,858	$43,854	$33,714

Earnings per common share (basic)(b)	$1.31	$0.96	$0.71

Earnings per common share (diluted)(b)	$1.27	$0.94	$0.70

(a)
The reclassification of tuition revenue with respect to students who withdraw reduced revenues and cost of educational services by $12,418 in the year ended December 31, 2003, $10,828 in the year ended December 31, 2002 and $10,488 in the year ended December 31, 2001.

(b)
Earnings per common share in all prior periods have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective June 6, 2002.

The accompanying notes are an integral part of these financial statements.

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2003	2002
Assets
Current assets
Cash and cash equivalents	$168,273	$123,934
Restricted cash	8,496	7,103
Short-term investments	63,938	25,671
Accounts receivable, less allowance for doubtful accounts of $1,644 and $1,810	9,398	8,973
Deferred and prepaid income tax	2,906	1,988
Prepaids and other current assets	3,635	5,597

Total current assets	256,646	173,266
Property and equipment, net	81,503	62,584
Direct marketing costs	10,844	10,609
Investments	13,467	—
Other assets	810	1,248

Total assets	$363,270	$247,707

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$36,543	$18,162
Accrued compensation and benefits	16,986	9,196
Other accrued liabilities	18,444	12,140
Deferred revenue	130,364	102,997

Total current liabilities	202,337	142,495
Deferred income tax	4,691	6,204
Minimum pension liability	7,012	8,041
Other liabilities	3,106	1,943

Total liabilities	217,146	158,683

Commitments and contingent liabilities (Note 8)
Shareholders' equity
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 150,000,000 shares authorized, 54,068,904 issued	540	540
Capital surplus	52,688	40,393
Retained earnings	221,400	184,409
Accumulated other comprehensive income	(4,263)	(4,888)
Treasury stock, 8,638,535 and 8,986,267 shares, at cost	(124,241)	(131,430)

Total shareholders' equity	146,124	89,024

Total liabilities and shareholders' equity	$363,270	$247,707

The accompanying notes are an integral part of these financial statements.

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows provided by (used for) operating activities:
Net income	$58,858	$43,854	$33,714
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,190	21,117	18,527
Provision for doubtful accounts	6,134	6,872	8,576
Deferred taxes	(2,835)	2,156	2,766
Increase/decrease in operating assets and liabilities:
Short-term investments	12,197	15,397	(32,482)
Accounts receivable	(6,559)	(3,166)	(8,841)
Direct marketing costs	(235)	(89)	(426)
Accounts payable and accrued liabilities	33,647	13,304	4,639
Prepaids and other assets	2,400	1,541	(596)
Deferred revenue	27,367	25,845	21,501

Net cash provided by (used for) operating activities	152,164	126,831	47,378

Cash flows provided by (used for) investing activities:
Facility purchases	(25,718)	(19,843)	—
Capital expenditures, net	(14,391)	(14,265)	(21,560)
Purchase of held to maturity investments, net	(63,931)	—	—

Net cash provided by (used for) investing activities	(104,040)	(34,108)	(21,560)

Cash flows provided by (used for) financing activities:
Purchase of treasury stock	(28,726)	(44,451)	(27,289)
Exercise of stock options	26,334	13,601	8,603

Net cash flow provided by (used for) financing activities	(2,392)	(30,850)	(18,686)

Net increase (decrease) in cash, cash equivalents and restricted cash	45,732	61,873	7,132
Cash, cash equivalents and restricted cash at beginning of period	131,037	69,164	62,032

Cash, cash equivalents and restricted cash at end of period	$176,769	$131,037	$69,164

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$24,240	$17,328	$14,999
Non-cash financing activities:
Issuance of treasury stock for incentive plan and board of directors' plan	$9	$883	$311

The accompanying notes are an integral part of these financial statements.

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(In thousands)

	Common Stock					Accumulated Other Comprehensive Income/(Loss)	Treasury Stock
			Capital Surplus	Retained Earnings	Comprehensive Income
	Shares(a)	Amount					Shares(a)	Amount	Total
Balance as of December 31, 2000	54,069	$270	$33,938	$117,115		$—	(7,074)	$(86,637)	$64,686
Exercise of stock options			1,108	(2,227)			698	7,431	6,312
Tax benefit from exercise of stock options			2,291						2,291
Purchase of treasury stock							(1,404)	(27,289)	(27,289)
Issue treasury stock for employee incentive plan			3				28	272	275
Issue treasury stock for board of directors plan			15				4	21	36
Comprehensive income
Net income for 2001				33,714	$33,714				33,714
Other comprehensive income (loss), net of tax:
Minimum pension liability adjustment					(1,837)	(1,837)			(1,837)

Other comprehensive income (loss)					(1,837)

Comprehensive income					$31,877

Balance as of December 31, 2001	54,069	270	37,355	148,602		(1,837)	(7,748)	(106,202)	78,188
Exercise of stock options				(7,925)			885	18,218	10,293
Tax benefit from exercise of stock options			3,308						3,308
Purchase of treasury stock							(2,174)	(44,451)	(44,451)
Issue treasury stock for employee incentive plan				(122)			48	968	846
Issue treasury stock for board of directors plan							3	37	37
2-for-1 stock split		270	(270)						—
Comprehensive income:
Net income for 2002				43,854	$43,854				43,854
Other comprehensive income (loss), net of tax:
Minimum pension liability adjustment					(3,051)	(3,051)			(3,051)

Other comprehensive income (loss)					(3,051)

Comprehensive income					$40,803

Balance as of December 31, 2002	54,069	540	40,393	184,409		(4,888)	(8,986)	(131,430)	89,024
Exercise of stock options				(21,867)			1,425	35,906	14,039
Tax benefit from exercise of stock options			12,295						12,295
Purchase of treasury stock							(1,078)	(28,726)	(28,726)
Issue treasury stock for board of directors plan							1	9	9
Comprehensive income:
Net income for 2003				58,858	$58,858				58,858
Other comprehensive income, net of tax:
Minimum pension liability adjustment					625	625			625

Other comprehensive income					625

Comprehensive income					$59,483

Balance as of December 31, 2003	54,069	$540	$52,688	$221,400		$(4,263)	(8,638)	$(124,241)	$146,124

(a)
The number of shares in all prior periods have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective June 6, 2002.

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ITT EDUCATIONAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

(Dollar amounts in thousands, unless otherwise stated)

1.     Summary of Accounting Principles and Policies

        Business Activities.    We are a leading proprietary postsecondary education system in the United States, and we primarily offer career-focused, technical degree programs of study. At December 31, 2003, we operated 77 technical institutes throughout the United States. We maintain our corporate headquarters in Carmel, Indiana.

        Principles of Consolidation.    The consolidated financial statements include both our and our wholly-owned subsidiaries' accounts. All significant intercompany balances and transactions are eliminated in consolidation.

        Use of Estimates.    The preparation of these financial statements, in conformity with generally accepted accounting principles, includes estimates that are determined by our management. Actual results may differ from estimates used.

        Reclassifications.    Certain reclassifications have been made to conform to the 2003 presentation. Previously, if a student withdrew, the tuition revenue related to the remainder of that academic quarter and the fee revenue related to the remainder of the student's program were recorded and the amount of any refund resulting from the application of federal, state or accreditation requirements or our refund policy was recorded as an expense. For the periods presented, we have reclassified these amounts by netting the corresponding revenue and expense related to the remaining tuition and fees with any related refund recorded for students who withdrew. As a result, revenues and cost of educational services have each been reduced by $12,418 for the year ended December 31, 2003, $10,828 for the year ended December 31, 2002 and $10,488 for the year ended December 31, 2001. The reclassifications had no impact on our total consolidated results reported in any period presented.

        Cash Equivalents and Investments.    Investments with original maturity dates of less than 90 days are included in cash and cash equivalents and are recorded at cost, which approximates market value. Investments classified as trading securities that have maturity dates in excess of 90 days at the time of purchase are recorded at their market value and are included in short-term investments. Investments classified as held-to-maturity include investments that are recorded at their amortized cost. Short-term investments have maturity dates within one year following the balance sheet date. Non-current investments have maturity dates between one and three years following the balance sheet date.

        The cost of securities sold is based on the first-in, first-out method. All of our investments are in marketable debt securities.

	As of December 31, 2003			As of December 31, 2002
	Trading Securities	Held-to- Maturity	Total	Trading Securities	Held-to- Maturity	Total
Cash and cash equivalents	$168,273	$—	$168,273	$123,934	$—	$123,934
Short-term investments	13,347	50,591	63,938	25,671	—	25,671
Non-current investments	—	13,467	13,467	—	—	—

	$181,620	$64,058	$245,678	$149,605	$—	$149,605

        During 2003, we received $77,000 in proceeds from maturities of held-to-maturity investments and purchased $140,931 of held-to-maturity investments, resulting in purchases, net of maturities, of $63,931.

        Investment income for the years ended December 31, 2003, 2002 and 2001 consists of:

	Year Ended December 31,
	2003	2002	2001
Net realized gains (losses) on the sale of investments	$(27)	$(48)	$19
Interest and dividend income, net	2,292	2,463	2,653
Change in net unrealized holding gain (loss)	(270)	269	36
	$1,995	$2,684	$2,708

        Property and Equipment.    We include all property and equipment in our financial statements at cost. We apply the American Institute of Certified Public Accountants Statements of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Provisions for depreciation of property and equipment have generally been made using the straight-line method for financial reporting purposes and accelerated methods for tax purposes. Estimated, useful lives generally range from three to ten years for furniture and equipment, three to 14 years for leasehold improvements, 20 to 40 years for buildings and three to eight years for capitalized software. Maintenance, repairs and renewals not of a capital nature are expensed as incurred. Fully depreciated assets no longer in use are removed from both the asset and accumulated depreciation accounts in the year of their retirement. Any gains or losses on dispositions are credited or charged to income, as appropriate.

        We apply Statements of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." We regularly review our long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If we determine that the carrying amount of a long-lived asset exceeds the total amount of the estimated undiscounted future cash flows from that asset, we recognize a loss to the extent the carrying amount exceeds the fair value of that asset. We base our impairment analyses of long-lived assets on our current business strategy, expected growth rates and estimates of future economic and regulatory conditions.

        Fair Value of Financial Instruments.    The carrying amounts reported on the balance sheets for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, other accrued liabilities and deferred revenue approximate fair value because of the immediate or short-term maturity of these financial instruments. Investments classified as trading securities are recorded at their market value.

        Recognition of Revenues.    Tuition revenues are recorded on a straight-line basis over the length of the applicable course. If a student withdraws from an institute, the standards of most state education authorities that regulate our institutes, the accrediting commission that accredits our institutes and our own internal policy limit a student's obligation for tuition and fees to the institute depending on when the student withdraws during an academic quarter ("Refund Policies"). The terms of the Refund Policies vary by state, and the limitations imposed by the Refund Policies are generally based on the portion of the academic quarter that has elapsed at the time the student withdraws. The greater the portion of the academic quarter that has elapsed at the time the student withdraws, the greater the student's obligation is to the institute for the tuition and fees related to that academic quarter. We record revenues net of any refunds paid as a result of any applicable Refund Policy.

        On an individual student basis, tuition earned in excess of cash received is recorded as accounts receivable, and cash received in excess of tuition earned is recorded as deferred revenue. Textbook sales and the related cost of the textbooks are recognized at the beginning of each academic quarter with respect to students who are attending courses in which textbooks are charged separately from tuition. For those students who are attending courses in which the cost of textbooks is included in the tuition, the cost of the textbooks is amortized on a straight-line basis over the applicable course length and the deferral of textbook costs is recorded in prepaids and other current assets. Academic fees (which are charged only one time to students on their first day of class attendance) and admission processing fees (which are charged only one time to students upon being evaluated for admission to their programs of study) are recognized as revenue on a straight-line basis over the average course length of 24 months and deferred revenue is recorded for fees collected in excess of revenue recognized. If a student withdraws from an institute, all unrecognized revenue relating to those fees are recognized upon the student's departure. Administrative fees, which are charged to students when they withdraw or graduate from their program of study at an institute, are recognized when the students withdraw or graduate from their programs of study at the institute.

        We report 12 weeks of tuition revenue in each of our four fiscal quarters. We standardize the number of weeks of revenue reported in each fiscal quarter, because the timing of student breaks in a calendar quarter can fluctuate from quarter to quarter each year. The total number of weeks of school during each year is 48.

        Advertising Costs.    We expense all advertising costs as incurred.

        Direct Marketing Costs.    Direct costs incurred relating to the enrollment of new students are capitalized using the successful efforts method. Direct marketing costs include salaries and employee benefits of recruiting representatives and other direct costs less admission processing fees. Successful efforts is the ratio of students enrolled to prospective students interviewed. We amortize our direct marketing costs on a cost-pool-by-cost-pool basis over the period that we expect to receive revenue streams associated with those assets. We define a cost pool as the group of students that begin each academic quarter ("Class"). The direct marketing costs that are capitalized with respect to a particular Class are amortized using a method that corresponds to the amount of tuition revenue that will be recognized in each academic quarter for that Class. Since we recognize tuition revenue for a Class on a straight-line basis over the program length, we also recognize the amortization of the capitalized direct marketing costs with respect to that Class on a straight-line basis over the same period. If a student withdraws, however, any remaining amount of the capitalized direct marketing costs related to that student is expensed immediately, because the realizability of the remaining capitalized direct marketing costs related to that student is impaired.

        We review the carrying amount of the capitalized direct marketing costs on a regular basis in order to compare the recorded amounts with the estimated remaining future revenue streams associated with those assets. If we determine that the value of the capitalized direct marketing costs recorded exceeds the remaining future revenues estimated to be generated from those assets, the excess amount is written off and recorded as an advertising expense for the related period.

        Direct marketing costs on the balance sheet totaled $10,844 at December 31, 2003 and $10,609 at December 31, 2002, net of accumulated amortization of $11,211 at December 31, 2003 and $10,484 at December 31, 2002.

        Income Taxes.    In accordance with SFAS No. 109, "Accounting for Income Taxes," we account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between the tax bases and financial reporting bases of our assets and liabilities.

        Contingent Liabilities.    We are subject to litigation in the ordinary course of our business. When we are aware of a claim or potential claim, we assess the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, we record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, we disclose the claim if the likelihood of a potential loss is reasonably possible and the amount involved is material.

        Treasury Stock.    Our Board of Directors has authorized us to repurchase outstanding shares of our common stock in the open market or through privately negotiated transactions in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The purpose of the stock repurchase program is to help us achieve our long-term goal of enhancing shareholder value. Treasury stock is accounted for under the last in, first out method.

        Earnings Per Common Share.    On May 10, 2002, we declared a two-for-one split of our common stock, effected on June 6, 2002 by payment of a stock divided to all shareholders of record at the close of business on May 28, 2002 of one share on each one share of our common stock issued and outstanding or held as treasury stock on May 28, 2002. Our earnings per share amounts and the number of shares in all prior periods have been restated to reflect this stock split.

        Earnings per common share for all periods have been calculated in conformity with SFAS No. 128, "Earnings Per Share." This data is based on historical net income and the average number of shares of our common stock outstanding during each period.

	Average shares outstanding for the year ended December 31,
	2003	2002	2001
	(in thousands)
Basic	45,086	45,736	47,208
Diluted	46,280	46,793	48,216

        The difference in the number of shares used to calculate basic and diluted earnings per share represents the average number of shares issued under our stock option plans less shares assumed to be purchased with proceeds from the exercise of those stock options.

        Stock Options.    We adopted and our stockholders approved the ITT Educational Services, Inc. 1994 Stock Option Plan ("1994 Plan") and the 1997 ITT Educational Services, Inc. Incentive Stock Plan ("1997 Plan"). We also established the 1999 Outside Directors Stock Option Plan ("1999 Stock Plan"), which provides for awards of non-qualified stock options to non-employee directors. We have adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

Accordingly, no compensation cost has been recognized in the financial statements for the Plans. We have elected, as permitted by the standard, to continue following the intrinsic value based method of accounting for stock options consistent with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our common stock at the measurement date over the exercise price.

        If compensation costs for the plans had been determined based on the fair value of the stock options at grant date consistent with SFAS No. 123, our compensation costs would have increased and our net income and earnings per share for the years ended December 31, 2003, 2002 and 2001 would have been reduced to the proforma amounts indicated below:

	December 31,
	2003	2002	2001
Net income as reported	$58,858	$43,854	$33,714
Deduct: Total stock-based employee compensation expense determined under the fair value based method for stock options, net of tax	(5,099)	(3,601)	(3,048)

Proforma net income	$53,759	$40,253	$30,666

Earnings per share:
Basic as reported	$1.31	$0.96	$0.71
Basic proforma	$1.19	$0.88	$0.65
Diluted as reported	$1.27	$0.94	$0.70
Diluted proforma	$1.16	$0.86	$0.64

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for the three years ended December 31:

	Year Ended December 31,
	2003	2002	2001
Risk free interest rates	2.7%	4.4%	5.1%
Expected lives (in years)	5	5	5
Volatility	57%	56%	55%
Dividend yield	None	None	None

        New Accounting Pronouncements.    In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 addresses interim and annual financial statement disclosures to be made by a guarantor about its obligations under guarantees. FIN 45 also clarifies requirements related to a guarantor's recognition of liability at the inception of a guarantee in the amount of the fair value of the obligation that the guarantor has undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements are effective for guarantees existing as of December 31, 2002. We do not have any material guarantees that require recognition of a liability or disclosures in accordance with FIN 45.

        In November 2002, the Emerging Issues Task Force ("EITF"), issued a final consensus on EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. EITF Issue No. 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. We do not believe that this EITF will have a material effect on our financial condition or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to certain entities in which the equity investors do not have either a controlling financial interest or sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for variable interest entities in which we hold a variable interest. We do not hold variable interests in variable interest entities and, therefore, FIN 46 will not have an impact on our financial condition or results of operations.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies the financial accounting and reporting for derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is applied prospectively to contracts entered into or modified after June 30, 2003. We do not utilize derivative instruments and, therefore, SFAS No. 149 will not have an impact on the accounting or reporting of our financial condition or results of operations.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards for how an issuer must classify and measure certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. Since we do not have any financial instruments with characteristics of both liabilities and equity, SFAS No. 150 does not have an effect on our financial statements.

        In December 2003, the FASB issued SFAS No. 132 revised ("SFAS No. 132R"), "Employers' Disclosures about Pensions and Other Postretirement Benefits." The provisions of SFAS No. 132R do not change the measurement and recognition provisions of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132R adds interim period and annual financial statement disclosures. See Note 6, which incorporates the additional disclosures required by SFAS No. 132R.

2.     Financial Aid Programs

        We participate in various federal student financial aid programs under Title IV ("Title IV Programs") of the Higher Education Act of 1965, as amended ("HEA"). Approximately 68% of our

2003 revenue, determined on a cash accounting basis as defined by the U.S. Department of Education ("ED") regulations, was indirectly derived from funds distributed under these programs.

        As of December 31, 2003, we were in the process of ending our participation in the Federal Perkins Loan ("Perkins") program. We administer on behalf of the federal government a pool of Perkins student loans which aggregated $107 at December 31, 2003 and $2,930 at December 31, 2002. We have recorded in our financial statements only our aggregate mandatory contributions to this program, which aggregated $32 at December 31, 2003 and $165 at December 31, 2002. In order to cover potential losses related to funds committed by us under the Perkins program, we provided $32 at December 31, 2003 and $165 at December 31, 2002.

        We administer the Title IV Programs in separate accounts as required by government regulation. We are required to administer the funds in accordance with the requirements of the HEA and the ED's regulations and must use due diligence in approving and disbursing funds and servicing loans. In the event we do not comply with federal requirements, or if student loan default rates rise to a level considered excessive by the federal government, we could lose our eligibility to participate in Title IV Programs or could be required to repay funds determined to have been improperly disbursed. Our management believes that we are in substantial compliance with the federal requirements.

3.     Restricted Cash

        We participate in the Electronic Funds Transfer ("EFT") program through the ED. All monies transferred to us via the EFT program are subject to certain holding period restrictions, generally from three to seven days, before they can be drawn into our cash account. These amounts are classified as restricted cash until they are applied to the students' accounts.

4.     Property and Equipment

        Fixed assets include the following:

	December 31,
	2003	2002
Furniture and equipment	$124,939	$114,462
Buildings	34,190	14,894
Leasehold improvements	9,255	10,495
Capitalized software	12,904	14,378
Land and land improvements	11,452	5,021

	192,740	159,250
Less accumulated depreciation	(111,237)	(96,666)

	$81,503	$62,584

        Accumulated depreciation includes accumulated amortization of capitalized software of $6,454 at December 31, 2003 and $4,427 at December 31, 2002. Depreciation and amortization expense includes software amortization of $3,326 for the year ended December 31, 2003, $2,491 for the year ended December 31, 2002 and $1,489 for the year ended December 31, 2001.

5.     Taxes

        The provision (benefit) for income taxes attributable to income before income taxes includes the following:

	Year Ended December 31,
	2003	2002	2001
Current
Federal	$34,765	$22,263	$16,104
State	5,728	2,720	1,730

	40,493	24,983	17,834
Deferred
Federal	(2,365)	1,800	2,308
State	(470)	356	458

	(2,835)	2,156	2,766

	$37,658	$27,139	$20,600

        Deferred tax assets (liabilities) include the following:

	December 31,
	2003	2002	2001
Direct marketing costs	$(4,253)	$(4,161)	$(4,127)
Capitalized software	(2,530)	(3,903)	(4,247)
Deferral of book costs	(1,425)	(1,665)	(1,714)
Accrued pension	(1,734)	(1,849)	—

Total deferred tax liabilities	(9,942)	(11,578)	(10,088)

Deferred revenue	2,102	1,987	2,183
Depreciation	—	250	607
Minimum pension liability	2,750	3,153	1,184
Other	3,305	1,972	2,085

Total deferred tax assets	8,157	7,362	6,059

Net deferred tax assets (liabilities)	$(1,785)	$(4,216)	$(4,029)

        Differences between effective income tax rates and the statutory U.S. federal income tax rates are as follows:

	Year Ended December 31,
	2003	2002	2001
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	3.8%	2.8%	2.6%
Permanent differences and other	0.2%	0.4%	0.3%

Effective income tax rate	39.0%	38.2%	37.9%

        Other accrued liabilities includes: income taxes payable of $8,722 as of December 31, 2003 and $4,606 as of December 31, 2002; and other taxes payable of $3,761 as of December 31, 2003 and $2,886 as of December 31, 2002.

6.     Retirement Plans

        Employee Pension Benefits.    Our ESI Pension Plan ("Pension Plan"), a non-contributory defined benefit pension plan, commonly referred to as a cash balance plan, covers substantially all of our employees. This plan provides benefits based on an employee's annual earnings times an established percentage of pay determined by the employee's age and years of benefit service. Effective June 2, 2003, we closed participation in the Pension Plan to all new employees. Employees who begin their employment with us on or after June 2, 2003 will not participate in the Pension Plan. The Pension Plan participants will continue to receive annual allocations and accrue benefit and vesting service according to the terms of the Pension Plan.

        Our ESI Excess Pension Plan, a non-qualified, unfunded retirement plan, covers a select group of our management. This plan provides for payment of those benefits at retirement that cannot be paid from the Pension Plan due to federal statutory limits on the amount of benefits that can be paid and compensation that can be recognized under a tax-qualified retirement plan. The practical effect of the ESI Excess Pension Plan is to provide retirement benefits to all of our employees who participate in the Pension Plan on a uniform basis.

        The following tables are based on an actuarial valuation date as of September 30 and amounts recognized in our consolidated financial statements as of December 31:

        Net periodic benefit cost for the plans:

	Year Ended December 31,
	2003	2002	2001
Service cost	$5,880	$5,209	$4,835
Interest cost	1,779	1,309	923
Expected return on assets	(1,569)	(1,464)	(1,264)
Recognized net actuarial loss	993	354	—
Amortization of prior service cost	(88)	(88)	—

Net periodic pension cost	$6,995	$5,320	$4,494

        Change in benefit obligation:

	Year Ended December 31,
	2003	2002
Accumulated benefit obligation	$32,396	$24,925

Projected benefit obligation at beginning of period	$27,614	$18,294
Service cost	5,880	5,209
Actuarial loss	2,165	3,826
Interest cost	1,779	1,309
Benefits paid	(701)	(1,024)

Projected benefit obligation at end of period	36,737	27,614
Fair value of plan assets	23,103	15,399

Funded status	(13,634)	(12,215)
Unrecognized net actuarial loss	11,972	11,437
Unrecognized prior service cost	(618)	(707)
Minimum pension liability adjustment	(7,012)	(8,041)

Accrued benefit cost	$(9,292)	$(9,526)

        Change in plan assets:

	Year Ended December 31,
	2003	2002
Fair value of plan assets at beginning of year	$15,399	$12,683
Actual return on plan assets	2,205	(1,508)
Employer contributions	6,200	5,211
Benefits paid	(701)	(987)

Fair value of plan assets at end of year	$23,103	$15,399

        Fair value of total plan assets by major asset category:

	As of December 31,
	2003		2002
Cash and cash equivalents	$382	2%	$509	3%
Mutual funds	16,583	72%	8,576	56%
Common stocks	5,988	26%	6,220	40%
Foreign equities	150	0%	94	1%

Total	$23,103	100%	$15,399	100%

        Weighted-average assumptions used to determine benefit obligations as of September 30, 2003, 2002 and 2001:

	2003	2002	2001
Discount rate	6.00%	6.50%	7.25%
Rate of compensation increase	4.50%	4.50%	4.50%

        Weighted-average assumptions used to determine net periodic pension cost for years ended September 30, 2003, 2002 and 2001:

	2003	2002	2001
Discount rate	6.50%	7.25%	7.75%
Expected long-term return on plan assets	8.00%	9.00%	9.00%
Rate of compensation increase	4.50%	4.50%	4.50%

        We invest plan assets based on a total return on investment approach, pursuant to which the plan assets include a diversified blend of equity and fixed income investments toward a goal of maximizing the long-term rate of return without assuming an unreasonable level of investment risk. We determine the level of risk based on an analysis of plan liabilities, the extent to which the value of the plan assets satisfies the plan liabilities and our financial condition. Our investment policy includes target allocations ranging from 30% to 70% for equity investments, 20% to 60% for fixed income investments and 2% to 50% for cash equivalents. The equity portion of the plan assets represents growth and value stocks of small, medium and large companies. We measure and monitor the investment risk of the plan assets both on a quarterly basis and annually when we assess plan liabilities.

        We use a building block approach to estimate the long-term rate of return on plan assets. This approach is based on the capital market principle that the greater the volatility, the greater the return over the long term. An analysis of the historical performance of equity and fixed income investments, together with current market factors such as the inflation and interest rates, are used to help us make the assumptions necessary to estimate a long-term rate of return on plan assets. Once this estimate is made, we review the portfolio of plan assets and make adjustments thereto that we believe are necessary to reflect a diversified blend of equity and fixed income investments that is capable of achieving the estimated long-term rate of return without assuming an unreasonable level of investment risk. We also compare the portfolio of plan assets to those of other pension plans to help us assess the suitability and appropriateness of the plan investments.

        In January 2004, we contributed $6,700 to the Pension Plan. This amount represents our estimate of the total amount we are required to contribute to the Pension Plan in 2004.

        During 2002, we recorded a $5,020 minimum pension liability adjustment with respect to our obligations under the Pension Plan and a corresponding $3,051 reduction in shareholders' equity, which was net of a $1,969 deferred tax asset. During 2003, we reduced our minimum pension liability by $1,029 as a result of obtaining an investment return on plan assets in excess of our original estimates, and we recorded a corresponding $425 increase in shareholders' equity, which was net of a $404 deferred tax asset.

        Retirement Savings Plan.    Our ESI 401(k) Plan, a defined contribution plan, covers substantially all of our employees. Our contributions under this 401(k) plan are made in the form of shares of our common stock. A plan participant cannot redirect our contributions to other plan investment options until the participant reaches age 55.

        Our ESI Excess Savings Plan, a non-qualified, unfunded deferred compensation plan, covers a select group of our management. The plan provides for salary deferral of contributions that the participants are unable to make under the ESI 401(k) Plan and our contributions that cannot be paid under the ESI 401(k) Plan due to federal statutory limits on the amount that an employee can contribute under a defined contribution plan. The practical effect of the ESI Excess Savings Plan is to provide a savings plan to all of our employees on a uniform basis.

        The costs of providing the benefits under the ESI 401(k) Plan and ESI Excess Savings Plan (including certain administrative costs of the plans) were $2,856 for the year ended December 31, 2003, $2,734 for the year ended December 31, 2002, and $2,572 for the year ended December 31, 2001.

7.     Stock Option and Key Employee Incentive Plans

        Under the 1994 Plan, a maximum of 810,000 shares of our common stock may be issued upon exercise of options. Under the 1997 Plan, a maximum of 1.5% of our outstanding common shares may be issued each year commencing in 1997, with any unissued shares issuable in later years. Under the 1997 Plan, a maximum of 8,100,000 shares of our common stock may be issued upon exercise of options and pursuant to other forms of awards. Under the 1999 Stock Plan, a maximum of 500,000 shares of our common stock may be issued upon exercise of options. Under all Plans, the option price may not be less than 100% of the fair market value of our common stock on the date of grant. Under the 1994 Plan and 1997 Plan, the options vest and become exercisable in three equal annual installments commencing with the first anniversary of the grant. Under the 1999 Stock Plan, the options vest and become exercisable on the first anniversary of the grant, except that options issued during 1999 were immediately vested and exercisable. The options outstanding, granted, forfeited and exercised for the three years ended December 31, 2003 are as follows:

	2003		2002		2001
	# of Shares	Weighted Average Option Price	# of Shares	Weighted Average Option Price	# of Shares	Weighted Average Option Price
Outstanding at beginning of year	3,791,415	$11.95	3,765,446	$10.38	3,422,000	$10.20
Granted	927,000	24.63	938,000	17.98	1,091,000	10.09
Forfeited	(61,674)	19.57	(26,670)	13.08	(63,012)	9.05
Exercised	(1,424,673)	9.84	(885,361)	11.63	(684,542)	10.15

Outstanding at end of year	3,232,068	$16.37	3,791,415	$11.95	3,765,446	$10.38

	Exercise Price Range
	$4.44-$5.97	$6.75-$9.72	$10.44-$15.45	$17.06-$25.15	$25.82-$31.45	$43.10-$51.15	Total
Options outstanding at end of year	67,500	795,447	422,384	1,845,737	78,000	23,000	3,232,068
Weighted average exercise price on options outstanding	$5.97	$8.78	$11.20	$20.34	$27.27	$49.04	$16.37
Weighted average remaining contractual life	2.1 years	6.7 years	4.1 years	8.0 years	9.4 years	9.8 years	7.1 years
Options exercisable at end of year	67,500	529,745	419,049	539,025	0	0	1,555,319
Weighted average exercise price on exercisable options outstanding	$5.97	$8.30	$11.17	$17.86	$—	$—	$12.29

        In January 2004, the Compensation Committee of our Board of Directors awarded additional stock options for 683,000 shares of our common stock. The effective date of this award was January 19, 2004 and the exercise price is $51.20 per share.

8.     Commitments and Contingent Liabilities

        Lease Commitments.    We lease most of our facilities under operating lease agreements. A majority of the operating leases contain renewal options that can be exercised after the initial lease term. Renewal options are generally for periods of one to five years. All operating leases will expire over the next 13 years and we expect that leases will be renewed or replaced by other leases in the normal course of business or that we may purchase the facilities. There are no material restrictions imposed by the lease agreements, and we have not entered into any significant guarantees related to the leases. We are required to make additional payments under the operating lease terms for taxes, insurance and other operating expenses incurred during the operating lease period.

        Rent expense was $26,748 for the year ended December 31, 2003, $29,421 for the year ended December 31, 2002, and $28,026 for the year ended December 31, 2001.

        Future minimum rental payments required under our operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003 are as follows:

2004	$26,254
2005	24,510
2006	21,397
2007	18,706
2008	18,138
Later Years	35,204

$144,209

        Future minimum rental payments related to equipment leases are not significant.

        Contingent Liabilities.    From 1994 through 1999, we entered into agreements with unaffiliated, private funding sources to provide supplemental loans to students to help pay the students' cost of education that federal and state financial aid sources did not cover. Some of these agreements required us to guarantee repayment of the supplemental student loans if the students fail to pay. The outstanding loans under these agreements at December 31, 2003 aggregated $1,350.

        We are subject to litigation in the ordinary course of our business. When we are aware of a claim or potential claim, we assess the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, we record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, we disclose the claim if the likelihood of a potential loss is reasonably possible and the amount involved is material.

        Among the legal actions currently pending is United States ex rel. Dan Graves and Susan Newman v. ITT Educational Services, Inc., et al. This action is a qui tam action that was filed on November 5, 1999 in the United States District Court for the Southern District of Texas by two former employees ("relators") on behalf of themselves and the federal government (the "Qui Tam Action"). The Qui Tam Action alleges, among other things, violations of the False Claims Act, 31 U.S.C. § 3730, by us, one of our employees and our independent auditor in connection with how we compensated our sales representatives. The relators seek various forms of recovery on behalf of themselves and the federal government, including: (a) treble the amount of unspecified damages sustained by the federal government; (b) a civil penalty of up to $10,000 for each violation of the False Claims Act; (c) double back pay for Susan Newman; and (d) attorney's fees, costs and interest.

        A qui tam action is a civil lawsuit brought by one or more individuals (a qui tam "relator") on behalf of the federal government for an alleged submission to the federal government of a false claim for payment. A qui tam action is always filed under seal and remains under seal until the U.S. Department of Justice ("DOJ") decides whether to intervene in the litigation. Whenever a relator files a qui tam action, the DOJ typically initiates an investigation in order to determine whether to intervene in the litigation. If the DOJ intervenes, it has primary control over the litigation. If the DOJ declines to intervene, the relator may pursue the litigation on behalf of the federal government and, if successful, receives a portion of the federal government's recovery.

        On May 25, 2001, the DOJ declined to intervene in the Qui Tam Action. On March 31, 2002, the court dismissed all of the claims against all of the defendants for failure to allege facts sufficient to support their claims and gave the relators 20 days to file an amended complaint. The relators filed an amended complaint on April 22, 2002 against all of the defendants. On March 31, 2003, the court issued a final judgment in the Qui Tam Action dismissing with prejudice all of the relators' claims against us and all of the other defendants for failure to state a claim. On April 28, 2003, the relators filed a notice of appeal to the United States Court of Appeals for the Fifth Judicial Circuit.

        In the opinion of our management, based on the information currently available to them, the ultimate outcome of the pending legal and other claims should not have a material adverse effect on our financial condition, results of operations or cash flows.

FINANCIAL STATEMENT SCHEDULES

ITT EDUCATIONAL SERVICES, INC.
VALUATION AND QUALIFYING ACCOUNTS
FOR THE THREE YEARS ENDED DECEMBER 31, 2003
(In thousands)

Description	Balance at Beginning of Period	Charged to Expenses	Write-offs	Balance at End of Period
Allowance for Doubtful Accounts:
Year Ended December 31, 2003	$1,810	$6,134	$(6,300)	$1,644
Year Ended December 31, 2002	$2,216	$6,872	$(7,278)	$1,810
Year Ended December 31, 2001	$3,419	$8,576	$(9,779)	$2,216
FFEL Reserve(1):
Year Ended December 31, 2003	$165	$(133)	$—	$32
Year Ended December 31, 2002	$85	$80	$—	$165
Year Ended December 31, 2001	$1,016	$85	$(1,016)	$85

(1)
Represents Federal Family Education Loan/Perkins Loan programs.

QUARTERLY RESULTS

ITT EDUCATIONAL SERVICES, INC.
QUARTERLY RESULTS
FOR 2003 AND 2002
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31	Year
2002
Revenues(a)	$105,112	$108,325	$117,746	$122,935	$454,118
Cost and expenses(a)	$95,232	$98,206	$98,909	$93,462	$385,809
Operating income	$9,880	$10,119	$18,837	$29,473	$68,309
Interest income, net	$487	$808	$755	$634	$2,684
Net income	$6,407	$6,753	$12,101	$18,593	$43,854
Earnings per share(b)
Basic	$0.14	$0.15	$0.26	$0.41	$0.96
Diluted	$0.14	$0.14	$0.26	$0.40	$0.94
2003
Revenues(a)	$119,000	$124,831	$134,382	$144,643	$522,856
Cost and expenses(a)	$105,331	$109,373	$109,176	$104,455	$428,335
Operating income	$13,669	$15,458	$25,206	$40,188	$94,521
Interest income, net	$448	$550	$551	$446	$1,995
Net income	$8,682	$9,845	$15,841	$24,490	$58,858
Earnings per share
Basic	$0.19	$0.22	$0.35	$0.54	$1.31
Diluted	$0.19	$0.21	$0.34	$0.52	$1.27

(a)
The reclassification of tuition revenue with respect to students who withdraw reduced revenues and cost of educational services by $12,418 in the year ended December 31, 2003 (i.e., $3,399 for the three months ended March 31, 2003, $2,681 for the three months ended June 30, 2003, $2,993 for the three months ended September 30, 2003 and $3,345 for the three months ended December 31, 2003) and $10,828 in the year ended December 31, 2002 (i.e., $2,431 for the three months ended March 31, 2002, $2,505 for the three months ended June 30, 2002, $2,763 for the three months ended September 30, 2002, and $3,129 for the three months ended December 31, 2002).

(b)
Earnings per share in all prior periods have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective June 6, 2002.

DIRECTORS AND EXECUTIVE OFFICERS

        Rene R. Champagne, age 62, has served as Chairman of ITT/ESI since October 1994 and Chief Executive Officer of ITT/ESI since September 1985. From September 1985 through December 2001, he also served as President of ITT/ESI. Mr. Champagne has been a Director of ITT/ESI since October 1985.

        Omer E. Waddles, age 44, has served as President and Chief Operating Officer of ITT/ESI since January 2002. From April 1999 through December 2001, he served as Executive Vice President of ITT/ESI. Mr. Waddles served as president of the Career College Association, a trade association, from October 1996 through March 1999. Mr. Waddles has been a Director of ITT/ESI since January 2002.

        Rand V. Araskog, age 72, served as chairman and chief executive officer of ITT Corporation ("ITT"), a diversified conglomerate, from 1980 until his retirement in February 1998. He is also a director of The Hartford Financial Services Group, Inc., ITT Industries, Inc. ("Old ITT") and Rayonier, Inc. Mr. Araskog has been a Director of ITT/ESI since April 1994.

        John F. Cozzi, age 42, has served as a managing director of AEA Investors LLC, a private equity firm, since January 2004. Mr. Cozzi served as a managing director of Arena Capital Partners, LLC, a private equity firm, from May 1999 through December 2003. He also served as a managing director in the investment banking division of Credit Suisse First Boston Corporation, an investment banking and financial services firm, from January 1989 through April 1999. Mr. Cozzi has been a Director of ITT/ESI since October 2003.

        John E. Dean, age 53, is a founding partner of the law firm Dean Blakey, established June 2002. From July 1995 through May 2002, Mr. Dean was a partner at the Dean, Blakey & Moskowitz law firm. Since June 2002, Mr. Dean has also served as a principal of Washington Partners, LLC, a public affairs firm. Mr. Dean has been a Director of ITT/ESI since December 1994.

        James D. Fowler, Jr., age 59, served as senior vice president and director, human resources of Old ITT, an industrial, commercial machinery and equipment company, from November 2000 until his retirement in October 2002. Mr. Fowler served as president of Fowler & Associates, a consulting firm, from February 1996 through October 2000. He also served as president of the Executive Leadership Council and Foundation ("ELCF"), a non-profit, non-partisan charitable and educational organization, from February 2000 through October 2000 and executive director and administrator of the ELCF from October 1997 through January 2000. Mr. Fowler has been a Director of ITT/ESI since April 1994.

        Joanna T. Lau, age 45, has served as chairperson and chief executive officer of Lau Acquisition Corporation (d/b/a LAU Technologies), a management consulting and investment firm, since March 1990. She is also a director of BostonFed Bancorp, Inc. Ms. Lau has been a Director of ITT/ESI since October 2003.

        Harris N. Miller, age 52, has served as president of the Information Technology Association of America, a trade association, since April 1995, and as president of the World Information Technology and Services Alliance, an association of trade associations, since April 1995. Mr. Miller has been a Director of ITT/ESI since July 1999.

        Daniel P. Weadock, age 64, has served as president of The International, a golf resort and conference center in Bolton, MA, since January 1999. Mr. Weadock has been a Director of ITT/ESI since April 1999.

        Vin Weber, age 51, has been a partner at Clark & Weinstock Inc., a management and public policy consulting firm, since 1994. He is vice chairman and co-founder of Empower America, a public interest group. Mr. Weber is also a senior fellow at the University of Minnesota's Humphrey Institute of Public Affairs and co-director of the Institute's Policy Forum. He is also a director of Department 56, Inc. Mr. Weber has been a Director of ITT/ESI since December 1994.

        Clark D. Elwood, age 43, has served as Senior Vice President of ITT/ESI since December 1996, Secretary of ITT/ESI since October 1992 and General Counsel of ITT/ESI since May 1991.

        Nina F. Esbin, age 47, has served as Senior Vice President, Human Resources of ITT/ESI since January 2004. From January 2003 through December 2003, she served as Vice President, Director Human Resources of ITT/ESI. Ms. Esbin was self-employed as a human resources consultant from December 2001 through December 2002. She served as Senior Vice President, Human Resources of RealMed Corporation, a healthcare technology company, from March 2000 through November 2001. Ms. Esbin served as Director, Human Resources of CIT Group Inc., a commercial and consumer finance company, from January 1999 through February 2000.

        Eugene W. Feichtner, age 48, has served as Senior Vice President, Operations of ITT/ESI since March 2004. From March 2002 through February 2004, he served as Vice President, National Operations Director of ITT/ESI. Mr. Feichtner served as a District Manager of ITT/ESI from June 1989 through February 2002.

        Martin A. Grossman, age 57, has served as Senior Vice President of ITT/ESI since July 2002 and Director of Marketing and Investor Relations of ITT/ESI since May 2002. He was self-employed as a consultant from October 2001 through April 2002. Mr. Grossman served as senior vice president of insurance products at Trilegiant Corp., a direct marketing company, from July 2001 through September 2001. He was self-employed as a consultant from August 2000 through June 2001. Mr. Grossman served as executive vice president for the U.S. Direct Marketing Group of Grolier Incorporated ("Grolier"), a publisher and direct marketing company, from August 1999 through July 2000. He also served as senior vice president of marketing for the U.S. Direct Marketing Group of Grolier from May 1997 through July 1999.

        Thomas W. Lauer, age 57, has served as Senior Vice President, Director of Operations of ITT/ESI since January 1993.

        Kevin M. Modany, age 37, has served as Chief Financial Officer of ITT/ESI since January 2003 and Senior Vice President of ITT/ESI since July 2002. From June 2002 through December 2002, he served as Director of Finance of ITT/ESI. Mr. Modany served as chief financial officer, chief operating officer and director of Cerebellum Software, Inc., a software development and professional services company, from October 2000 through May 2002. He also served as president and director of USA Clean, LLC, a distributor of products and chemicals for the textile care industry, from October 1998 through September 2000.

ITT EDUCATIONAL SERVICES, INC.
13000 NORTH MERIDIAN STREET
CARMEL, IN 46032-1404

P R O X Y

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Clark D. Elwood or Omer E. Waddles or Kevin M. Modany, as proxy, each with power to appoint his or her substitute and hereby authorizes each of them at the annual meeting of shareholders of ITT Educational Services, Inc. ("ITT/ESI") to be held at 9:00 a.m. on May 4, 2004 at The Jefferson Hotel, 1200 16th Street, NW, Washington, DC 20036, and at any adjournments thereof to vote all shares of ITT/ESI common stock which the undersigned could vote if personally present as designated on the reverse side of this proxy and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

Please specify your choices by marking the appropriate boxes on the reverse side of this proxy. The shares represented by this proxy will be voted as designated by you on the reverse side, or if no designation is made will be voted for proposals one and two. The proxy committee cannot vote your shares unless you sign and return this proxy.

SEE REVERSE SIDE	ITT EDUCATIONAL SERVICES, INC. P.O. Box 11170 NEW YORK, NY 10203-0170

\/    Detach Proxy Card Here    \/

Please mark, sign, date and Return this proxy promptly using the enclosed envelope.	☒ Votes MUST be indicated (x) in Black or Blue ink.

Directors recommend a vote FOR proposal one.

ONE: Election of Directors

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
Director Nominees: Rene R. Champagne, John F. Cozzi, James D. Fowler, Jr. and Harris N. Miller. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)	To change your address, please mark this box. ☐ To include any comments, please mark this box. ☐

*Exceptions

TWO: Approval of the amendment of ITT/ESI's Restated Certificate of Incorporation to increase the number of authorized shares of ITT/ESI common stock, $0.01 par value per share, from 150,000,000 to 350,000,000	FOR ☐	AGAINST ☐	ABSTAIN ☐	SCAN LINE
Note: Please add your title if you are signing for a corporation or other business entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.
Date Share Owner sign here Co-Owner sign here

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Table of Contents
PROXY STATEMENT
PROPOSAL ONE : ELECTION OF DIRECTORS
PROPOSAL TWO : AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
ADDITIONAL INFORMATION
  APPENDIX A
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ITT EDUCATIONAL SERVICES, INC.
  APPENDIX B
ITT EDUCATIONAL SERVICES, INC.'S 2003 ANNUAL REPORT TO SHAREHOLDERS
ITT EDUCATIONAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)